SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) §240.14a-12

Neffs Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
☐$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

Common Stock

2) Aggregate number of securities to which transaction applies:

13,976

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$286.00, which is the per share cash price to be paid in the transaction

4) Proposed maximum aggregate value of transaction:

$3,997,136

5) Total fee paid:

$800.00

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Preliminary Copy
NEFFS BANCORP, INC.
5629 ROUTE 873
NEFFS, PENNSYLVANIA 18065
(610) 767-3875

[Document Date]

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Neffs Bancorp, Inc., which will be held at 7:00 p.m., on [Meeting day], [Meeting date] at the NOVA Building, 2375 Levans Road, Coplay, Pennsylvania. I hope that you will be able to attend the meeting and I look forward to seeing you.  At the annual meeting, you will be asked to vote on a set of proposals that will allow for the termination of the registration of the Neffs Bancorp, Inc. Common Stock under federal securities laws and thereby eliminate the significant burden and expense required to comply with reporting requirements under those laws.

The proposals are designed to reduce the number of common shareholders of record to fewer than 300 persons, as required for termination of registration. The reduction in the number of shareholders will be accomplished through a merger transaction whereby a newly-formed, wholly-owned subsidiary of Neffs Bancorp, Inc. will be merged with and into Neffs Bancorp, Inc. (the “Merger”). The terms of this Merger have been set forth in a Plan of Reorganization and Agreement of Merger (the “Merger Agreement”). In connection with the Merger, Neffs Bancorp, Inc. proposes to amend its Articles of Incorporation to authorize the issuance of 1,000,000 shares of preferred stock, including 500,000 shares of a new class of Series A Preferred Stock, shares of which will be issued in the Merger. Copies of the Merger Agreement and the proposed amendment are attached as Appendices A and D, respectively, to the enclosed proxy statement.

At the effective time of the Merger: (i) each share of Common Stock then held by a shareholder of record who as of the record date for the annual meeting of shareholders (the “Record Date”) held 25 or fewer shares (a “First Tier Record Holder”) will be converted into the right to receive $286.00 in cash per share from the Company, as to the shares held of record on the Record Date; (ii) each share of Common Stock then held by a shareholder of record who as of the Record Date held more than 25 but fewer than 101 shares of Common Stock (a “Second Tier Record Holder”) will be converted into the right to receive, as to the shares held of record on the Record Date, at the election of the shareholder, either (a) the per share cash consideration of $286.00, or (b) one share of a newly authorized class of Series A Preferred Stock of the Company; and (iii) each share of Common Stock then held by a shareholder of record who as of the Record Date held 101 or more shares (a “Third Tier Record Holder”) will remain as outstanding Common Stock of the Company. In addition, if during the period between the Record Date and the effective time of the Merger, a First Tier Record Holder or a Second Tier Record Holder acquires any additional shares of Common Stock which are owned of record by such shareholder as of the effective time, each such additional share shall be converted into the right to receive one share of Series A Preferred Stock. Similarly, each share of Common Stock acquired by a shareholder after the Record Date who was not already a Third Tier Record Holder will be converted into the right to receive shares of Series A Preferred Stock on a share for share basis.

Your Board of Directors believes the proposed transaction is in the best interest of all shareholders and recommends that you vote FOR the approval of the Merger Agreement and the amendment to the Company’s Articles of Incorporation. The Merger Agreement must be approved by the affirmative vote of holders of at least 75% of the outstanding shares of Common Stock and the amendment to the Company’s Articles of Incorporation must be approved by the affirmative vote of a majority of votes cast at the annual meeting.

The annual meeting is also being held to elect three Class A directors to the Board of Directors, to ratify the selection of our independent registered public accounting firm for the year ending December 31, 2011 and to consider the adjournment of the annual meeting if necessary to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement. The Board of Directors recommends a vote FOR each matter to be considered.

Whether or not you plan to attend the annual meeting, please complete, sign and date the proxy card and return it in the envelope provided. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

Sincerely,

John J. Remaley
President and Chief Executive Officer

NEFFS BANCORP, INC.
5629 ROUTE 873
NEFFS, PENNSYLVANIA 18065
(610) 767-3875

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD [MEETING DATE]

Notice is hereby given that the annual meeting of shareholders of Neffs Bancorp, Inc. will be held at 7:00 p.m. on [Meeting day], [Meeting date] at the NOVA Building, 2375 Levans Road, Coplay, Pennsylvania, for the following purposes:

1.
To approve the Plan of Reorganization and Agreement of Merger between Neffs Bancorp, Inc. and NBI Merger Sub, Inc. (the “Merger Agreement”) pursuant to which NBI Merger Sub, Inc., a wholly-owned subsidiary of Neffs Bancorp, Inc., will merge with and into Neffs Bancorp, Inc. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger: (i) each share of Common Stock then held by a shareholder of record who as of the Record Date held 25 or fewer shares will be converted into the right to receive $286.00 in cash per share from the Company, as to the shares held of record on the Record Date; (ii) each share of Common Stock then held by a shareholder of record who as of the Record Date held more than 25 but fewer than 101 shares of Common Stock will be converted into the right to receive, as to the shares held of record on the Record Date, at the election of the shareholder, either (a) the per share cash consideration of $286.00, or (b) one share of a newly authorized class of Series A Preferred Stock of the Company; and (iii) each share of Common Stock then held by a shareholder of record who as of the Record Date held 101 or more shares will remain as outstanding Common Stock of the Company.

2.
To amend the Articles of Incorporation of the Company to authorize the issuance of 1,000,000 shares of preferred stock, including 500,000 shares of a new class of Series A Preferred Stock to be used in connection with the merger. A copy of the proposed amendment to the Articles of Incorporation is attached as Appendix D to the accompanying proxy statement.

3.	To elect three Class A directors to the Board of Directors.

4.	To ratify of the appointment of ParenteBeard LLC as independent registered public accounting firm for the year ending December 31, 2011.

5.
To approve the adjournment of the annual meeting of shareholders if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement.

6.	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors unanimously recommends that you vote “FOR” each matter to be considered.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. The Board of Directors has set the close of business on April 15, 2011, as the Record Date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

i

Whether or not you plan to attend the meeting, we request that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy. A proxy given by a shareholder may be revoked at any time before it is exercised. A proxy may be revoked by filing with the Secretary of Neffs Bancorp, Inc. a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the annual meeting may revoke his or her proxy and vote personally on each matter brought before the annual meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the annual meeting.

IF YOU ARE A SHAREHOLDER OWNING MORE THAN 25 BUT FEWER THAN 101 SHARES OF COMMON STOCK, YOU WILL NEED TO USE YOUR PROXY CARD TO MAKE THE ELECTION TO RECEIVE EITHER CASH OR SHARES OF SERIES A PREFERRED STOCK IN EXCHANGE FOR YOUR SHARES OF COMMON STOCK.

THE SHARES OF SERIES A PREFERRED STOCK OFFERED IN CONNECTION WITH THE TRANSACTION PROPOSED BY THIS PROXY STATEMENT ARE NOT DEPOSITS OR ACCOUNTS. THE SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR THE TRANSACTIONS CONTEMPLATED THEREBY OR HAS DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE SEC HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR THE TRANSACTIONS CONTEMPLATED THEREBY, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By Order of the Board of Directors of Neffs Bancorp, Inc.

David C. Matulevich, Secretary

Date: [Document Date]

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on [Meeting Date].

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2010 Annual Report of Neffs Bancorp, Inc. are available at http://www.neffsnatl.com/neffsbancorp.html.

ii

NEFFS BANCORP, INC.
5629 ROUTE 873
NEFFS, PENNSYLVANIA 18065
(610) 767-3875

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [MEETING DATE]

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Neffs Bancorp, Inc., which is sometimes herein referred to as the “Company,” to be voted at the annual meeting of Neffs Bancorp, Inc.’s shareholders to be held at the NOVA Building, 2375 Levans Road, Coplay, Pennsylvania, at 7:00 p.m. on [Meeting day], [Meeting date] (the “Annual Meeting”).

The purpose of the Annual Meeting is to elect three Class A nominees to the Board of Directors, to approve the Agreement and Plan of Merger, dated as of March 17, 2011, by and between Neffs Bancorp, Inc. and NBI Merger Sub, Inc., a newly-formed subsidiary of Neffs Bancorp, Inc. organized for the sole purpose of facilitating this proposed transaction, and to approve a related amendment to the Company’s Articles of Incorporation to authorize the issuance of preferred stock, to ratify the selection of our independent registered public accounting firm for the year ending December 31, 2011 and to approve the adjournment of the annual meeting of shareholders if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement.  Pursuant to the Merger Agreement, NBI Merger Sub, Inc. will merge with and into Neffs Bancorp, Inc., with Neffs Bancorp, Inc. continuing as the surviving corporation after the Merger. If Neffs Bancorp, Inc.’s shareholders approve the Merger Agreement and the amendment to the Articles of Incorporation, each shareholder of record:

•
holding 25 or fewer shares of Common Stock as of the shareholder Record Date (a “First Tier Record Holder”) will receive, as to the shares held of record on the Record Date, $286.00 in cash (the “Cash Consideration”), without interest, from the Company for each share of Common Stock held at the effective time of the Merger;

•
holding more than 25 shares of Common Stock but fewer than 101 shares of Common Stock as of the Record Date (a “Second Tier Record Holder”) will have the opportunity to elect to receive, as to the shares held of record on the Record Date, either: (i) the per share Cash Consideration of $286.00 for each share of Common Stock held at the effective time of the Merger; or (ii) one share of a newly authorized class of Series A Preferred Stock of the Company for each share of Common Stock held at the effective time of the Merger. Any such election must be made with respect to all the shares of Common Stock owned of record by the shareholder. Each such shareholder will be entitled to receive the amount of Cash Consideration or Series A Preferred Stock to which such shareholder is entitled following the consummation of the proposed transactions; and

•
holding 101 or more shares of Common Stock as of the shareholder Record Date (a “Third Tier Record Holder”) will continue to hold the same number of shares of Common Stock held at the effective time of the Merger.

In addition, if during the period between the Record Date and the effective time of the Merger, a First Tier Record Holder or a Second Tier Record Holder acquires by purchase, gift, bequest, or otherwise, any additional shares of Common Stock which are owned of record by such shareholder as of the effective time, each such additional share shall be converted into the right to receive one share of Series A Preferred Stock. Similarly, each share of Common Stock acquired by a shareholder after the Record Date who was not already a Third Tier Record Holder will be converted into the right to receive shares of Series A Preferred Stock on a share for share basis.

The Series A Preferred Stock, which will not be registered under the Securities Exchange Act of 1934, as amended, will possess limited voting rights, have a dividend and liquidation preference to the Common Stock and participate equally with the Common Stock in the event of a change in control of Neffs Bancorp, Inc., as more fully disclosed herein.

Shareholders are entitled to statutory dissenters’ rights with respect to the Merger, and to obtain the fair value for their Common Stock pursuant to Subchapter D of the Pennsylvania Business Corporation Law. A summary of the steps which you must take if you wish to exercise dissenters’ rights with respect to the Merger is set forth herein under the caption “Proposal I—The Merger—Rights of Dissenting Shareholders.”

Upon consummation of the Merger transaction, the Company anticipates it will have fewer than 300 shareholders of record of Common Stock.  As a result, we will be able to deregister the Company’s Common Stock with the Securities and Exchange Commission (the “SEC”) so that the Company will no longer be subject to the periodic reporting and related requirements mandated by the Securities Exchange Act of 1934, as amended.  Because fewer than 500 record shareholders will be holding shares of Series A Preferred Stock after the Merger, the Company does not intend to register that class of stock with the SEC under the Securities Exchange Act.

After the transaction, we anticipate that our Common Stock and our preferred stock will continue to be quoted on Pink OTC Markets Pink Quote, more commonly referred to as the “Pink Sheets.”

The Merger cannot occur unless the holders of at least 75% of the outstanding shares of Common Stock of Neffs Bancorp, Inc. approve the Merger Agreement and a majority of votes cast at the annual meeting are voted in favor of the amendment to the Company’s Articles of Incorporation. The directors and executive officers of Neffs Bancorp, Inc. are expected to vote in favor of the Merger.

This document provides you with detailed information about the proposed Merger, the proposed amendment to the Company’s Articles of Incorporation, the election of directors, the ratification of the appointment of our independent registered public accounting firm and the proposal to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement.

Please see “Where You Can Find More Information” for additional information about Neffs Bancorp, Inc. on file with the Securities and Exchange Commission.

NEITHER THE PROPOSED MERGER NOR THE SECURITIES OFFERED IN CONNECTION THEREWITH HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, NOR HAVE ANY OF SUCH REGULATORY ENTITIES PASSED ON THE ACCURACY, ADEQUACY OR COMPLETENESS OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF SERIES A PREFERRED STOCK OFFERED BY NEFFS BANCORP, INC. IN CONNECTION WITH THE PROPOSED TRANSACTION ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY OR COMPANY.

The date of this proxy statement is [Document Date]. We first mailed this proxy statement to the shareholders of Neffs Bancorp, Inc. on or about [mail date].

IMPORTANT NOTICES

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Merger is consummated.

Neffs Bancorp, Inc. makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Neffs Bancorp, Inc. after the Merger is effected. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

1.	changes in economic conditions, both nationally and in our primary market area;

2.	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

3.	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

4.	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

5.	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” “us,” and “the Company,” as used in this proxy statement, refer to Neffs Bancorp, Inc. and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

The words “Common Stock,” as used in this proxy statement, refer to the common stock of Neffs Bancorp, Inc.

The words “the Bank,” as used in this proxy statement, refer to The Neffs National Bank.

TABLE OF CONTENTS

SUMMARY TERM SHEET	7

Purpose Of The Transaction	7
Structure Of The Transaction	7
Amendment To Articles Of Incorporation; Terms Of The Series A Preferred Stock	8
Series A Preferred Stock Issued In Reliance On Exemption From Registration	9
Determination Of Shares “Held Of Record”	9
Election Procedures For Certain Shareholders	10
Vote Required To Approve The Merger Agreement And Amendment To The Articles of Incorporation	10
Recommendation Of The Board Of Directors	10
Danielson Associates, LLC’s Fairness Opinion	10
Potential Conflicts Of Interest Of Executive Officers And Directors	10
Dissenters’ Rights	11
Federal Income Tax Consequences	11
Accounting Treatment	11
Possible Effect of Proposed Transaction On Stock Price	12

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER	13

When And Where Is The Annual Meeting?	13
How Many Votes Do I Have?	13
How Many Votes Can Be Cast By All Shareholders?	13
Can I Change My Vote?	13
What Happens If The Meeting Is Adjourned To A Later Date?	13
Why Should I Vote To Approve The Plan Of Merger and the Related Amendment to the Articles of Incorporation?	13
How Will The Merger Affect The Day-To-Day Operations?	13
How Was The Cash Price For Shares Of The Common Stock Determined?	14
May I Obtain A Copy Of Danielson Associates, LLC’s Valuation Report and Going Private Analysis?	14
When Will The Merger Be Completed?	14
Should I Send In My Common Stock Certificates Now?	14
Who Can Help Answer My Questions?	14
What Do I Need To Do Now?	14

SPECIAL FACTORS	16

Purpose of the Merger Proposal	16
Alternatives Considered	17
Background Of The Merger Proposal	18
Reasons For The Merger Proposal	22
Opinion of Financial Advisor	24
Effects of the Proposed Transaction on the Company	34
Effects of the Transaction on Shareholders Generally	36
Additional Effects of Transaction on Affiliated Shareholders	39
Additional Effects of Transaction on Non-Affiliated Shareholders	40
Advantages of a Public Corporation	40
Recommendation Of Our Board Of Directors; Fairness of the Transaction	41
Purposes And Reasons Of NBI Merger Sub, Inc. For The Merger Proposal	46
Material U.S. Federal Income Tax Consequences Of The Merger	47

SELECTED CONSOLIDATED FINANCIAL DATA OF NEFFS BANCORP, INC.	49

PRO FORMA EFFECT OF THE MERGER AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)	51

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS	56

Revocation Of Proxies	56
Voting Securities And Method Of Counting Votes	56
Security Ownership Of Certain Beneficial Owners	57

PROPOSAL I — THE MERGER	58

Structure Of The Merger	58
Determination Of The Terms Of The Merger	60
Interests Of Certain Persons In The Merger	60
Past Contacts, Transactions, Negotiations And Agreements	61
Source Of Funds And Expenses	61
Fees And Expenses Of The Merger	62
Effective Time Of The Merger	62
Election To Receive Cash Or Series A Preferred Shares	62
Conversion And Exchange Of Stock Certificates	63
Conditions To Consummation Of The Merger	63
Amendment Or Termination Of The Merger Agreement	63
Regulatory Requirements	64
Rights Of Dissenting Shareholders	64
Termination Of Securities Exchange Act Registration	66

PROPOSAL II — AMENDMENT TO ARTICLES OF INCORPORATION	68

Preferred Stock	68
Series A Preferred Stock	68
Common Stock	69
Anti-Takeover Measures Currently In Place	70
Dividend Policy	71

PROPOSAL III — ELECTION OF DIRECTORS	72

Beneficial Share Ownership of Directors, Nominees And Executive Officers	73
Corporate Governance	74
Officers of the Corporation	74
Meetings And Committees Of The Board of Directors	75
Shareholder Communications	76
Code Of Ethics	76
Audit Committee Report	76
Executive Compensation	77
Directors’ Compensation	79
Section 16(a) Beneficial Ownership Reporting Compliance	79
Transactions With Certain Related Persons	79

PROPOSAL IV — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	80

PROPOSAL V — ADJOURNMENT OF THE ANNUAL MEETING	80

INFORMATION ABOUT NEFFS BANCORP, INC. AND ITS AFFILIATES	81

General	81
Additional Information About Neffs Bancorp, Inc.	81
NBI Merger Sub, Inc.	81
Legal Proceedings	81
Voting Securities Held By the Directors and Executive Officers Of Neffs Bancorp, Inc.	82
Recent Affiliate Transactions In Neffs Bancorp, Inc. Stock	83
Stock Repurchases By Neffs Bancorp, Inc.	83
Market For Common Stock And Dividend Information	83

FINANCIAL AND OTHER INFORMATION	83

STOCKHOLDER PROPOSALS	83

MISCELLANEOUS	84

OTHER MATTERS	84

WHERE YOU CAN FIND MORE INFORMATION	84

APPENDICES

Appendix A	Plan of Reorganization and Agreement of Merger Between Neffs Bancorp, Inc. and NBI Merger Sub, Inc.

Appendix B	Pennsylvania Business Corporation Law Provisions Related to Dissenters’ Rights

Appendix C	Fairness Opinion of Danielson Associates, LLC

Appendix D	Articles of Amendment to the Articles of Incorporation of Neffs Bancorp, Inc.

Appendix E	Neffs Bancorp, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2010

SUMMARY TERM SHEET

This summary term sheet, together with the following Questions and Answers section, highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the Merger are contained in the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement.

Purpose Of The Transaction

Shareholders are being asked to consider and vote to approve a transaction that will reduce the total number of record holders of Common Stock of the Company to less than 300. This will allow the Company to terminate its status as a reporting company and avoid the reporting and other SEC filing requirements. The Board of Directors believes that the burden and expense associated with being an SEC reporting company outweigh any advantage of remaining an SEC reporting company. For more information, see the section captioned “Special Factors—Purpose of the Merger Proposal” beginning on page 16 of this proxy statement.

Structure Of The Transaction

The transaction will be accomplished through a merger transaction whereby a newly-created, wholly-owned subsidiary of Neffs Bancorp, Inc., called NBI Merger Sub, Inc., will be merged with and into Neffs Bancorp, Inc. (the “Merger”). At the effective time of the Merger:

•
each share of Common Stock then held by a shareholder of record who as of the Record Date held 25 or fewer shares (a “First Tier Record Holder”) will be converted into the right to receive $286.00 in cash per share (the “Cash Consideration”), as to the shares held of record on the Record Date. Those shareholders will cease to have any ownership interest in Neffs Bancorp, Inc.;

•
each share of Common Stock then held by a shareholder of record who as of the Record Date held more than 25 but fewer than 101 shares of Common Stock (a “Second Tier Record Holder”) will be converted into the right to receive, as to the shares held of record on the Record Date, at the election of the shareholder, either: (i) the per share Cash Consideration; or (ii) one share of a newly authorized class of Series A Preferred Stock of the Company; and

•
each share of Common Stock then held by a shareholder of record who as of the Record Date held 101 or more shares (a “Third Tier Record Holder”) will continue to represent one share of the Company’s Common Stock following the Merger.

In addition, if during the period between the Record Date and the effective time of the Merger, a First Tier Record Holder or a Second Tier Record Holder acquires by purchase, gift, bequest, or otherwise, any additional shares of Common Stock which are owned of record by such shareholder as of the effective time, each such additional share shall be converted into the right to receive one share of Series A Preferred Stock. Similarly, each share of Common Stock acquired by a shareholder after the Record Date who was not already a Third Tier Record Holder will be converted into the right to receive shares of Series A Preferred Stock on a share for share basis.

The Company reserves the right to limit the amount of cash payable in the transaction to $3.5 million, which would enable all shares held by record shareholders owning 25 or fewer shares and _________% of all shares held by record shareholders owning more than 25 shares but fewer than 101 shares as of March 17, 2011 to receive $286.00 in cash per share. At the time of election, if there are more recordholders holding more than 25 but fewer than 101 shares of Common Stock as of the Record Date electing cash than is available, priority will be given first to such shareholders of record as of the Record Date who were also holders of record as of March 17, 2011, the date of adoption of the Merger Agreement by the Board of Directors, and second to such shareholders owning the fewest number of shares of record as of the Record Date.  The cash limit will not be applicable if, at the time of election, recordholders holding more than 25 but fewer than 101 shares of Common Stock as of the Record Date elect cash that, when combined with the cash to be paid to record shareholders owning 25 or fewer shares, results in cash payments that would be less than $3.5 million.

The Board decided on this structure because it allows the Company to meet its objective of reducing the number of its common shareholders of record to below 300, while also providing a significant number of shareholders (i.e., the approximately [second tier shareholders] shareholders in the 26 to 100 shares of Common Stock range) with the option of retaining an economic interest in the Company, should they choose to do so. The Board determined not to provide this option to the shareholders owning 25 or fewer shares of Common Stock because to do so allowed for the possibility that the total number of record holders of Series A Preferred Stock would exceed 500 following the proposed transactions, thereby requiring the Company to continue to meet the SEC reporting and filing requirements. Additionally, the Board determined that cashing out the approximately [first tier shareholders] holders of 25 or fewer shares of Common Stock was appropriate due to the inordinate consumption of resources by this group relative to its aggregate ownership of approximately [first tier ownership %]% of the Company’s Common Stock.

For more information, see the section captioned “Proposal I—The Merger—Structure of the Merger” beginning on page 58 of this proxy statement.

Amendment To Articles Of Incorporation; Terms Of The Series A Preferred Stock

In connection with the Merger, shareholders are also being asked to consider and vote to approve an amendment to the Company’s Articles of Incorporation to authorize the issuance of 1,000,000 shares of preferred stock, including up to 500,000 shares of Series A Preferred Stock. The Company estimates that up to approximately [Series A Issued] shares of Series A Preferred Stock will be issued in the Merger, assuming all shareholders of record as of the Record Date owning more than 25 but fewer than 101 shares of the Company’s Common Stock elect to receive the Series A Preferred Stock. Additional shares of Series A Preferred Stock may be issued, if necessary, in exchange for shares of Common Stock acquired after the Record Date and held of record immediately prior to the effective time of the Merger

The Series A Preferred Stock has substantially different rights and limitations from our Common Stock with respect to voting, dividends, liquidation and other matters. Holders of Series A Preferred Stock will not be entitled to voting rights, except (i) as required by law or (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Company, or other business combination involving the Company, in which the holders of Common Stock are entitled to vote. No dividends will be paid to common shareholders unless a dividend of no less than equal value is also paid to those persons owning Series A Preferred Stock. Holders of Series A Preferred Stock will receive a preferential payment upon the dissolution or liquidation of the Company. All shares of Series A Preferred Stock will automatically be converted to Common Stock upon a change of control event, as defined in the amendment to the Articles of Incorporation. The Series A Preferred Stock will also be callable by the Company after the fifth year following the date of issuance. In the event such shares are called, each share of Series A Preferred Stock will be converted into a share of Company Common Stock on a share for share basis. Shares of Series A Preferred Stock are not insured by the Federal Deposit Insurance Corporation.

A general comparison of the terms of the Common Stock and the Series A Preferred Stock is provided below. See “Proposal II—Amendment to Articles of Incorporation” beginning on page 68 of this proxy statement for more information on the relative rights and preferences of the Series A Preferred Stock.

Term Comparison Chart

Term	Common Stock	Series A Preferred Stock
Voting Rights	One vote on all matters per share; no cumulative voting in the election of directors	None, except as required by law and upon mergers and similar transactions in which holders of common stock are entitled to vote
Preemptive Rights	None	None
Dividend Rights	As declared by the Board out of funds legally available therefore; no dividend payable unless first paid to holders of Series A Preferred Stock	As declared by the Board out of funds legally available therefore; preference over holders of Common Stock
Conversion Rights	None	Converts on a share for share basis into Common Stock in the event of a “Change in Control”
Transfer Rights	Freely transferable	Freely transferable
Liquidation Rights	Subordinated to holders of Series A Preferred Stock	Preference over holders of Common Stock
Callability	Not callable	Callable at Company’s option after 5th year following issuance
Antidilution Rights	None	Adjustments tied to adjustments in the number of outstanding shares of Common Stock
Term	Perpetual Term	Perpetual Term

Given the general terms and anticipated illiquidity of the Series A Preferred Stock, and the fact that the Series A Preferred Stock may trade at a discount, possibly a significant discount, to the Common Stock, shareholders owning more than 25 but fewer than 101 shares of Common Stock are strongly advised to consider the suitability of an investment in shares of the Series A Preferred Stock.

Series A Preferred Stock Issued In Reliance On Exemption From Registration

We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available to the Merger because we are only issuing the Series A stock to our holders of Common Stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.

Determination Of Shares “Held Of Record”

Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Merger is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually; as a joint tenant with someone else; as trustee; and in an individual retirement account, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on behalf of several individual shareholders are held of record by one shareholder, the broker. As a result, a single shareholder with 101 or more shares held in various accounts could receive cash and/or Series A Preferred Stock in the Merger for all of his or her shares if those accounts individually hold fewer than 101 shares.

Election Procedures For Certain Shareholders

If you are a shareholder who, as of the Record Date, held more than 25 shares of Common Stock but fewer than 101 shares of Common Stock, you must make your election regarding the receipt of the Cash Consideration or the Series A Preferred Stock on the proxy card provided with this proxy statement. You may elect to receive either the Cash Consideration or the Series A Preferred Stock in exchange for all of your shares of Common Stock. If you fail to return the enclosed proxy card or if you return the card but fail to specify any election on the proxy card, you will be deemed to have elected to receive the Series A Preferred Stock in exchange for your Common Stock.  For more information, see the section captioned “Proposal I – The Merger – Structure of the Merger – Shares held by shareholders of record owning more than 25 shares but fewer than 101 shares as of the Record Date,” beginning on page 58 of this proxy statement.

Vote Required To Approve The Merger Agreement And Amendment To The Articles of Incorporation

The Merger Agreement must be approved by the affirmative vote of holders of at least 75% of the outstanding shares of Common Stock of Neffs Bancorp, Inc. The amendment to the Company’s Articles of Incorporation to authorize the new class of Series A Preferred Stock must be approved by the affirmative vote of a majority of votes cast the annual meeting.

The record date for determining who is entitled to vote at the annual meeting has been fixed as the close of business on April 15, 2011. On that date, there were 178,430 shares of Common Stock outstanding. As of the Record Date, the directors and executive officers of the Company own approximately 22.7% of the Company’s outstanding Common Stock. Each of Neffs Bancorp, Inc.’s directors and executive officers intends to vote in favor of the Merger proposal and the Amendment to the Articles of Incorporation.

For more information, see the section captioned “Information Regarding the Annual Meeting of Shareholders” beginning on page 56 of this proxy statement.

Recommendation Of The Board Of Directors

The Board of Directors of Neffs Bancorp, Inc. has unanimously approved the Merger Agreement and the amendment to the Company’s Articles of Incorporation and recommends that you vote to approve the Merger Agreement and the amendment to the Articles of Incorporation. The Board of Directors believes that the Merger and related transactions pursuant to which Neffs Bancorp, Inc. will deregister with the Securities and Exchange Commission, are fair to Neffs Bancorp, Inc. and its unaffiliated shareholders. For more information, see the section captioned “Special Factors—Recommendation of our Board of Directors; Fairness of the Transaction” beginning on page 41 of this proxy statement.

Danielson Associates, LLC’s Fairness Opinion

Danielson Associates, LLC, Neffs Bancorp, Inc.’s independent financial advisor, delivered to the Board of Directors a written opinion dated March 17, 2011, stating that the Cash Consideration to be paid in connection with this Merger is fair from a financial point of view to the shareholders of the Company, including both shareholders who receive the Cash Consideration and those who will remain as shareholders of the Company. The full text of this opinion is attached as Appendix C to this proxy statement. For more information, also see the section captioned “Special Factors—Opinion of Financial Advisor” beginning on page 24 of this proxy statement.

Potential Conflicts Of Interest Of Executive Officers And Directors

The executive officers and directors of Neffs Bancorp, Inc. and The Neffs National Bank may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest. For example, each member of the Board of Directors and each executive officer will increase their percentage ownership interest of the Common Stock as a result of the completion of the Merger. The following table sets forth information as of the Record Date with respect to each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the Merger. The information provided below assumes 178,430 issued and outstanding shares of Common Stock prior to the Merger, and [pro forma shares] shares of Common Stock issued and outstanding following the Merger.

	Prior to Merger		After Merger
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

Robert B. Heintzelman	2,180	1.2%
John J. Remaley	10,943	6.1
Duane A. Schleicher	2,401	1.3
Kevin A. Schmidt	1,037	*
John F. Sharkey, Jr.	1,343	*
John F. Simock	1,708	*
Dean H. Snyder	14,740	8.3
Mary Ann Wagner	6,195	3.5
Michael J. Bailey	20	*
David C. Matulevich	20	*
All directors and executive officers as a group (10 persons)	40,587	22.7%		[pro forma ownership%]

*	Less than 1%
(1)	The address of each beneficial owner is 5629 Route 873, Neffs, Pennsylvania 18065.

Dissenters’ Rights

In connection with the Merger, shareholders of record of the Company, including those shareholders retaining their shares of Common Stock, are entitled to exercise dissenters’ rights to appraisal pursuant to Subchapter D of the Pennsylvania Business Corporation Law. Such shareholders have the right to dissent from the Merger and to receive payment in cash for the appraised fair value of the Company’s shares of Common Stock. In order to do this, a shareholder of record must precisely follow the required statutory procedures under Pennsylvania law.

The procedures for perfecting dissenters’ rights and receiving the fair cash value of dissenting shares pursuant to Subchapter D of the Pennsylvania Business Corporation Law are described more fully in the section captioned “Proposal I—The Merger—Rights of Dissenting Shareholders” beginning on page 64 of this proxy statement. A copy of the applicable dissenters’ rights provisions of Pennsylvania law is also provided as Appendix B to this proxy statement. FAILURE TO COMPLY PRECISELY WITH ALL PROCEDURES REQUIRED BY PENNSYLVANIA LAW MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS.

The Board of Directors has reserved the right to terminate this transaction in the event that 5% or more of the outstanding shares of Company’s Common Stock exercise dissenters’ rights.

Federal Income Tax Consequences

A shareholder who receives cash in the Merger will generally be taxed on receipt of the Merger Consideration if and to the extent that the amount received exceeds the tax basis in the Common Stock. The receipt of Series A Preferred Stock in the Merger will generally be a non-taxable event. Determining the tax consequences of the Merger can be complicated. You should consult your financial and tax advisors in order to understand fully how the Merger will affect you. For more information, see the section captioned “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement.

Accounting Treatment

The Merger is between the Company and a wholly-owned shell subsidiary that has no assets or liabilities. Except for the shareholders that will receive Cash Consideration, the Merger is an exchange of equity interests between related entities. Therefore, for accounting purposes, the reporting basis of the assets and liabilities would not change.

Possible Effect of Proposed Transaction On Stock Price

The number of shares of Common Stock outstanding, as well as the number of common shareholders will decrease, which may decrease the number of persons willing to actively buy and sell shares of Common Stock and the number of shares available for sale. Likewise, although there may be more persons owning the Series A Preferred Stock than shares of Common Stock, there will be fewer Series A Preferred Shares issued, outstanding and available for trading. These factors, in addition to negatively effecting liquidity, may adversely effect the price at which the Common Stock and the Series A Preferred Stock may trade in the future. In addition, securities with limited voting rights, such as the Series A Preferred Stock, may trade at a discount to similar securities with voting rights.

QUESTIONS AND ANSWERS ABOUT
THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address commonly asked questions regarding the annual meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

When And Where Is The Annual Meeting?

The meeting will be held on [Meeting day], [Meeting date], at 7:00 p.m., local time, at the NOVA Building, 2375 Levans Road, Coplay, Pennsylvania.

How Many Votes Do I Have?

You will have one vote for every share of Common Stock you owned on the Record Date.

How Many Votes Can Be Cast By All Shareholders?

As of the Record Date, 178,430 shares of Common Stock were issued and outstanding and held of record by approximately ____________ shareholders.

Can I Change My Vote?

Yes, just send in a new proxy with a later date, or send a written notice of revocation to the Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can deliver a written revocation of your proxy to the Secretary at the meeting. However, if your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

What Happens If The Meeting Is Adjourned To A Later Date?

Your proxy will be good and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Why Should I Vote To Approve The Plan Of Merger and the Related Amendment to the Articles of Incorporation?

The Board of Directors believes that the Merger and the related amendment to the Articles of Incorporation are in the best interests of all Neffs Bancorp, Inc. shareholders. The Merger is expected to reduce the number of record holders of shares of Common Stock to below 300 persons, which will then allow termination of the registration of the Common Stock under the Securities Exchange Act of 1934, as amended. The Board believes that the monetary expense and the burdens incident to continued compliance with the Securities Exchange Act significantly outweigh any benefits derived from continued registration of the shares.

How Will The Merger Affect The Day-To-Day Operations?

The Merger will have very little effect on the operations of either Neffs Bancorp, Inc. or The Neffs National Bank, its wholly owned subsidiary. The Neffs National Bank will continue to conduct its existing operations in the same manner as now conducted. Except with respect to the Amendment to the Company’s Articles of Incorporation to provide for the newly authorized Series A Preferred Stock, the charter documents of the Company will remain in effect and unchanged by the Merger. No changes to the charter documents of The Neffs National Bank are proposed in connection with the Merger. The deposits of The Neffs National Bank will continue to be insured by the Federal Deposit Insurance Corporation. After the Merger is completed, the current officers and directors of The Neffs National Bank will continue to hold the positions each now holds with The Neffs National Bank, and The Neffs National Bank will continue to be regulated by the same agencies as before the Merger. The only significant change in operations will be that Neffs Bancorp, Inc. will no longer file reports and proxy statements with the SEC.

How Was The Cash Price For Shares Of The Common Stock Determined?

The Board of Directors retained Danielson Associates, LLC, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the Board in determining a fair price for the shares of Common Stock to be purchased by Neffs Bancorp, Inc. in the Merger transaction. Danielson Associates, LLC delivered a valuation report to the Board valuing the Common Stock at between $255.00 and $275.00 per share. In the context of a going private transaction such as the Merger, Danielson Associates, LLC concluded that a fair value was within the range of $276.00 and $296.00 per share. The Board of Directors considered the independent valuation and other factors and determined that the Cash Consideration under the Merger Agreement should be $286.00 per share. Subsequently, Danielson Associates, LLC issued an opinion to the Board of Directors that the cash consideration to be paid under the Merger Agreement was fair, from a financial point of view, to all shareholders of the Company, including both shareholders who receive the Cash Consideration and shareholders who will continue as shareholders of the Company. A copy of the fairness opinion of Danielson Associates, LLC is attached as Appendix C to this proxy statement.

May I Obtain A Copy Of Danielson Associates, LLC’s Valuation Report and Going Private Analysis?

In connection with Danielson Associates, LLC’s fairness opinion, Danielson Associates, LLC prepared and delivered to Neffs Bancorp, Inc. a valuation report and going private analysis that details the valuation principles and methodologies used to determine the fairness of the Cash Consideration. You or your representative (designated in writing) may inspect a copy of these reports at The Neffs National Bank’s main office during regular business hours, or you may request a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement.

The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Neffs Bancorp, Inc., who file electronically with the SEC. The address of that site is http://www.sec.gov. Neffs Bancorp, Inc. has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

When Will The Merger Be Completed?

We plan to complete the transaction during the second quarter of 2011, or shortly thereafter, so that registration of the Common Stock can also be terminated in the second quarter of 2011 (or shortly thereafter).

Should I Send In My Common Stock Certificates Now?

No. After the Merger transaction is completed, all shareholders owning fewer than 101 of the Company’s Common Stock will receive written instructions for exchanging their Common Stock certificates for the Cash Consideration or shares of Series A Preferred Stock, as the case may be.

Who Can Help Answer My Questions?

If you have any questions about the annual meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact Kevin A. Schmidt, the Company’s Vice President, or David C. Matulevich, the Company’s Secretary/Treasurer, at (610) 767-3875. Written requests can be made to the attention of Messrs. Schmidt or Matulevich at the following address: Neffs Bancorp, Inc., 5629 Route 873, Neffs, Pennsylvania 18065.

What Do I Need To Do Now?

Complete, sign and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the proposed amendment to the Company’s Articles of Incorporation authorizing the new Series A Preferred Stock,

“FOR” each of the nominees for director listed in this proxy statement, “FOR” the ratification of the appointment of ParenteBeard LLC as independent registered public accounting firm for the year ending December 31, 2011 and “FOR” the adjournment of the annual meeting in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement.

If you are a shareholder who holds of record more than 25 but fewer than 101 shares of Common Stock, you must make your election to receive the Cash Consideration or shares of Series A Preferred Stock on the proxy card provided with this proxy statement. Any such election must be made with respect to all shares of Common Stock owned of record by such shareholder. If you fail to return a proxy card or if you return a card but fail to specify your election on the proxy card, you will be deemed to have elected to receive the Series A Preferred Stock in exchange for your Common Stock.

For a more complete description of voting at the shareholders’ meeting, see the section entitled “Information Regarding the Annual Meeting of Shareholders.”

SPECIAL FACTORS

Purpose of the Merger Proposal

The primary purpose of the Merger is to enable us to terminate the registration of our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. Although we intend to keep our holders of Common Stock and Series A Preferred Stock informed as to our business and financial status after the Merger, we anticipate that deregistration will enable us to save significant accounting, legal and administrative expenses relating to our public disclosure and reporting requirements under the Securities Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders since the Series A Preferred Stock will have limited voting rights.

After the Merger, we intend to keep our common and Series A shareholders informed about our business and financial condition by delivering annual audited financial statements to them. Moreover, our business operations are primarily conducted through our banking subsidiary, The Neffs National Bank, which is required to file quarterly financial reports with the Federal Deposit Insurance Corporation. These reports are available online at www.fdic.gov.

As a non-SEC registered company our financial reporting processes will be significantly simplified since we will no longer be required to comply with disclosure and reporting requirements under the Securities Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, Board of Directors and management team; having these reports reviewed by outside counsel and independent auditors; and documenting, testing and reporting on our internal control structure.

In particular, as a non-SEC registered company, we will no longer be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or proxy statements with the SEC. The Form 10-K and proxy statement rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership, which are not required in our financial reports to the Federal Deposit Insurance Corporation or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the Federal Deposit Insurance Corporation. Currently, our external auditors perform detailed reviews of management’s discussion and analysis of our financial results to assure consistency with audited financial statements and to ensure we are in compliance with applicable disclosure requirements.

We incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports and proxy statements. As a result of the elimination of the disclosure and reporting requirements under the Securities Exchange Act, we estimate that we will save approximately $66,000 per year in management time and $65,000 per year in legal and accounting fees.

Furthermore, as a non-SEC registered company, we will not be required to comply with Section 404(a) of the Sarbanes-Oxley Act, which requires that we document, test and assess our internal control structure.  We estimate that we incur approximately $10,000 annually in consulting, compensation and accounting expenses related to compliance with Section 404(a) of the Sarbanes-Oxley Act.  If we deregister our Common Stock, we will not incur these expenses.

Additionally, we are currently required to file proxy statements and periodic reports electronically with the SEC through the SEC’s “EDGAR” filing system. We incur substantial expense in converting documents to be filed with the SEC into an EDGAR format. By terminating our reporting requirements with the SEC, we will be able to save approximately $4,000 per year in costs related to preparing documents for filing via the EDGAR system.

We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention which could otherwise be deployed toward revenue-enhancing activities.

Our estimated cost of compliance with the Securities Exchange Act and the Sarbanes-Oxley Act is substantial, representing an estimated direct and indirect annual cost to us of approximately $146,000. Our anticipated cost savings are quantified in more detail under “Reasons for the Merger Proposal” on page 22.

As of March 17, 2011, Neffs Bancorp, Inc. had approximately 629 shareholders of record of Common Stock, but approximately 59.3% of the outstanding shares as of that date were held by approximately 30 shareholders. Additionally, of our 629 common shareholders of record, approximately 164 shareholders each held more than 25 but fewer than 101 shares, for an aggregate of approximately 6.3% of our outstanding Common Stock as of March 17, 2011.  In addition, approximately 262 shareholders of record each held 25 or fewer shares, for an aggregate of approximately 1.6% of our outstanding Common Stock. As a result, there is a limited market for the Company’s shares and the Board of Directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our Common Stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

We believe that our limited trading market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

The Merger is designed to reduce the number of our common shareholders of record to below 300, which will enable us to terminate our registration under the Securities Exchange Act. Given the compliance costs related to our registration under the Securities Exchange Act and the limited trading market for our Common Stock, the Board of Directors believes Neffs Bancorp, Inc. receives little relative benefit from being registered under the Securities Exchange Act. We believe the Merger will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act as well as the Sarbanes-Oxley Act and the Dodd-Frank Act.

Alternatives Considered

Staying Public. Prior to recommending the Merger to our shareholders, the Board of Directors first considered other alternatives, including remaining a reporting company under the Securities Exchange Act. For the reasons discussed above, the Board felt that the costs and burdens of remaining a reporting company under the Securities Exchange Act no longer justified its benefits to Neffs Bancorp, Inc. and its shareholders. The Board could not determine an alternative for significantly reducing its on-going and anticipated costs and burdens resulting from qualifying as a reporting company other than terminating its Securities Exchange Act registration.

Once the Board determined that the Company should reduce the number of shareholders below 300 so that it could deregister the Company’s Common Stock with the SEC, it considered several alternatives to achieve that objective including (i) a tender offer to holders of Company Common Stock, (ii) a reverse stock split, (iii) a traditional cash out merger, and (iv) a stock repurchase plan. The Board rejected these alternatives because we believe that the Merger would be the most shareholder-friendly, while, at the same time, being equally or more effective as the other alternatives and a cost efficient manner to reduce the number of Company common shareholders comfortably below the 300 shareholder threshold.

Issuer Tender Offer. We considered the possibility of an issuer tender offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in Neffs Bancorp, Inc. Common Stock being held by fewer than 300 shareholders of record.

As a result of the uncertainty about the number of common shareholders that would be reduced, and the fact that we might fail to accomplish our objective of reducing the number of shareholders to fewer than 300, and the expected costs of a tender offer, the Board rejected this alternative.

Reverse Stock Split. Another alternative considered by the Board of Directors was a reverse stock split. Under this alternative, the Company would file (subject to shareholder approval) an amendment to its Articles of Incorporation which would authorize a reverse stock split and the cash out of any fractional shares created as a result. For example, if we were to use the same threshold number of shares in the reverse stock split (101), at the effective time of the reverse stock split, for every 101 shares owned by a shareholder, that shareholder would receive one (1) share of Common Stock. All holders of less than 101 shares would be cashed out. Following the reverse stock split, the Company would likely engage in a forward stock split (e.g. 101-for-1).

This alternative provides certainty in that the Board would be able to estimate the number of shareholders who would be completely cashed out, thus reducing the number of record shareholders. However, this option would be more costly than the Merger because all fractional shares would be cashed out, even if they are owned by persons who would remain shareholders after the forward stock split. Also, this alternative did not provide the holders owning more than 25 but less than 101 shares of record the alternative to remain as equity owners of the Company. Rather, they would be forced to cash out at the price determined by the Board of Directors.

Traditional Cash Out Merger. An alternative similar to the reverse stock split is coordinating a merger with a shell corporation and reissuing Common Stock and/or cash to the shareholders of the newly merged entity. Under this alternative, the share exchange could be structured such that shareholders owning less than 101 shares of our Common Stock prior to the Merger would be cashed out, and shareholders owning 101 or more shares would retain their shares of Common Stock. This merger structure is substantially the same as the reverse stock split, and as a result was not preferred for the reasons discussed above in the discussion regarding reverse stock splits.

Stock Repurchase Plan. The Board also considered going into the open market and repurchasing stock from shareholders willing to sell their shares. There is no guaranty that a stock repurchase plan would result in any reduction of the number of record shareholders within the time period required to accomplish our objectives.

Background Of The Merger Proposal

Neffs Bancorp, Inc. was organized in March 1986 at the direction of the Board of Directors of The Neffs National Bank for the purpose of acting as the stock holding company of The Neffs National Bank. The holding company reorganization was completed in October 1986.

The Company has filed reports under the Securities Exchange Act since 2001. These reports include annual, quarterly and current reports presenting and analyzing the Company’s business, financial condition, results of operations and management structure; ongoing reports regarding insiders’ stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although our public reporting obligations have existed for several years, the Sarbanes-Oxley Act and the Dodd-Frank Act have added several reporting and procedural requirements that have become effective at various points during the past several years or will become effective in future years. As a result of the Sarbanes-Oxley Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our Board committees.  We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. As a result of these new requirements, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. As a result of the Dodd-Frank act, we would become subject to heightened disclosure obligations with respect to executive compensation.  In addition to the substantial indirect costs in management time, costs associated with our reporting obligations include securities counsel fees, auditor fees, costs of printing and mailing shareholder documents, and specialized word processing and filing costs. See “Reasons for the Merger Proposal” on page 22.

From time to time, the Board of Directors has discussed the relative benefits and costs, both direct and indirect, related to having the Company’s Common Stock registered under the Securities Exchange Act.  At a meeting on December 21, 2010, the Board had preliminary discussions regarding the relative benefits and costs, both direct and indirect, related to continuing the registration of the Company’s Common Stock under the Securities Exchange Act. The Board of Directors and senior management addressed the increasing costs and burdens to which the Company was subject, and discussed with special counsel possible ways to mitigate these costs, including deregistration.

During the period from December 21, 2010 through the first quarter of 2011, management from the Company met with the Company’s special legal counsel, Luse Gorman Pomerenk & Schick, PC, and the Company’s

accountants regarding the Company’s status as a Securities Exchange Act reporting entity. Management reviewed the basic requirements for having the Company deregister as an Exchange Act reporting company and potential transactions which could reduce the number of common shareholders to allow the Company to be eligible to deregister.

In its discussions, the Board of Directors considered the following factors:

•
Like many other community banks, many of the Company’s shareholders are members of the local community and customers of The Neffs National Bank, which the Board believes has contributed to the success of the Bank;

•	Approximately 427 of the Company’s shareholders owned 101 or fewer shares and together only owned an aggregate of approximately 7.8% of the outstanding Common Stock;

•
A transaction designed to cash out all shareholders as may be required to enable the Company to deregister its Common Stock could be received negatively by the community and adversely affect the Company’s business;

•
The Board was aware of several other community banks of a similar size that had completed or that were in the process of completing transactions that would allow them to deregister their common stock; and

•	Management estimated legal and professional expenses related to structuring and implementing a transaction designed to allow the Company to deregister its Common Stock would be approximately $150,000.

On February 15, 2011, the Board of Directors held a regular meeting, at which all Board members were present, as well as the Company’s legal counsel and accountant. At this special meeting, the Board reconsidered the factors listed above and discussed the specific cost estimates related to the Company’s compliance with reporting obligations under the Securities Exchange Act, as summarized in “Reasons for the Merger Proposal” on page 22.

At that meeting, the Board also actively discussed the advantages and disadvantages of engaging in a going private transaction, and the alternative structures for a going private transaction. At that meeting, representatives of Luse Gorman Pomerenk & Schick, PC discussed the following advantages of being an SEC registered company.

•	More disclosure by the company makes shareholders feel more secure about their investment.

•	Registration allows for potentially increased liquidity by permitting its listing on an exchange or trading over the counter.

•	Investors have the ability to read and analyze company information online, from the SEC web site.

•	Registration makes it easier to raise additional capital through the sale of Company stock, or to use Company stock to engage in an acquisition transaction.

Legal counsel also outlined the following disadvantages, particularly as they apply to Neffs Bancorp, Inc., of being registered with the SEC.

•
Increased expenses related to compliance with SEC reporting obligations and corporate governance requirements under the Sarbanes-Oxley Act and the Dodd-Frank Act may place Neffs Bancorp, Inc. at a competitive disadvantage.

•	Management’s time and efforts are inordinately expended on compliance matters, as opposed to the operation of the Company and its subsidiary bank.

•	SEC regulations provide limited exceptions for smaller entities. This makes it expensive, especially for small entities, like Neffs Bancorp, Inc.

At that meeting, additional information regarding the general transaction options for going private was presented. These options included a reverse stock split, a voluntary tender offer, a stock repurchase plan and an affiliate combination involving the Merger of a wholly-owned subsidiary with and into Neffs Bancorp, Inc. The Board considered how each of these transaction options would be perceived by both shareholders and the general public as well as what transaction would be most beneficial for Neffs Bancorp, Inc. and its shareholders. The Board focused on the creation of a new class of preferred stock and an exchange of one share of Common Stock for one share of preferred stock, which would enable smaller shareholders to share in the upside potential of any sale of control and retain dividend protection.

Based upon these discussions, the Board concluded that any benefits from being a registered company are substantially outweighed by the burden on management and the projected expense estimates likely to be incurred by the Company as a result of its SEC reporting obligations. In addition, the Board determined that the number of record holders of the Company’s shares of Common Stock must be reduced below 300 persons in a transaction that would be deemed by the SEC to be a “going private” transaction in order to terminate the registration of the Neffs Bancorp, Inc. Common Stock with the SEC. A review by the Board of stock records confirmed that if Neffs Bancorp, Inc. repurchased all of the shares of every shareholder of record owning fewer than 101 shares of Common Stock, approximately 204 total record shareholders would remain after the purchases were completed, which is comfortably below the 300 shareholder threshold required to terminate SEC registration.

At the February 15, 2011 meeting, the Board continued to review different types of voluntary and involuntary transactions which could result in the Company having fewer common shareholders in order to reduce the number of record common shareholders below 300. Board members reached a consensus that they wanted to prioritize giving affected shareholders the most flexibility possible while insuring success in the deregistration process.

The Board and counsel then discussed the best method for consummating the going private transaction. The Board considered the alternative structures for a going private transaction and after considerable discussion, including discussion with counsel, the Board of Directors unanimously determined that a merger with a newly chartered subsidiary was the preferred structure because:

•	a tender offer process is expensive and, most importantly, would provide no assurances that a sufficient number of shareholders would tender their shares; and

•
a reverse stock split (which would be accomplished through an amendment to the Company’s Articles of Incorporation) was determined to be somewhat problematic from a practical standpoint, given the dual forms of consideration to be offered in the proposed transaction, and the uncertainty regarding how shareholders who own more than 25 but fewer than 101 shares of Common Stock would choose between such forms of consideration.

The Board also discussed alternatives to providing all-cash consideration to departing holders of shares of Common Stock in connection with the going private transaction.

At a Board meeting on March 1, 2011, the Board proposed the following basic structure for the “going private” transaction:

•	shareholders owning 25 or fewer shares of Common Stock of the Company would receive cash in exchange for their shares of Common Stock;

•
shareholders owning more than 25 but fewer than 101 shares of Common Stock of the Company would have the option of choosing between either cash or shares of a proposed new class of preferred stock of the Company, the economic terms of which would be similar to the Company’s shares of Common Stock; and

•	shareholders owning 101 or more shares of Common Stock of the Company would retain their shares of Common Stock without change.

 The Board decided on this general structure out of consideration to the Company’s shareholders, many of whom have been affiliated with the Company for a long time. This basic structure allows the Company to meet its objective of reducing the number of its Common shareholders of record to below 300, while also providing a significant number of shareholders (i.e., the approximately 165 shareholders in the 26 to 100 shares of Common Stock range) with the option of retaining an economic interest in the Company, should they choose to do so. The Board determined not to provide this option to the approximately 262 shareholders owning 25 or fewer shares of Common Stock because to do so could result in the total number of record holders of Series A Preferred Stock being uncomfortably close to 500, which could require the Company to continue to meet the SEC reporting and filing requirements sought to be discontinued through the proposed transaction. Additionally, the Board determined that cashing out the approximately 262 holders of 25 or fewer shares of Common Stock was appropriate due to the inordinate consumption of administrative resources by this group relative to its aggregate ownership of less than 5% of the Company’s Common Stock.

The Board also considered the potential characteristics of the preferred stock to be awarded to smaller shareholders. The Board determined that an amendment to the Company’s Articles of Incorporation would be necessary. The Board discussed whether this going private transaction, or any going private transaction, was fair to all of the shareholders and attempted to construct a transaction which was equitable to all Company shareholders.

Based upon these discussions, the Board determined that the burden on management and the expense of the SEC reporting and other filing obligations outweighs any benefit from the SEC registration of our Common Stock. At this meeting, the Board of Directors also resolved to direct management to retain the financial advisory firm, Danielson Associates, LLC to conduct a valuation study and provide a fairness opinion in connection with the transaction. The Board also authorized management, with the assistance of counsel, to prepare a merger agreement with an interim company to accomplish the proposed transaction and an amendment to the Company’s Articles of Incorporation to provide for the new class of preferred shares to be offered in connection with the proposed going private transaction.

No final resolution was voted upon at this Board meeting, but the Board determined that it would further discuss the transaction at its regular meeting on March 15, 2011.

At the meeting on March 15, 2011, David G. Danielson of Danielson Associates, LLC presented the Board of Directors of Neffs Bancorp, Inc. with a valuation report and a going private analysis. You or your representative (designated in writing) may inspect and copy these reports at The Neffs National Bank’s main office during regular business hours, or you may request a copy upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. The valuation report and going private analysis are also attached as an exhibit to the Company’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

The going private analysis included an overview of the most common reasons that companies consider going private and this was presented to the Board at this meeting, which reasons included the following:

•	Cost savings;

•	Lack of corporate benefit to continued filing;

•	To better leverage capital and increase earnings per share and return on equity; and

•	To allow the company to refocus attention of management from quarterly performance to long-term performance.

Mr. Danielson presented the valuation report and going private analysis to the Board. The valuation report and going private analysis determined, among other things, that: (i) a reasonable range of fair value prices would be in the range of $255.00 to $275.00 per share; and (ii) in the context of a going private transaction, which has some involuntary elements, the fair value price range would be from $276.00 to $296.00 per share. The going private analysis also indicated that (i) Neffs Bancorp, Inc. had the financial capacity to fund the going private transaction without additional capital; and (ii) the pro forma financial results indicated that reasonable financial benefits would accrue to the remaining shareholders within the range of prices analyzed.

The Board reviewed the going private analysis submitted by Danielson Associates, LLC and noted that it included a pro forma analysis of the proposed transaction at cash-out prices ranging from $276.00 to $296.00 per share. In considering the midpoint of the cash-out price range, the Board discussed and considered that: (i) the $286.00 price represented a 10.0% premium to the then-current market price; (ii) the market prices for the Common Stock ranged from a low of $250.00 per share to a high of $266.00 per share during the period from January 1, 2011 to March 15, 2011; and (iii) the $286.00 price represents a 9.9% premium to the Company’s December 31, 2010 book value per share. See “Recommendation of our Board of Directors; Fairness of the Transaction” at page 41 herein. Mr. Danielson explained the detailed procedures performed and the financial analyses supporting the range of values. The Board members discussed the different factors involved in these procedures, and Mr. Danielson described the assumptions utilized in the valuation report and going private analysis. Following his presentation, Mr. Danielson stated that the valuation study and the going private analysis supported the fairness of any price per share that was within then cash-out price range of $276.00 to $296.00.

The Board then reviewed with counsel the forms of Merger Agreement and Articles of Amendment to the Articles of Incorporation, each as prepared by counsel.  The Board also specifically discussed the fact that, under Pennsylvania law, the Merger transaction would provide a statutory appraisal right for all shareholders of the Company, including those owning 101 or more shares of Common Stock.  The Board agreed to reconvene March 17, 2011 for the purpose of approving, if agreed, the plan of reorganization, including the cash consideration, share threshold and preferred stock terms.  The Board also determined that $286.00 should be the per share price to pay to shareholders receiving cash in the transaction, subject to written confirmation from Mr. Danielson as to the fairness of that price.

On March 17, 2011, the Board held a special meeting, at which the Board of Directors finalized the material terms for the Series A Preferred Stock to be offered in connection with the Merger.  The Board confirmed the $286.00 per share price to pay to shareholders receiving cash in the transaction, and received the written fairness opinion of Danielson Associates, LLC with respect to that price, which opinion was delivered and dated March 17, 2011. A copy of the fairness opinion provided by Danielson Associates, LLC is attached as Appendix C hereto. with respect to that price.  At the meeting, the Board approved the Merger Agreement and the Board then adopted resolutions approving a form of Merger Agreement, authorizing management to proceed with the Merger transaction and to seek shareholder approval of the Merger proposal, as well as the Articles of Amendment to the Articles of Incorporation.

In making this determination, the Board did not structure the Merger transaction to require separate approval by a majority of those shareholders who are not officers or directors of Neffs Bancorp, Inc. or the Bank. Additionally, the directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the Merger transaction or to prepare a report regarding the fairness of the transaction.

Finally, the Board of Directors again discussed with counsel the steps necessary to complete the going private Merger transaction. Counsel explained that a proxy statement and Schedule 13E-3 would be filed with the SEC. The Board then authorized management to finalize the required transaction documents as well as the necessary SEC filings.

Reasons For The Merger Proposal

The purpose of the proposed Merger is to terminate Neffs Bancorp, Inc.’s status as a reporting company with the SEC, which the Board believes will reduce expenses and enhance shareholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital or make acquisitions, may be important to some companies. We have not, however, taken advantage of any of these benefits during recent years and do not expect to and will not be in a position to do so in the foreseeable future. Moreover, our internally-generated equity growth and limited borrowings have been sufficient to accommodate our need for capital and growth.  Finally, opportunities to utilize our stock to acquire other banks have been extremely scarce and when in the rare instance they have presented themselves, our Board has not deemed those opportunities to be in the best interest of our shareholders.

In the Board’s judgment, the registration of Company stock with the SEC yields little advantage. Consequently, little justification exists for the continuing direct and indirect costs of registration with the SEC. In addition, the Board believes that management has reduced corporate overhead as much as possible, and that the majority of the corporate costs remaining are those associated with being a public company. We believe these costs will only continue to increase.

The Company incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the Securities and Exchange Act. Examples of anticipated direct cost savings from terminating registration of the Common Stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing and electronic filings associated with SEC filings).

We realize that not all annual reporting costs will be eliminated. We anticipate that we will continue to provide shareholders with audited financial statements on an annual basis, and we will continue to comply with all state and federal reporting requirements applicable to the Bank and the Company as a state bank and bank holding company, respectively. Further, we anticipate that the Board will continue to solicit proxies in connection with its annual shareholders meetings which will contain some of the information otherwise provided in our proxy statements during the last several years. However, we also estimate that we could save approximately $146,000 in connection with (i) annual professional fees, printing costs, mailing costs and EDGAR expenses if we no longer have to comply with Exchange Act reporting requirements and (ii) direct and indirect expenses associated with compliance with Section 404(a) of the Sarbanes-Oxley Act.

Our costs associated with the routine SEC filing and reporting requirements were approximately $131,000, or approximately 3.6% of our non-interest expenses during 2010. These expenses consisted of the following:

Audit and Audit-Related Fees	$59,000
Securities Counsel	$8,000
Corporate Communications	$2,000
Internal Compliance Costs	$59,000
EDGAR conversion	$3,000

Estimates of the annual savings to be realized if the Merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management’s estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status.  In some instances, management’s estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a significant reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further legal costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses.

In addition to reducing expenses, terminating our registration as an SEC reporting company under the Exchange Act would relieve our officers, directors and other personnel of many of the administrative burdens associated with SEC compliance. As an SEC reporting company, the Company is required to commit personnel and other internal resources to insure its compliance with the rules and regulations under the Exchange Act. The Board now estimates that the Sarbanes-Oxley Act has subjected, and will subject, the Company and its directors and officers to additional burdens that are relatively substantial in scope. The additional corporate governance and internal control provisions employed by the Sarbanes-Oxley Act place, in our Board’s opinion, a disproportionate burden on public companies that are relatively smaller than others subject to the same rule. By removing the Company from these requirements, our Board and management will be able to better focus on the Company’s business activities, including any long term business strategies, as well as the needs of our customers and remaining shareholders.

The Board believes that the direct and indirect cost savings which will result from having the Company go private now outweigh the advantages which would remain available to our shareholders if we elected to remain a SEC reporting company.  Those shareholders receiving Series A Preferred Stock will have a reduced liquidity in their holdings as a result of the fewer number of shares of Series A Preferred Stock outstanding. However, we anticipate that our common and preferred stock will continue to be quoted on Pink OTC Markets Pink Quote, more commonly referred to as the “Pink Sheets.”  We may have more limited access to capital markets as a non-reporting company than we would as an Exchange Act reporting company. However, because we have no anticipated need for additional capital at this time, this concern does not outweigh the anticipated costs savings associated with terminating the Company’s SEC reporting status.

Opinion of Financial Advisor

In January 2011, the Company retained Danielson Associates, LLC (“Danielson”) to render a valuation report, a going private analysis and a fairness opinion pertaining to the “fairness” of our offer to repurchase common stock from shareholders owning below a certain number of shares in conjunction with a going private transaction.   The Board imposed no limitations upon Danielson with respect to the investigations made or procedures followed in rendering the valuation report, going private analysis and the fairness opinion.  Danielson was retained due to its experience in valuing securities of financial institutions and in other going private transactions.  Danielson Associates, LLC not been previously engaged by Neffs Bancorp, Inc. to provide consulting or valuation services.

The fairness opinion was based partly on data supplied to Danielson by Neffs Bancorp, and partly on public information. All of the data is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed and was not independently verified by Danielson.

This fairness opinion was based on conditions as they existed, and the information received by Danielson, as of the date of the opinion.  Danielson does not have any obligation to update, revise or reaffirm this opinion. Additionally, this fairness opinion does not address the terms of the Series A Preferred Stock, the fairness of the Merger to shareholders receiving Series A Preferred Stock, or the underlying business decision of the Company to undertake the Merger.

Danielson’s role as a financial advisor was limited to preparing a valuation report and a going private analysis, and reviewing these reports with the Board; as well as opining as to whether the Cash Consideration paid in connection with the Merger is fair from a financial point of view to the shareholders of the Company, including both shareholders who receive Cash Consideration and those who remain shareholders of the Company.  Danielson is not recommending how shareholders should vote with regard to the Merger; or how a Second Tier shareholder should vote in electing to receive the Cash Consideration or Series A Preferred Stock; nor is Danielson recommending a price at which shareholders should trade their shares of common stock.  These are decisions for a shareholder, or potential shareholder, to determine after conducting their own independent research and consulting with their own investment advisor.

A copy of Danielson Associates, LLC’s fairness opinion is attached to this proxy statement as Appendix C. You or your representative (designated in writing) may inspect a copy of the valuation report at The Neffs National Bank’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative. The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Neffs Bancorp, Inc., who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

On March 17, 2011, Danielson rendered a written opinion to our Board that, in its opinion, any price from $276.00 per share to $296.00 per share is the fair market value of the common stock; is a fair price at which to set the Cash Consideration; and was fair from a financial point of view to the shareholders of the Company, including both shareholders who receive the Cash Consideration and those that remain shareholders of the Company.  Fair market value is defined as the price at which shares of the Company’s common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts, in a free and open market, either on an exchange or over-the-counter.

In preparing the valuation report, Danielson considered: (i) the markets served by the Company, (ii) the Company’s historical and current financial condition as well as future prospects, (iii) the Company’s earnings, capital and assets in relation to the pricing multiples of other comparable banks, (iv) the value and quantity of known trades in the Company common stock, (v) the value determined by investment calculations such as the discounted dividends method, and (vi) any other unique characteristics.

In analyzing the Company’s earnings, capital and assets in relation to the pricing multiples of other banks, it was necessary to select three comparable groups.  The first group was comprised of 11 banks and thrifts across the nation that, like the Company, had excess capital, good asset quality and good earnings (“Targeted Comparables”).  The second group was comprised of 10 banks in northeast Pennsylvania (“Northeast PA Comparables”).  The third group was all the publicly traded banks in Pennsylvania with assets of less than $20 Billion (“PA Banks under $20 billion”).

Danielson stated that while no bank selected was identical to the Company, the Targeted Comparables were the most similar in that they all had a high level of capital, good asset quality and meaningful earnings not generated through non-interest income.  The most significant differences were in size and geography, and the size difference was mitigated by the use of pricing multiples.  With the largest of the Targeted Comparables having assets of less than $600 million, none of the banks was so large that they were uncomparable.  Danielson found that since the geographic difference cannot be compensated for by the use of pricing multiples, the selection of a second group, the Northeast PA Comparables, was necessary.

Danielson reported that the Northeast PA Comparables, with no restrictions other than geography, had individual differences to the Company; but as a group, they were not too dissimilar to the Company and provided a good check on prices derived from the Targeted Comparables.

The third group, the PA Banks under $20 Billion group was chosen by Danielson only to provide a reasonableness check on the other two comparable groups.

Description of Comparable Groups

						No. of
Full Name	City, State	Assets*		Ticker	Exchange	Offices
		(In mill.)
Targeted Comparables**
Commercial National Financial Corporation	Latrobe, PA	$355		CNAF	NASDAQ	11
Eagle Bancorp Montana, Inc.	Helena, MT	333		EBMT	NASDAQ	6
First West Virginia Bancorp, Inc.	Wheeling, WV	283	***	FWV	NYSE	9
Fresno First Bank	Fresno, CA	137	***	FSNF	OTCBB	1
Heritage Bankshares, Inc.	Norfolk, VA	267		HBKS	OTCBB	6
Juniata Valley Financial Corp.	Mifflintown, PA	436		JUVF	OTCBB	12
Louisiana Bancorp, Inc.	Metairie, LA	321		LABC	NASDAQ	3
Norwood Financial Corp.	Honesdale, PA	537		NWFL	NASDAQ	11
Oak Valley Bancorp	Oakdale, CA	553		OVLY	NASDAQ	12
Osage Bancshares, Inc.	Pawhuska, OK	154		OSBK	OTCBB	3
Somerset Hills Bancorp	Bernardsville, NJ	329		SOMH	NASDAQ	6
Median (11 banks)		$329				6

Northeast PA Comparables ****
American Bank Incorporated	Allentown, PA	$485		AMBK	OTCBB	1
CCFNB Bancorp, Inc.	Bloomsburg, PA	614		CCFN	OTCBB	14
Fidelity D & D Bancorp, Inc.	Dunmore, PA	562		FDBC	OTCBB	11
First Keystone Corporation	Berwick, PA	797		FKYS	OTCBB	15
Honat Bancorp, Inc.	Honesdale, PA	533	***	HONT	OTCBB	9
Luzerne National Bank Corporation	Luzerne, PA	263	***	LUZR	OTCBB	7
MNB Corporation	Bangor, PA	293		MNBC	OTCBB	8
Norwood Financial Corp.	Honesdale, PA	537		NWFL	NASDAQ	11
Penseco Financial Services Corporation	Scranton, PA	916		PFNS	OTCBB	12
Peoples Financial Services Corp.	Hallstead, PA	559		PFIS	OTCBB	11
Median (10 banks)		$548				11

PA Banks under $20 Billion***** (85 banks)		$491				9

Neffs Bancorp, Inc.	Neffs, PA	$278		NEFB	Pink Sheets	1

*	December 31, 2010, or as indicated.
**
Publicly traded banks and thrifts with assets between $100 million and $600 million, tangible equity as a percent of tangible assets greater than 11%, Non-interest income as a percent of average assets less than 2%, return on average assets over 0.75%, NPAs as a percent of assets under 2.50% and average daily volume over 400 shares.  Also excludes mutual holding companies and institutions that have announced a deal to sell the bank or thrift.

***	September 30, 2010.
****
Publicly traded banks traded on the NYSE, NASDAQ or OTCBB located in Northeast Pennsylvania.  Northeast Pennsylvania is defined as the following counties:  Bradford, Carbon, Columbia, Lackawanna, Lehigh, Luzerne, Monroe, Northampton, Pike, Schuylkill, Sullivan, Susquehanna, Wayne and Wyoming.  Excludes banks with NPAs to assets over 2.50%.

*****	Medians of all publicly traded banks located in Pennsylvania excluding banks with assets over $20 billion.

Danielson compared the Targeted Comparables to the Company and noted the following:

•	The Targeted Comparables had median assets of $329 million, which is similar to the Company’s assets of $278 million.

•
The Targeted Comparables had median tangible equity to tangible assets of 12.60%.  This is lower than the 16.77% of the Company, but still well in excess of normal capitalization levels which are closer to the 9.15% of the PA Banks under $20 Billion.

•
The Targeted Comparables had median NPAs-to-assets of 0.97% which is equal to the 0.97% of the Company.  It is notable that the Northeast PA Comparables also had good asset quality with median NPAs to assets of 0.83%.

•
The Targeted Comparables had returns on equity of 7.36%, which is similar to the 7.42% of the Company.  The Northeast PA Comparables had a higher median return on equity of 10.62%, but this can be attributed to a lower level of capitalization which boosts returns on equity.

•
The Targeted Comparables had a median dividend yield of 2.54% and the Northeast PA Comparables had an even higher median dividend yield of 3.87%.  Based on the Company’s closing price on March 7, 2011 of $260 per share, its dividend yield was 1.82%.

•	The Targeted Comparables had median average daily shares traded of 1,299, which is low volume, but far more than the Company which had little trading activity outside of stock repurchases.

Comparison of the Company and Comparable Groups*

			Northeast	PA Banks
	Neffs	Targeted	PA	under
	Bancorp	Comparables	Comparables	$20 Billion

Number in group	1	11	10	85

Assets (in millions)	$278	$329	$548	$491

Tang. equity/Tang. assets	16.77%	12.60%	9.15%	8.82%

NPAs/assets	0.97%	0.97%	0.83%	1.35

Return on:
Average assets	1.27%	0.88%	1.07%	0.76%
Average equity	7.42	7.36	10.62	8.15

Dividend yield	1.82%	2.62%	3.91%	2.75%

Average daily volume	10	1,299	509	266

*For Comparable Groups, financial data are medians.

Source: SNL Financial, Charlottesville, Virginia and Neffs Bancorp, Inc.

Danielson noted that the pricing multiples of the individual banks within the comparable groups varied, but the median pricing multiples were reasonably similar. If these pricing multiples were applied to the Company, Danielson noted the resulting values also varied widely.  However, Danielson continued, the application of the most meaningful multiples – price times earnings and price-to-tangible book – from the most comparable group, the Targeted Comparables, provided a much narrower value range.

The Targeted Comparables, which were selected based on their financial similarity to the Company, had very similar values based on price times earnings and price-to-tangible book.  The median price times earnings multiple of 14.6 resulted in a value of $275 per share, and the median price-to-tangible book percentage of 107% resulted in a higher value of $278 per share.

Comparable Pricing Applied to Neffs Bancorp, Inc.

			Northeast		PA Banks
	Targeted		PA		under
	Comparables		Comparables		$20 Billion

Number in group	11		10		85

Price time earnings	14.6	X	10.5	X	11.2	X
Price/tangible book	107%		121%		104%
Price/assets	13.9%		11.2%		8.8%

	Multiples Applied to Neffs Bancorp, Inc.*

Price time earnings	$275		$198		$211
Price/tangible book	278		315		271
Price/assets	227		183		144

*Based on fully-diluted earnings per share of $18.86 and dividends of $4.75 per share in 2010; and tangible book value per share of $260.21 and assets per share of $1,634 as of December 31, 2010.

Danielson also noted that prices based on assets or on the PA Banks under $20 Billion were less meaningful and given a much lower emphasis, but may provide a reasonableness check on the two selected groups.

In analyzing trades in the Company’s common stock, Danielson noted that trades occurred either Over-the-Counter (“OTC”) or as part of the Company’s “No-Fee, Odd-Lot Sales Program” stock repurchase program (“stock repurchase program”).  Danielson commented that OTC trades had an average weighted price of $259 per share in 2010 and $260 per share in January and February of 2011.  Stock repurchased by the Company had a weighted average price of $259 per share in 2010 and $254 per share in January and February of 2011.  Danielson further noted that the volume and frequency of shares traded on the OTC was relatively low and that the larger volume occurred through the stock repurchase program, which had a total value of shares traded of $1.3 million in 2010 through the end of February 2011.

In performing discounted dividend calculations to determine the value of the Company’s common stock, Danielson noted that the results were highly dependent on various assumptions regarding the discount rate, projected future earnings, terminal value and most significantly, capitalization levels.  Thus, Danielson’s analysis assumed two scenarios based on different levels of capitalization.  Scenario 1 assumes the Company maintains its current level of capitalization and Scenario 2 assumes a lower level of capitalization, slightly lower than that of the Targeted Comparables.  These assumptions were not based upon any projections or budgets from the Company, and are subject to significant uncertainties, including changes in the interest rates, the competitive landscape, and the regulatory environment.

Discounted Dividends Calculations

	Discount Rate1
	Scenario 1 (Normalized capital of 16.77%)*						Scenario 2 (Normalized capital of 12.00%)**
Terminal value2	10%		12%		14%		10%		12%		14%

	Value						Value
	(In millions)						(In millions)
10X earnings	$27.3		$24.3		$21.3		$45.4		$41.3		$37.7
12X earnings	33.0		28.8		25.1		50.6		45.7		41.5
14X earnings	38.2		33.2		29.0		55.7		50.1		45.4

	Per share***						Per share***
10X earnings	$156		$136		$119		$254		$231		$211
12X earnings	185		161		141		284		256		233
14X earnings	214		186		163		312		281		254

	Price times earnings						Price times earnings
10X earnings	8.1	X	7.1	X	6.2	X	13.3	X	12.1	X	11.0	X
12X earnings	9.6		8.4		7.3		14.8		13.3		12.1
14X earnings	11.2		9.7		8.5		16.3		14.6		13.3

	Price as a percent of tang. book						Price as a Percent of tang. book
10X earnings	60%		52%		46%		97%		88%		81%
12X earnings	71		62		54		108		98		89
14X earnings	82		71		62		119		107		97

*	Assumes 7%3 annual asset growth, assets of $278 million, tangible equity of $46.7million, return on assets going forward of 1.27%4 and a “normalized” capital ratio of 16.77%5.
**	Assumes 7% annual asset growth, assets of $278 million, tangible equity of $46.7million, return on assets going forward of 1.27% and a “normalized” capital ratio of 12.00%6.
***	Assumes shares outstanding of 178,430 as of March 17, 2011.

Danielson also applied varying terminal values and discount rates.  Terminal values of 10 times and 14 times earnings were based on the median price times earnings of the Targeted Comparables at 14.6X and the median price of the Northeast PA Comparables at 10.5X.  Discount rates of 14% and 12% were chosen based on the compounded annual return for small company stocks for the 10-year period from 1996 to 2006, which was 13.62%7  and as the market entered a down cycle starting in 2007, a lower discount rate of 10% was also utilized.

Danielson’s computations showed that Scenario 1, where capitalization is maintained at current levels, results in much lower prices than Scenario 2 where capitalization is reduced.  Scenario 1 prices range from $119 per share to $214 per share.  Scenario 2 prices range from $211 per share to $312 per share.  Danielson commented that the lower prices in Scenario 1 were the result of the excess capital which is not as well utilized to generate earnings as in Scenario 2.

1
Discount rates of 10%, 12% and 14% were used since the compounded annual return for “Small Company Stocks” for the 10 year period from 1996 to 2006 was 13.62% according the The Ibbotson Associates Inc., 2006 Yearbook: Market Results for 1926 to 2006.  Note the period of 1996 to 2006 was used since the market entered a period of turmoil at the end of 2007.

2
Terminal value of 10 times and 12 times earnings were used since the publicly traded comparable banks reported a median price times earnings ratio of 12.5X and the publicly traded northeast Pennsylvania comparable reported a median price times earnings ratio of 10.9X.

3	Neffs Bancorp’s 10 year (2000-2010) and 20 year (1990-2010) annualized asset growth is 7%.
4	Neffs Bancorp’s 5 year (2006-2010) average return on average assets is 1.27%.
5	Neffs Bancorp’s current tangible equity to tangible asset ratio is 16.77% as of December 31, 2010.
6
Publicly traded comparable banks reported a median tangible equity to tangible asset ratio of 12.27% and the publicly traded northeast Pennsylvania comparables reported a median tangible equity to tangible asset ratio of 9.39%.

7	The Ibbotson Associates Inc., 2006 Yearbook: Market Results for Small Company Stocks - 1926 to 2006.

Using these comparisons, calculations, analyses and other factors, Danielson gave primary emphasis in setting the valuation range of the Company’s common stock to the price times earnings of the Targeted Comparables and to trades and repurchases of common stock.   Danielson noted the following:

•
The price times earnings median of the Targeted Comparables of 14.6X results in a price of $275 per share.  These banks are the most comparable to the Company based on selected financial criteria, and, when earnings are normal and consistent, as is the case for the Company, this method often provides the best method of valuation.

•
The trades that took place in stock repurchases in January and February of 2011and on the OTC bulletin board were in the $253 per share to $260 per share range.  These prices were reported, available to the public, and consistent; and, as such, these prices were also given primary emphasis.

Danielson gave secondary emphasis in setting the valuation range of the Company’s common stock to the price times earnings of the Northeast PA Comparables and PA Banks under $20 Billion and to differences in dividend yields.  Secondary emphasis was also given to the price-to-tangible book median of the Targeted Comparables.  Danielson noted the following:

•
The price times earnings of the Northeast PA Comparables and the PA Banks under $20 Billion were 10.5 and 11.2 times earnings and result in prices of $198 per share and $211 per share.  These multiples are much lower than the 14.6 times earnings of the Targeted Comparables and indicate that an earnings-based price may be lower than $275 per share.

•
The median dividend yield of the Targeted Comparables was 2.62%, the Northeast PA Comparables was 3.91% and the PA Banks under $20 Billion was 2.75%.  Based on the valuation range, the Company’s dividend yield ranges from 1.72% to 1.86%.  This lower yield may make the Company’s common stock less attractive than its peers, thereby suggesting a lower price.

Based on these considerations, and other analyses as deemed appropriate, Danielson determined that any price from $255 per share to $275 per share is the fair market value range of the Company’s common stock as of March 17, 2011. This price range is from 98% to 106% of tangible book.

In preparing the going private analysis, Danielson also considered: (i) reasons for a going private transaction; (ii) the cost associated with a going private transaction; (iii) the projected cost savings from deregistration with the SEC; (iv) the impact of the going private transaction on equity, book value per share, earnings and earnings per share; (v) comparable going private transactions with a “cash-out” feature; and (vi) any other unique characteristics.

Danielson noted the primary reasons for the Company to undertake a going private transaction were cost savings, lack of corporate benefit to continued filing, to better leverage capital and increase earnings per share and return on equity, and to allow the company to refocus attention of management from quarterly performance to long-term performance. Additional reasons included allowing small shareholders the opportunity to liquidate their common stock holdings with no brokerage fee and at a price equal to, or at a premium to, the current market value of the common stock.

Danielson also noted the Company’s projected expenses and costs savings associated with the Merger.  The Company estimated the projected Merger expenses to be $150,000 and the cost savings to be $146,000.

Based on these considerations, and other analyses as deemed appropriate, Danielson determined that any price from $276 per share to $296 per share is the fair market value range of the Company’s common stock as of March 17, 2011, in a going private transaction.

Once a price range had been established, Danielson also analyzed the level of total consideration paid out under various scenarios and the impact of the cash paid-out on equity, book value per share, earnings and earnings per share.

In determining an appropriate price range at which to cash out shareholders, Danielson selected a group of comparable going private transactions that had a cash-out feature.  Danielson noted that since the beginning of 2008, there has been only a limited number of going private transactions and an even smaller number that had a mandatory “cash-out”, or cash consideration provision. Danielson’s research found seven such transactions.

Comparable Bank and Thrift Going Private Transactions*

	For the Quarter or Quarter-End Prior to Announcement
		Tang.		Return on
		Equity/	NPAs**/	Avg.	Avg.
Institution	Assets	Tang. Assets	Assets	Assets	Equity
	(in mill.)

Profitable Going Private Comparables
First BancTrust Corporation	$340	7.66%	1.56%	0.40%	5.01%
Gouverneur Bancorp, Inc (MHC)	133	15.16	0.82	0.69	4.37
Liberty Bancorp, Inc	373	11.23	2.13	0.39	3.43
Peoples-Sidney Financial Corp.	138	11.03	0.79	0.56	5.08
Median	$239	11.13%	1.19%	0.48%	4.69%

Unprofitable Going Private Comparables
Greenville Federal Financial Corp. (MHC)	$121	15.69%	1.49%	(4.79)%	(29.41)%
Clarkston Financial Corp.	201	5.68	3.24	(4.92)	(80.68)
First Bancorp of Indiana Inc.	363	7.61	0.11	(0.08)	(0.87)
Median	$201	7.61%	1.49%	(4.79)%	(29.41)%

Neffs Bancorp, Inc.	$278	16.77%	0.97%	0.97%	5.70%

				Cash-Out	Cash-Out
			Cash-Out	Premium on	Price/
		Announced	Stock	Day	Tang. Book
Institution	City, State	Date	Price	Announced	Prior Qtr.

Profitable Going Private Comparables
First BancTrust Corporation	Paris, IL	4/18/08	$11.00	22.2%	95%
Gouverneur Bancorp, Inc (MHC)	Gouverneur, NY	6/24/08	10.00	16.3	111
Liberty Bancorp, Inc	Liberty, MO	9/22/09	15.00	79.6	126
Peoples-Sidney Financial Corp.	Sidney, OH	2/19/08	13.47	7.8	109
Median				19.3%	110%

Unprofitable Going Private Comparables
Greenville Federal Financial Corp. (MHC)	Greenville, OH	7/7/09	$6.50	97.0%	80%
Clarkston Financial Corp.	Clarkston, MI	1/10/08	10.00	37.9	94
First Bancorp of Indiana Inc.	Evansville, IN	2/20/08	14.00	12.9	94
Median				37.9%	94%

  * Bank and thrift going private transactions after 2007 with a cash-out provision for shareholders below a certain threshold.
** Includes loans 90 days past due and restructured loans.

Source: Various Securities and Exchange Commission regulatory filings.

The seven comparable going private transactions were divided into two groups based on profitability – the “Profitable Going Private Comparables” and the “Unprofitable Going Private Comparables”.   Danielson commented that as the Company has been consistently profitable and the valuation report set a fair value range for the Company’s common stock from 98% to 106% of tangible book, the three Unprofitable Going Private Comparables, which had cash out prices of 94% or less, were not applicable to the Merger.

In further analyzing the Profitable Going Private Comparables in relation to the Company, Danielson noted that the Profitable Going Private Comparables had median assets of $239 million, versus $278 million for the Company; the Profitable Going Private Comparables had median tangible equity to tangible assets of 11.13%, versus 16.77% for the Company; and the Profitable Going Private Comparables had median NPAs to assets of 1.19%, versus 0.97% for the Company.

Based on their profitability and financial similarities, Danielson determined that the four Profitable Going Private Comparables were considered applicable.  The Profitable Going Private Comparables had a median cash-out price-to-tangible book of 110%, and they also had a median cash-out premium to the trading price on the day prior to the announcement of 19.3%.  Individually, the median premiums to the trading price on the day prior to the announcement were 7.8%, 16.3%, 22.2% and 79.6%.  The 79.6% premium is an outlier, but in terms of price-to-tangible book it was 126%, which implies the stock was trading very low prior to the announcement.

Danielson then commented that the fair value price range in a going private transaction should consider the fair value price range absent the going private transaction and any premium necessary to entice and/or compensate the shareholders being cashed-out or electing to be cashed-out.  As the valuation report set the fair value range from $255 per share to $275 per share, which is from 98% to 106% of tangible book, the fair value price range in a going private transaction should be in excess of 106% of tangible book.

Danielson noted that the four Profitable Going Private Comparables had cash-out price-to-tangible book percentages that ranged from 95% to 126%, with a median of 110%.  As the median of 110% of tangible book is in excess of the high-end of the fair value price range absent a going private transaction, it is Danielson’s opinion that it should be used as the basis for setting the Cash Consideration per share.  A price of 110% of tangible book results in a price of $286 per share.  Using a similar price range of $10 more and less, the result is a range from $276 per share to $296 per share.

Danielson also considered application of a premium to the trading price of the Company’s common stock.  As the Company and the four Profitable Going Private Comparables are all relatively small and thinly traded, the influence of premium based pricing was considered, but given secondary emphasis.  Danielson noted that the difficulty in using this method is illustrated by the one bank in the Profitable Going Private Comparables with a one-day premium of 79.6%.  The other three, however, appeared to fall within a reasonable range from 7.8% to 22.2%.  Applying premiums from 7.8% to 22.2% to the Company’s recent closing price of $260 per share, resulted in prices from $281 per share to $318 per share.

Danielson, based on these comparisons, analyses and its knowledge of the banking industry, determined the valuation range in a going private transaction to be from $276 per share to $296 per share.  This range is 14.5 to 15.5 times earnings, 106% to 114% of tangible book and represents a premium over the valuation range midpoint (110%) of 4.2% to 11.7%.

As a price range for the Cash Consideration has been established, Danielson then calculated the total cash paid out under various scenarios.  Danielson’s analysis assumed Cash Consideration of $276 per share and $296 per share.  Danielson noted that based on Cash Consideration of $276 per share and including First Tier Record Holders, if 50% of the Second Tier Record Holders elected to receive cash, the total cash paid out would be $2.3 million.  If the election is 100%, the total cash paid out will be $3.9 million.  Danielson further noted that based on Cash Consideration of $296 per share and including First Tier Record Holders, if 100% of the Second Tier Record Holders elect to receive cash, the total cash paid out will be $2.5 million.  If the election is 100%, the total cash paid out will be $4.1 million.

Danielson then considered the impact of the total cash paid out on equity, book value per share, earnings and earnings per share if 50% or 100% of the Second Tier Record Holders elected to receive Cash Consideration.  This was not an estimate of how many Second Tier Record Holders will elect to receive the Cash Consideration, but a method of testing the financial impact under various scenarios, including a situation where the maximum amount cash were paid out to Second Tier Record Holders.

Based on Danielson’s pro-forma financial projections, the Merger will be dilutive to book value per share and reduce capital as a percent of assets.   If the maximum amount of cash is paid-out, the dilution to tangible book value per share and the reduction in capital as a percent of assets is small and not material.

Danielson’s pro-forma financials were based on the Company’s balance sheet as of December 31, 2010.  Adjustments were made for shares repurchased and for cash paid out for those shares in January and February 2011.  Cash Consideration is assumed to be $286 per share, which is the midpoint of the value range of $276 per share to $296 per share.

Danielson noted the following:

•
If 50% of the Second Tier Record Holders elect to receive the Cash Consideration, tangible book value will decline from $260.24 per share to $258.09 per share, which is a decrease of $2.15 per share, or (0.8%); and, capital as a percentage of assets will decline from 16.77% to 15.92%.

•
If 100% of the Second Tier Record Holders elect to receive the Cash Consideration, tangible book value will decline from $260.24 per share to $257.14 per share, which is a decrease of $3.11 per share, or (1.2%); and, capital as a percentage of assets will decline from 16.77% to 15.43%.

Based on Danielson’s pro-forma financial projections, the Merger will be accretive to earnings and earnings per share.  The accretion to earnings and earnings per share increases as more Second Tier Record Holders elect to receive the Cash Consideration.

Danielson’s pro-forma financials use the Company’s income statement for the year ended December 31, 2010.  Adjustments are made for shares repurchased and the lost earnings potential on the cash paid out for those shares in January and February 2011.

Danielson noted the following:

•
If 50% of the Second Tier Record Holders elect to receive the Cash Consideration, net income increases by $49,000 and earnings per share increase from $19.17 per share to $20.41 per share, an increase of $1.23 per share, or 6.0%.

•
If 100% of the Second Tier Record Holders elect to receive the Cash Consideration, net income increases by $17,000 and earnings per share increase from $19.17 per share to $20.91 per share, an increase of $1.74 per share, or 9.1%.

Danielson noted that based on this analysis, the overall financial impact of the Merger on the capital and earnings of the Company is positive.  The Merger, under even a 100% cash payout of Second Tier Record Holders, has only a small negative impact on capital and book value per share, and while the increase in earnings is relatively small, the increase in earnings per share is meaningful.

Conclusion. In summary, Danielson reiterated that absent a going private transaction, the fair value range was from $255 per share to $275 per share, which was from 13.5 to 14.6 times fully-diluted 2010 earnings and from 98% to 106% of tangible book value as of December 31, 2010.  In a going private transaction the fair value range was from $276 per share to $296 per share.  This range is from 14.6 to 15.5 times fully-diluted 2010 earnings; from 106% to 114% of tangible book value as of December 31, 2010; represents a premium from 4.2% to 11.7% over the valuation range midpoint of $286 per share; and represents a premium from 6.2% to 13.8% over a recent trade on March 1, 2011 at $260 per share.

Summary of Pricing

	Per Share Price Ranges*
Fair value range	Low		Midpoint		High

Absent a going private transaction	$255		$265		$275
Price times earnings	13.5	X	14.1	X	14.6	X
Price-to-tangible book	98%		102%		106%

In a going private transaction	$276		$286		$296
Price times earnings	14.6	X	15.2	X	15.5	X
Price-to-tangible book	106%		110%		114%
Premium from midpoint - $265	4.2%		7.9%		11.7%
Premium from 3/1/11 trade - $260	6.2%		10.0%		13.8%

* Based on fully-diluted earnings per share of $18.86 and dividends of $4.75 per share in 2010; and tangible book value per share of $260.21 as of December 31, 2010.

The summary set forth above describes the material points of more detailed analyses performed by Danielson in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Danielson made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Danielson believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Danielson’s fairness opinion.

In its analyses, Danielson made numerous assumptions with respect to the Company, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

No company or going private transaction used in Danielson’s analyses were identical to the Company or the proposed going private transaction. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions as well as other factors that could affect the public trading markets of companies and transactions to which the Company and its going private transaction are being compared.

Compensation of Financial Advisor. Danielson was paid a fee of $16,000 for providing a valuation report, a going private analysis and a fairness opinion.  Additionally, Danielson was reimbursed for normal out-of-pocket expenses for travel and materials.

Effects of the Proposed Transaction on the Company

The Merger and related transactions will have various positive and negative effects on the Company, which are described below and elsewhere in this proxy statement.

Termination of Exchange Act Reporting Obligations. Pursuant to the terms of the Merger Agreement, following shareholder approval of the Merger proposal and subject to the fulfillment or waiver of certain conditions, NBI Merger Sub, Inc. will be merged with and into Neffs Bancorp, Inc., and Neffs Bancorp, Inc. will continue as the surviving company in the Merger. The Merger will cause a reduction in the number of Neffs Bancorp, Inc.’s record shareholders from approximately _____________ to approximately ____________. Further, the Merger will allow the Company to terminate the registration of its Common Stock under Section 12(b) of the Securities Exchange Act, which will permit the Company to cease submitting current and periodic reports with the Securities and Exchange Commission and eliminate the necessity for the Company to comply with the proxy solicitation requirements of Regulation 14A under the Securities Exchange Act. We intend to apply for such termination as soon as practicable following completion of the Merger. However, for a period of 90 days following the filing of a Form 15 with the SEC, we and our shareholders will continue to be subject to certain provisions of the Exchange Act, such as the reporting and short swing profit provisions of Section 16, the requirement to furnish a proxy or information statement in connection with shareholder meetings under Section 14(a) and the reporting obligations under Regulation 13D-G with respect to certain acquisitions of shares of our common stock. Following completion of the Merger, we intend to continue to provide our shareholders with financial information by mailing our annual reports to shareholders.

Reduction of Certain Direct and Indirect Costs. We estimate that we could save approximately $80,000 in current out-of-pocket annual audit fees, legal fees, printing costs, mailing costs and EDGAR expenses if we no longer have to comply with the reporting requirements under the Exchange Act. In addition, we believe that we will save substantial indirect costs resulting from management’s time and attention associated with SEC reporting activities. As a result of no longer having to focus on certain SEC reporting, auditing and internal controls standards, management will be able to focus on other business activities and long range plans of the Company.

Effect on Conduct of Business. Following the Merger, Neffs Bancorp, Inc. and The Neffs National Bank will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the Merger will be the executive officers and directors of Neffs Bancorp, Inc. immediately after the Merger. Neffs Bancorp, Inc. and The Neffs National Bank’s charter and by-laws will remain in effect and unchanged by the Merger, except for the amendment to the Company’s Articles of Incorporation discussed elsewhere herein to authorize the Series A Preferred Stock. The deposits of The Neffs National Bank will continue to be insured by the Federal Deposit Insurance Corporation. The corporate existence of neither the Company nor The Neffs National Bank will be affected by the Merger. Neffs Bancorp, Inc. and The Neffs National Bank will continue to be regulated by the same agencies that regulated each entity before the Merger.

Effect of the Proposed Transaction on Outstanding Common Stock.  Our Articles of Incorporation currently authorize the issuance of 2,500,000 shares of Common Stock, par value $1.00 per share. The number of authorized shares of Common Stock will remain unchanged after completion of the Merger and related transactions. As of April 15, 2011, the number of outstanding shares of Common Stock was 178,430. Assuming that all shareholders owning more than 25 but fewer than 101 shares elect to receive Series A Preferred Stock in the Merger, if the Merger had been consummated as of April 15, 2011, the number of outstanding shares of Common Stock would have been reduced from 178,430 to approximately [pro forma shares], there would be approximately [Series A Issued] shares of Preferred Stock issued, the number of record shareholders of Common Stock would have been reduced from approximately ___________ to approximately ____________, and approximately [second tier shareholders] record shareholders of Preferred Stock will have been created. We have no current plans, arrangements or understandings to issue any Common Stock.

The Company currently intends to retire shares of its Common Stock acquired for cash or Series A Preferred Stock pursuant to the Merger. These retired shares will constitute authorized but unissued Common Stock of the Company.

Effect of the Proposed Transaction on Preferred Stock. Our Articles of Incorporation do not currently authorize the issuance of preferred stock. The proposed charter amendment provides for the authorization of 1,000,000 shares of preferred stock, par value $1.00 per share, and further provides for 500,000 shares of Series A Preferred Stock. Assuming that the shareholders of the Company owning more than 25 shares but fewer than 101 shares of common stock elect to receive the Series A Preferred Stock in the Merger, the number of shares of Series A Preferred Stock that will be issued in the transaction will be [Series A Issued] shares. Therefore, we expect that there will be up to _______________ shares of authorized but unissued preferred stock, including _______________ shares of unissued shares of Series A Preferred Stock, following the closing of the Merger transaction. The shares of Series A Preferred Stock that will be issued in the Merger transaction will have the rights and preferences described in the section captioned “Proposal II—Amendment to Articles of Incorporation” beginning on page 65 of this proxy statement as well as in the attached Appendix D. The Board of Directors cautions that the actual number of shares of Preferred Stock and Common Stock issued and/or outstanding after the transaction, and the number of shareholders thereof, may differ from the estimates used in this paragraph and the preceding paragraph.

Liquidity of Stock and Possible Impact on Value of Shares. The number of shares of Common Stock outstanding, as well as the number of common shareholders will decrease, which may decrease the number of persons willing to actively buy and sell shares of common stock and the number of shares available for sale. Likewise, there will be a small number of Series A Preferred Shares issued, outstanding and available for trading.  In addition, in the event the Company does not make public certain information required by Rule 144 under the Securities Act of 1933. as amended (which it currently intends to do), officers, directors and certain other affiliates will be unable to rely on Rule 144 when selling their shares of Common Stock.

After the Company suspends its obligations to file periodic reports with the SEC, the reduction in public information concerning the Company and the termination of the Company’s status as a reporting company may adversely affect the liquidity and market value of the Common Stock and Series A Preferred Stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors may be particularly reluctant due to the lack of information.

Effect on Net Book Value. At the completion of the Merger, depending on the number of shareholders who own more than 25 but fewer than 101 shares who elect to receive shares of Series A Preferred Stock, the book value per share may decrease. If all of the shareholders owning less than 101 shares receive cash at $286.00 per share, we estimate that the book value per share of Common Stock as of December 31, 2010, will be reduced slightly from $___________ per share on a historical basis to approximately $____________ per share on a pro forma basis.

Effect On Earnings. On a pro forma basis, assuming all shareholders owning less than 101 shares receive $286.00 cash per share in the Merger, the Company’s net income for 2010 would have decreased by $____________, or _____________%. If all shareholders owning more than 25 but fewer than 101 shares elect to receive Series A Preferred Stock, the Company’s 2010 pro forma net income would have decreased by $_______________.

Available Cash. We expect to pay all costs associated with the Merger from available cash. If all shareholders owning less than 101 shares receive cash, our cash and cash equivalents would be reduced by approximately $________________ (which include all anticipated transaction costs of the Merger). On December 31, 2010, our cash and cash equivalents totaled $7.4 million.

Elimination of Protection under Section 16 of the Securities Exchange Act. Since neither our Common Stock nor Series A Preferred Stock will be registered under the Securities Exchange Act, the Company will no longer be entitled under Section 16 of the Securities Exchange Act to any “short-swing” profits realized by its directors, officers or 10% shareholders on purchases and sales of the Company’s securities that occur within a six-month period.

Plans or Proposals. Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our Board of Directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Merger transaction and discontinuing our reporting requirements under the Exchange Act. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, because holders of Series A Preferred Stock retain their equity ownership in the Company, the shares of Series A Preferred Stock would be affected in a similar manner as the shares of Common Stock.

Effects of the Transaction on Shareholders Generally

The general effects of the transaction on the shareholders of the Company are described below.

Effects on Shareholders Receiving the Cash Consideration

The transaction will have both positive and negative effects on the shareholders receiving the Cash Consideration. The Board of Directors considered each of the following effects in determining to approve the transaction.

Positive factors for shareholders who receive Cash Consideration in the Merger. The Board identified the following positive factors for the shareholders who receive Cash Consideration:

•	the fact that the Cash Consideration is all cash provides certainty of value to, and immediate liquidity for, these shareholders;

•
the fact that the per share Cash Consideration represents a 10.0% premium over the last known sales price for the Company’s Common Stock prior to the public announcement of the Merger as reported by the Pink Sheets on March 11, 2011;

•
the fact that no brokerage or other transaction costs are to be incurred by the record holders receiving cash in the Merger. (Please note, however, that in the event a record holder receiving cash in the Merger actually holds such shares for the benefit of another (or others), the Company cannot guarantee the absence of transaction costs with respect to such beneficial owners); and

•	the fact that such shareholders will have dissenters’ rights of appraisal in connection with the Merger.

Negative factors for shareholders receiving Cash Consideration in the Merger. The Board identified the following negative factors for the shareholders who would receive Cash Consideration in the Merger:

•
the fact that such shareholders will be required to surrender their shares involuntarily in exchange for a cash price determined by the Board and, as a result, will not have the right to liquidate their shares at a time and price of their choosing;

•	the fact that such shareholders would not have the opportunity to participate in any future growth and earnings of Neffs Bancorp, Inc.; and

•
the fact that such shareholders may be required to pay income tax on the receipt of cash in the Merger (For more discussion regarding potential tax consequences, see the section of this Proxy statement captioned “Material U.S. Federal Income Tax Consequences of the Merger”);

Effects on Shareholders Receiving Series A Preferred Stock

The transaction will have both positive and negative effects on the shareholders receiving Series A Preferred Stock. The Board of Directors of the Company considered each of the following effects in determining to approve the transaction.

Positive factors for shareholders who receive Series A Preferred Stock in the Merger. The Board identified the following positive factors for the shareholders who receive Series A Preferred Stock in the Merger:

•	the fact that holders of Series A Preferred Stock will have a preference over holders of shares of Common Stock in the distribution of any dividend by the Company;

•
the fact that holders of Series A Preferred Stock will have a preference over holders of Common Stock upon any liquidation by the Company.  If the liquidation preference is triggered, the holders of Series A Preferred Stock will be entitled to be paid on a per share basis the greater of the net tangible book value of the shares of Common Stock determined under generally accepted accounting principals assuming for this purpose that all outstanding shares of Series A Preferred Stock are first converted into shares of Common Stock on a share for share basis; the amount paid per share to the holders of Common Stock; or $260.21 per share.  The $260.21 value is based upon the tangible book value per share as of December 31, 2010, and is intended to provide a base line value for holders of the Preferred Stock.  At March 31, 2011, tangible book value per share ____________ to $_______________ per share.  During the past five fiscal years, tangible book value per share has increased in every quarter except for the quarter ended March 31, 2006;

•	the fact that such shareholders will have dissenters’ rights of appraisal in connection with the Merger; and

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the fact that the remaining shareholders, including the holders of Series A Preferred Stock, would realize the potential benefits of termination of registration of the Common Stock, including reduced expenses of Neffs Bancorp, Inc. for no longer having to comply with SEC requirements.

Negative factors for shareholders receiving Series A Preferred Stock in the Merger. The Board identified the following negative factors for the shareholders who will receive shares of Series A Preferred Stock in the Merger:

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the fact that such shareholders will lose the benefits of holding shares of a company registered under and subject to Section 12(g) of the Securities Exchange Act, including the loss of liability provisions provided thereunder and decreased access to information about Neffs Bancorp, Inc., as well as the additional protections provided by the Sarbanes-Oxley Act, such as the certification of the Company’s quarterly and annual financial statements by its chief executive and chief financial officers, and the opportunity to vote on our executive compensation provided by the Dodd-Frank Act;

•	the fact that shares of Series A Preferred Stock are callable at the option of the Company any time after the fifth year following the date of issuance;

•	the fact that such shareholders would no longer be able to vote on matters subject to the approval of holders of Common Stock;

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the fact that there will be no established trading market for shares of Series A Preferred Stock, and that such shares will have very limited liquidity and that such shares may trade at a discount, possibly a significant discount, to the Common Stock or to similar securities that are registered with the SEC and trade on a national stock exchange.

Effects on Shareholders Continuing to Hold Common Stock

The transaction will have both positive and negative effects on the shareholders continuing to own common stock. All of these changes will affect unaffiliated and affiliated continuing shareholders in the same way. The Board of Directors considered each of the following effects in determining to approve the transaction.

Positive factors for remaining shareholders. The Board identified the following positive factors for the shareholders who will remain shareholders of Common Stock following the Merger:

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the fact that such shareholders will continue to possess sole voting control over the Company, and, because the number of outstanding shares of Common Stock is being reduced as a result of the Merger transaction, the fact that such voting control will increase (the aggregate increase in voting power of remaining shareholders will be approximately ____________%, with individual increases varying depending on individual levels of post-Merger ownership);

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the fact that such shareholders will have dissenters’ rights to appraisal in connection with the proposed Merger transaction to the same extent as any shareholder owning fewer than 101 shares of Common Stock; and

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the fact that the remaining shareholders would realize the potential benefits of termination of registration of the Common Stock, including reduced expenses of Neffs Bancorp, Inc. for no longer having to comply with SEC requirements.

Negative factors for remaining shareholders. The Board identified the following negative factors for the shareholders who will retain their shares in the Merger:

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the fact that such shareholders will lose the benefits of holding shares of a company registered under and subject to Section 12(g) of the Securities Exchange Act, including the liability provisions provided thereunder and decreased access to information about Neffs Bancorp, Inc., as well as the additional protections provided by the Sarbanes-Oxley Act, such as the certification of the Company’s quarterly and annual financial statements by its chief executive and chief financial officers, and the ability to vote on our executive compensation as provided by the Dodd-Frank Act;

•	the fact that the liquidity of our Common Stock will likely be further reduced following the Merger transaction because of the reduction in the number of our record shareholders of Common Stock;

•	the fact that holders of Series A Preferred Stock will have a preference to holders of shares of Common Stock in the distribution of any dividends by, and upon liquidation of, the Company;

•	the fact that after the completion of the Merger, Neffs Bancorp, Inc. will not be subject to the periodic reporting, proxy rules and Section 16 of the 1934 Act;

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the fact that after completion of the Merger holders of Common Stock may receive less when they sell their shares, possibly significantly less, than they otherwise would have received if the Common Stock were registered with the SEC and traded on a national stock exchange.

While the Board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors, and that the proposed transaction was fair and in the best interest of Neffs Bancorp, Inc.’s shareholders. While financial information regarding the Company will cease to be available as a result of filings made with the SEC, the Company and the Bank will continue to file periodic financial reports to the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

Additional Effects of Transaction on Affiliated Shareholders

Affiliated shareholders of the Company will participate in the Merger in the same manner and to the same extent as all of the other shareholders of the Company. As used in this section, the term “affiliated shareholder” means any shareholder who is a director, executive officer or 10% shareholder of the Company, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Beneficial Ownership. As of April 15, 2011, affiliated shareholders beneficially owned ________________ shares of the Company’s common stock, representing 22.7% of the 178,430 outstanding shares. We do not anticipate that any affiliated shareholder will receive Series A Preferred Stock or the Cash Consideration in connection with the Merger, except for a de minimus number of shares held by ___________________. We therefore estimate that after the Merger, affiliated shareholders’ common stock ownership will not change, but the number of outstanding shares of Common Stock will be reduced to [pro forma shares]. As a result, affiliated shareholders will beneficially own [pro forma ownership%]% of the outstanding Common Stock, representing an increase of _____________% in voting power.  For more information regarding the beneficial ownership of directors, executive officers and 5% shareholders of the Company before and after the Merger, see “Information About Neffs Bancorp, Inc. and its Affiliates—Voting Securities Held By Directors, Executive Officers and 5% Beneficial Owners of Neffs Bancorp, Inc.” herein.

Reduced Reporting Requirements. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act with respect to changes in their beneficial ownership of their Common Stock. While affiliated shareholders will benefit from not being subject to Section 16 reporting requirements, they may be unable to rely on Rule 144 of the Securities Act of 1933 as a result of the Company no longer filing Exchange Act reports unless the Company chooses to make public certain information required by Rule 144. The Company currently does not intend to make public this information so that affiliated shareholders may rely on Rule 144.

Additional Effects of Transaction on Non-Affiliated Shareholders

Beneficial Ownership. Because we do not anticipate that any affiliated shareholders will receive shares of Series A Preferred Stock as a result of the Merger, the relative common stock ownership of non-affiliated shareholders as a group will decrease following the Merger. As of April 15, 2011, non-affiliated shareholders beneficially owned 77.3% of the outstanding Common Stock, and following the Merger, they will own approximately ___________% of the common stock. This results in a ___________% decrease in voting power for the non-affiliated shareholders.

Decreased Access to Information. Upon the completion of the Merger and the requisite reduction in the number of record shareholders below 300, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16. Non-affiliated shareholders are more likely to be directly impacted by the reduced access to public information. In addition, officers and directors will no longer be restricted by the SEC’s short-swing profit recapture rules, which are intended to protect non-affiliated investors.

Advantages of a Public Corporation

While considering the increasing SEC compliance costs that the Company has and will incur, the Board of Directors discussed whether the advantages of Neffs Bancorp, Inc. remaining a SEC reporting company outweighed the costs.

One advantage to being a public company is that it may facilitate a more active trading market. As of the Record Date, there were approximately _______________ record shareholders who owned 178,430 shares of our Common Stock. However, approximately 22.7% of Company Common Stock is currently owned or controlled by the executive officers and directors of the Company. In addition, approximately _____________% of our shares are held by brokerage accounts in “street name.” Neffs Bancorp, Inc.’s Common Stock has not traded on approximately ________________% of the available trading days during the 13 months ended January 31, 2011. The average daily trading volume for the stock was approximately ____________ shares for the 13-month period ended January 31, 2011.  Accordingly, we believe that it is unlikely that the completion of the Merger would reduce the liquidity for our Common Stock.

Another potential advantage of being a publicly traded institution is the ability to access public capital markets to meet additional capital needs. However, Neffs Bancorp, Inc. has not needed to raise additional capital for expansion or other purposes.

In addition, since 2007 through _____________, the Company has repurchased 19,511 shares of our Common Stock.

We have attempted to forecast our future capital needs. Based on our analyses of the banking industry in our immediate and surrounding geographic areas, we do not anticipate the need for a large amount of capital for acquisitions or expansions. We estimate that any anticipated expansion can be accomplished by the same method of controlled growth with available capital or via private offering opportunities. At this time, we do not currently anticipate issuing additional shares of Common Stock in either public or private transactions.

Shareholders of public corporations are also entitled to another benefit in that they typically have greater access to information about the entity. As discussed above, the SEC requires that reporting companies comply with increasing stringent reporting and auditing requirements. There are several benefits to this type of SEC oversight and mandated disclosure; however, there are also large costs that accompany this compliance. Not only does compliance with SEC regulations divert the time and resources of senior management and financial staff from other Company business, it also results in increased legal, auditing and accounting costs which we anticipate will continue to rise in the future.

Smaller publicly traded institutions, such as Neffs Bancorp, Inc., have more difficulty absorbing these costs and resource allocations than larger publicly traded institutions since they represent a larger portion of our revenues. These costs seem further unjustified when considering that Neffs Bancorp, Inc. is a bank holding company that owns a national bank. As a result of our business, we will continue to be extensively regulated under other federal and state laws. The Company and the Bank will be subject to periodic reporting requirements and inspections from certain regulatory agencies including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency.

Recommendation Of Our Board Of Directors; Fairness of the Transaction

Financial Fairness. The Board of Directors believes that the proposed transaction is fair to, and in the best interests of, the Company and all of its shareholders, including shareholders who will receive cash or Series A Preferred Stock for their shares of Common Stock, as well as those shareholders who will continue to hold shares of Common Stock of the Company. The Board of Directors also believes that the process by which the Merger is to be approved is fair to all shareholders. In reaching these conclusions, the Board in part relied on the valuation report, going private analysis and fairness opinion prepared by Danielson Associates, LLC.

In addition to Danielson Associates, LLC’s analyses and opinion, the Board of Directors considered other factors in their evaluation of the transaction. Danielson Associates, LLC’s analyses and opinion should not be viewed as determinative of the views of the Board of Directors with respect to the transaction. The Board of Directors retained Danielson Associates, LLC based upon its experience in the valuation of financial institutions and their outstanding equity securities in connection with going private transactions and similar transactions. Danielson Associates, LLC is a nationally recognized investment banking and consulting firm that is continually engaged in providing financial advisory services to community banks and rendering fairness opinions in connection with bank mergers and acquisitions and securities valuations. The fairness opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in cash in the Merger and is not intended to constitute and does not constitute a recommendation as to whether shareholders should vote for or against the Merger. The Company’s shareholders are urged to read the text of Danielson Associates, LLC’s fairness opinion, which is attached hereto as Appendix C, carefully and in its entirety.

Recommendation of the Board. The Board of Directors unanimously approved the Merger and determined that the Merger and related transactions are fair to, and in the best interests of, the Company and its unaffiliated shareholders, including shareholders who will receive cash, shareholders who will receive Series A Preferred Stock, and shareholders who will retain their shares of Common Stock after the Merger. The Board of Directors unanimously recommends that the shareholders vote for approval of the Merger. Each member of the Board of Directors, including the Board members who are not employees of the Company or The Neffs National Bank, and each executive officer of the Company has advised the Company that he/she intends to vote his/her shares in favor of the Merger.

The Board has the authority to terminate (and not implement) the Merger (even after approval thereof by shareholders) if it determines subsequently that the Merger is not then in the best interests of the Company and its shareholders. In particular, the Board may terminate the Merger if 5% or more of the outstanding shares of Company Common Stock exercise their dissenters’ appraisal rights. In this regard, the Board believes that the transaction is not intended for the purpose of cashing out large blocks of Common Stock. At this point, the Board does not anticipate any other circumstances in which it would elect to terminate the Merger, because it currently believes that the Merger is in the best interests of the Company shareholders.

The Board considered numerous factors, discussed herein, in reaching its conclusion as to the fairness of the Merger, the terms of the Series A Preferred Stock and the $286.00 per share Cash Consideration price. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, none of the factors that our Board of Directors considered led the Board to believe that the transaction is unfair to unaffiliated shareholders.

The Board attempted to issue a class of preferred stock to those shareholders owning less than 101 shares of Common Stock which (i) was distinguishable from the existing class of Common Stock and (ii) had rights and preferences equitable to the non-affiliated shareholders receiving and not receiving the preferred stock. The holders of Series A Preferred Stock will no longer have voting rights except (i) as required by law or (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Company, or other business combination involving the Company, in which the holders of Common Stock are entitled to vote. However, only shareholders owning less than 101 shares of Common Stock of record will receive Series A Preferred Stock, and as a result, no shareholder receiving preferred stock currently has significant voting power. We anticipate that up to [Series A Issued] shares of the Common Stock will be converted to Series A Preferred Stock as a result of the Merger, which is only _____________% of all eligible votes to be cast on matters submitted to shareholder vote.

The Series A Preferred Stock will also receive a preference upon the distribution of assets pursuant to a liquidation, dissolution or winding up of the Company. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, before any distribution or payment is made to the holders of shares of Common Stock, or any other junior security, the holders of Series A Preferred Stock, or any other series on parity with the Series A, will be entitled to be paid in full (on a per share basis) the greater of the net tangible book value of the shares of Common Stock determined under generally accepted accounting principals assuming for this purpose that all outstanding shares of Series A Preferred Stock are first converted into shares of Common Stock on a share for share basis; the amount paid per share to the holders of Common Stock; or the sum of $260.21 per share. The Board of Directors wants to provide some reasonable assurance that the Series A Preferred Stock will maintain some value as compared to the Company’s Common Stock despite the fact that (i) preferred shareholders will have limited voting rights and (ii) there will be fewer shares outstanding, which may adversely affect the liquidity of the preferred stock. This liquidation preference preserves some base-line value of the stock, but not so much as to be unfair to the remaining common shareholders.

The Series A Preferred Stock will have a dividend preference such that no dividend will be awarded to the common shareholders which is not also received by the Series A Preferred shareholders. There is no requirement that the Board of Directors award any dividend, and the holders of Series A Preferred Stock have no rights to a cumulative dividend. However, this dividend preference insures that holders of the Series A Preferred Stock will receive at least the same amount of per-share dividends that the common shareholders receive. However, the Board could provide the holders of Series A Preferred Stock a dividend that is not provided to common shareholders. At this time, the Board does not anticipate awarding any cash dividends to Series A Preferred shareholders which is not also received by common shareholders.

In order to cause all classes of stock to be treated similarly in the event of a merger, sale or other change of control, all shares of Series A Preferred Stock will automatically be converted to shares of Common Stock on a one-to-one ratio at the time of such events. This will assure that all shareholders will receive the same consideration at the time of this significant event.  The Board currently has no agreements or plans to pursue such a transaction.

In connection with its consideration of the Series A Preferred Stock, the Board did not obtain a fairness opinion relating to the terms of the Preferred Stock.  The fairness of the transaction to shareholders receiving Series A Preferred Stock was not addressed in the fairness opinion and the related valuation report and going private analysis presented to the Board by Danielson Associates, LLC.  Moreover, the Board did not conduct research into the discounts in the value that may be experienced by holders of the Series A Preferred Stock, as a result of the general terms and anticipated illiquidity of the shares.  It is possible that there will be very limited liquidity for the Series A Shares, and that any such discount could be substantial.  Nevertheless, the Board determined to offer the Series A Preferred as an alternative to shareholders owning more than 25 but fewer than 101 shares of Common Stock who desire to retain an equity interest in the Company.  The Board believes that the terms of the Series A Preferred provide such shareholders with an opportunity to continue to participate in any future growth and earnings of the Company, and to receive dividends in at least the same amount as those received by holders of the Company’s Common Stock in the future.  As noted above, the Series A Preferred also will convert on a share for share basis into Common Stock in the event of a merger or similar transaction.  As a means of providing shareholders a way to retain an equity ownership interest in the Company as an alternative to receiving the Cash Consideration, the Board has concluded that the Series A Preferred Stock is fair to shareholders.

The Board of Directors acknowledged that the Merger will cause smaller shareholders who own 25 or fewer shares to lose their shares of Common Stock involuntarily in exchange for the $286.00 per share Cash Consideration. Moreover, shareholders who own more than 25 but fewer than 101 shares are being given the election to receive the Cash Consideration as an alternative to the Series A Preferred Stock.

The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Cash Consideration and did not assign any specific weights to the factors listed below.  [to be revised]

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Current and Historical Market Prices. Our Common Stock is not actively traded. During the 13-month period from January 1, 2010 to January 31, 2011, the high trading price was $270 (which last occurred on August 31, 2010), and the low trading price was $230 (occurring on April 26, 2010). The last reported sales price of our Common Stock prior to the Record Date was $___________ on _______________. The last reported sales price prior to the public announcement of the Merger was $260.00 on March 11, 2011. The $286.00 Cash Consideration represents a premium of ____________% to the last reported sales price on ___________________.  As part of its assessment, the Board considered Danielson Associates, LLC’s analysis regarding the Company’s current and historical trading price since January 1, 2010 and how the Company’s trading prices and certain pricing ratios compared to several peer groups. This analysis is described elsewhere in this Proxy Statement under the heading “Opinion of Financial Advisor,” which should be read in its entirety. The Board reviewed and adopted Danielson Associates, LLC’s analysis which reflected that, based on the information studied, the Company’s trading price appeared to be consistent with various pricing ratios exhibited by the selected peer groups.

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Prior Stock Purchases. In the prior two years, the Company has actively engaged in repurchasing its Common Stock at market prices. The prices paid by the Company during this two-year period range from $199 to $270 per share. The purchase at $199 per share occurred on February 26, 2009, and the $270 per share purchase was completed on multiple occasions between September 28, 2009 and November 1, 2010.

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Earnings. The Board reviewed the earnings of the Company for the previous two years. For the two years ended December 31, 2010 and 2009, the Company reported net income of $3.4 million and $3.2 million, respectively. The basic earnings per share for 2010 and 2009 was $18.86 and $16.96, respectively. The proposed Cash Consideration represents a multiple of 14.6 times the 2010 earnings per share.

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Going Concern Value.  The Danielson Associates, LLC’s valuation methods utilized a comparative pricing analysis, a trading analysis and a discounted dividends analysis.  All three methods value the Company as a “going concern” in that they assume value in excess of liquidation value.  A liquidation analysis, which focuses on the quick sale of tangible assets, was not performed as the Company is profitable, had a long history of profits, had excess capital and was not considered to be in danger of failing.

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Book Value and Tangible Book value. As of December 31, 2010, the book value and tangible book value per share of the Company’s Common Stock was $260.21. The Board considered book value and tangible book value in determining fair market value ranges using market price/book value ratios established from analyses of certain nationwide peers as well as selected guideline companies. This analysis is described further in “Opinion of Financial Advisor.” The Board also considered book value and tangible book value per share in determining the Cash Consideration. The Board notes that the Cash Consideration reflected a 9.9% premium above the Company’s December 31, 2010 book value per share.

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Going Concern Value.  The Danielson Associates, LLC’s valuation methods utilized a comparative pricing analysis, a trading analysis and a discounted dividends analysis.  All three methods value the Company as a “going concern” in that they assume a value in excess of liquidation value.  A liquidation analysis, which focuses on the quick sale of tangible assets, was not performed as the Company is profitable, had a long history of profits, had excess capital and was not considered to be in danger of failing.

•	Liquidation Value. In determining the Cash Consideration, the Board did not view the liquidation value as a representative value to determine the fairness of the Merger as it would likely result in a price below book value and tangible book value.  Liquidation value is the likely price of an asset when it is allowed insufficient time to sell on the open market, thereby reducing its exposure to potential buyers, thus, liquidation value is typically lower than fair market value. Other than cash or securities, certain bank assets, such as loans based on real estate value, often require a period of several months in order to obtain their fair market value in a sale, and will generally sell for a significantly lower price if a sale is forced to occur in a shorter time period.

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Voluntary Transaction for shareholders of more than 25 but fewer than 101 shares. Holders of more than 25 but fewer than 101 shares of Common Stock are not required to accept the Cash Consideration. These shareholders have the option of exchanging their shares of Common Stock for shares of Series A Preferred Stock and retaining an equity interest in the Company. However, these shareholders are not given the opportunity to convert their holdings to shares of Common Stock other than in a change of control event. The Board considered the opportunity of these holders to elect Series A Preferred Stock or cash in exchange for their shares of Common Stock at a price representing a 10.0% premium over the most recent trading price on March 11, 2011, without incurring brokerage charges.

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Opinion of the Financial Advisor. The Board received a written opinion dated March 17, 2011, of Danielson Associates, LLC, a financial advisor to the Board. The opinion stated that, as of this date and based upon and subject to the various assumptions and limitations described in the opinion, the Cash Consideration to be offered in connection with the Merger was fair, from a financial point of view, to the Company’s shareholders, including those who will receive the Cash Consideration, as well as those who will remain shareholders after the Merger.

A copy of Danielson Associates, LLC’s written opinion which addresses only the financial fairness of the Cash Consideration is attached as Appendix C to this Proxy Statement and incorporated by reference. You should read the entire opinion carefully. The opinion does not constitute a recommendation by Danielson Associates, LLC to any shareholder as to how the shareholder should vote on the Merger at the special meeting or any other matter.

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Other Going Private Transactions. The Company also considered the premiums paid to shareholders in other going private transactions in which certain shareholders below a certain threshold were involuntarily cashed-out or given an election to be cashed-out, in relation to tangible book value and current stock prices.  Danielson Associates, LLC discussed with the Board that going private transactions usually involve a small premium over a normal trading price, but cautioned that the comparable going private transactions involved lightly traded stocks and premium to tangible book comparisons were more applicable.

In Danielson Associates LLC’s going private analysis, the profitable going private comparables had a median price to tangible book of 110%.  The Cash Consideration represents a 10% premium over tangible book value as of December 31, 2010.

In Danielson Associates LLC’s valuation report, the Common Stock was determined to have a value from $265.00 to $275.00 per share.  Using the midpoint of $263.00 per share, the Cash Consideration represents a 7.3% premium over the midpoint price.  The weighted average closing price for reported trades from January 1, 2011 through March 15, 2011 was $258.00 per share and the Cash Consideration represents a 10.9% premium over that trading price.

After consideration of all this information, the Board determined that the $286.00 per share Cash Consideration is a fair price to be offered to shareholders in the Merger. As a result of the fairness of this Cash Consideration and the other characteristics of the Series A Preferred Stock, the Merger is fair to those shareholders.

The Board of Directors also believes that the Merger is fair to shareholders who will continue to own shares of the Common Stock after the Merger. This belief is based on the Board’s consideration of the following material factors:

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If we are able to terminate the registration of our Common Stock under the Exchange Act, we believe that the cost savings will benefit continuing shareholders. These cost savings include known and unknown legal, auditing, accounting and other expenses incurred by public companies. Also, our officers, directors and other management will be able to better focus their resources on the Company’s business opportunities. These cost savings and increase in focus should enhance our ability to increase the Company’s profitability.

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If we succeed in deregistering our Common Stock with the SEC, we will no longer be subject to the SEC reporting or proxy disclosure requirements. However, we intend to continue to provide annual audited financial information to our shareholders. We will also be subject to the regulatory and supervisory authority of other governmental agencies applicable to bank holding companies and national banks, including the Federal Reserve Board and the Office of the Comptroller of the Currency.

Procedural Considerations. The Board of Directors believes that the proposed transaction is procedurally fair to our unaffiliated shareholders, including those that are receiving the Cash Consideration or the Series A Preferred Stock, as well as those shareholders who will continue to hold their shares of Common Stock. In concluding that the proposed transaction, including the terms of the Series A Preferred Stock and the Cash Consideration to be received by holders of Common Stock, is procedurally fair to our unaffiliated shareholders, the Board of Directors considered a number of factors. The factors that our Board of Directors considered positive for all unaffiliated shareholders, including both those who will continue to hold Common Stock as well as those who will have their shares converted into the Cash Consideration or into Preferred Stock, included the following:

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The Board’s retention of an independent financial advisor, Danielson Associates, LLC, to assist it in determining the fairness of the per share Cash Consideration, and the receipt of an opinion by Danielson Associates, LLC, dated March 17, 2011 stating that the Cash Consideration to be offered in connection with the Merger was fair, from a financial point of view, to the Company’s shareholders.

•	The fact that the Board retained and received advice from independent legal counsel in evaluating the terms of the Merger Agreement.

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The fact that the Board of Directors is primarily comprised of independent members and that only two members of the Board are employees of the Company, and that the transaction was unanimously approved by the Board.

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Certain of our directors hold individual share positions of fewer than 101 shares of common stock as of March 17, 2011, the 25 and 101 share cutoffs set in the transaction was determined without regard to the directors’ share ownership, and that all Board members will be treated identically to all other shareholders in the transaction.

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The fact that all shareholders have dissenters’ rights under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, including all affiliated and unaffiliated shareholders retaining their Common Stock as a result of the Merger transaction.

The Board of Directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the transaction to our unaffiliated shareholders, whether they are receiving the Cash Consideration, the shares of Series A Preferred Stock or will continue to hold shares of Common Stock.

The Board is aware of, and has considered, the impact of the following potentially negative factors, which affect both shareholders receiving the Cash Consideration or shares of Series A Preferred Stock as well as those continuing to hold shares of Common Stock, on the procedural fairness of the transaction.

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The Board determined that any such voting requirement would usurp the power of the holders of a large portion of the Company’s outstanding shares to consider and approve the proposed Merger as provided under Pennsylvania law and the Company’s charter documents.

No independent committee of the Board has reviewed the fairness of the Merger proposal. No unaffiliated representative acting solely on behalf of the unaffiliated shareholders for the purpose of negotiating the terms of the Merger or preparing a report covering the fairness of the Merger was retained by the Company or by a majority of directors who are not employees of the Company.  The Board determined that the cost of obtaining an additional fairness opinion or valuation from an unaffiliated representative for the purpose of negotiating the terms of the Merger proposal on behalf of the non-affiliated shareholders would be costly and would not provide any meaningful additional benefit.

In connection with its consideration of the Series A Preferred Stock, the Board did not obtain a fairness opinion relating to the terms of the Preferred Stock.  However, the Board did obtain an opinion from an unaffiliated third-party relating to the fairness of the Cash Consideration to be paid to certain shareholders.

With respect to unaffiliated shareholders’ access to the Company’s corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Merger. The Board also considered the fact that under Pennsylvania corporate law, and subject to certain conditions set forth under Pennsylvania law, shareholders have the right to review the Company’s relevant books and records of account. Thus, we have not made any additional provision in connection with the Merger to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at the Company’s expense.

After consideration of the factors described above, the Board believes that the Merger is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The Board of Directors believes that the foregoing potentially negative factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the proposed transaction to our unaffiliated shareholders, whether they will be receiving the Cash Consideration or the shares of Preferred Stock or will continue to hold shares of Common Stock, and the foregoing factors are outweighed by the procedural safeguards previously described. Further, with respect to the lack of a special committee, the Board believed that the consideration of the proposed transaction by the full Board, whose ownership of common stock will not change in the transaction and whose percentage ownership interest will increase only modestly, and who will be treated identically to unaffiliated shareholders in the transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent financial advisor to represent the unaffiliated shareholders.

The Board, based upon all the factors outlined above, believes that the Merger proposal is fair to all shareholders of the Company, including all non-affiliated shareholders who: (i) will receive the Cash Consideration as a result of this transaction; (ii) will receive shares of Series A Preferred Stock as a result of this transaction; or (iii) will retain their shares of Common Stock as a result of the transaction. In view of the variety of factors considered in connection with their evaluation of the Merger proposal, the Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Board considered all the factors as a whole in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

Purposes And Reasons Of NBI Merger Sub, Inc. For The Merger Proposal

NBI Merger Sub, Inc. was organized solely for the purpose of facilitating the Merger transaction. As a result NBI Merger Sub, Inc.’s purpose and reasons for engaging in the Merger transaction are the same as those set forth in “Purpose of the Merger Proposal” and “Reasons for the Merger Proposal.” NBI Merger Sub, Inc. has considered and adopted the analyses and findings of the Neffs Bancorp, Inc. Board of Directors with respect to the fairness of the Merger proposal to the Neffs Bancorp, Inc. shareholders, including all non-affiliated Neffs Bancorp, Inc. shareholders.

Material U.S. Federal Income Tax Consequences Of The Merger

The following discussion summarizes the material U.S. federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

The discussion that follows neither binds the Internal Revenue Service nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. Neffs Bancorp, Inc. does not intend to obtain a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the Merger. In addition, Neffs Bancorp, Inc. does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the Merger.

This discussion assumes that you hold your shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

•	shareholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations and entities, including individual retirement accounts;

•	insurance companies;

•	dealers in securities; and

•	shareholders who acquired their shares of Common Stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences To Shareholders Who Retain Their Shares. If you are a shareholder who retains your shares of Common Stock in the Merger and you do not receive any cash or property (including stock) as part of the Merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. The Merger will not affect the adjusted tax basis or holding period of any shares of Common Stock that you continue to own following the Merger.

Tax Consequences To Shareholders Who Receive Cash For Their Shares. If you are a shareholder who receives cash for your shares of Common Stock in the Merger or pursuant to the exercise of your right to dissent, you should be treated for federal income tax purposes as having had your shares redeemed by Neffs Bancorp, Inc. under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of Common Stock. The gain or loss will be measured by the difference between the amount of cash received, $286.00 per share, and the adjusted tax basis of your shares of Common Stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of Common Stock for more than one year at the time the Merger is completed.

Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) “not essentially equivalent to a dividend,” (ii) “substantially disproportionate” with respect to the shareholder or (iii) completely terminates the shareholder’s interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder’s percentage interest in Neffs Bancorp, Inc. immediately before and immediately after the Merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of Common Stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of Common Stock the shareholder has an option to acquire. If you receive cash for your Common Stock in the Merger and completely terminate your direct and constructive ownership interest in Neffs Bancorp, Inc., you should recognize capital gain or loss as a result of the Merger, and the cash distribution should not be treated as a dividend.

Tax Consequences To Shareholders Who Receive Series A Preferred Stock For Their Shares. If you are a shareholder who receives Series A Preferred Stock for your shares of Common Stock in the Merger, you should be treated for federal tax purpose as having received stock as part of a tax-free reorganization under Section 368(a)(1)(E) of the Internal Revenue Code. The basis in the Series A Preferred Stock you received will equal the basis you had in the shares of Common Stock you exchanged. While it is our conclusion that the above tax consequences are appropriate under these particular facts and circumstances, we cannot guarantee such a result. Accordingly, you should consult an independent tax advisor as to the tax consequences of receiving Series A Preferred Stock in exchange for your shares of Common Stock.

Tax Consequences To Neffs Bancorp, Inc., NBI Merger Sub, Inc. And The Bank. Neither Neffs Bancorp, Inc., NBI Merger Sub, Inc., nor the Bank will recognize gain or loss for U.S. income tax purposes as a result of the Merger.

Backup Withholding. Certain shareholders of Neffs Bancorp, Inc. may be subject to backup withholding on the cash payments received for their shares of Common Stock. Backup withholding will not apply, however, if you furnish to Neffs Bancorp, Inc. a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the Merger (foreigners should contact their tax advisors).

Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer’s federal income taxes, that taxpayer may obtain a refund from the Internal Revenue Service.

Tax Disclosure. The tax advice herein was not written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer. The tax advice herein was written to support the promotion of the proposed Merger. You should seek advice based on your particular circumstances from an independent tax advisor. This discussion is only intended to provide you with a general summary and is not intended to be a complete analysis or description of all potential U.S federal income tax consequences of the Merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Merger that are applicable to you.

SELECTED CONSOLIDATED FINANCIAL DATA OF NEFFS BANCORP, INC.

The following tables set forth selected consolidated financial and other data for Neffs Bancorp, Inc. at the dates and for the periods indicated. The selected data has been derived in part from the audited consolidated financial statements of Neffs Bancorp, Inc.  The following information is only a summary, and should be read in conjunction with the consolidated financial statements and notes accompanying this proxy statement.

	At December 31, 2010
	2010	2009	2008	2007	2006
	(In thousands)
Selected Financial Condition Data:
Total assets	$278,463	$258,177	$238,782	$225,797	$215,876
Loans receivable, net	120,772	111,159	100,192	93,990	87,418
Securities available for sale	41,828	34,991	37,950	36,394	36,705
Securities held to maturity	101,932	100,976	91,557	86,811	84,308
Deposits	230,687	211,391	192,938	180,391	173,101
Other liabilities	1,079	1,158	1,315	1,327	1,196
Shareholders’ equity	46,697	45,628	44,529	41,830	41,222

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest income	$13,493	$13,471	$12,872	$11,935	$10,991
Total interest expense	4,878	5,474	6,122	6,089	5,129
Net interest income	8,615	7,997	6,750	5,846	5,862
Provision for loan losses	368	84	145	—	—
Net interest income after provision for loan losses	8,247	7,913	6,605	5,846	5,862
Other income (loss)	(268)	(390)	277	271	258
Other expenses	3,577	3,421	3,016	2,879	2,809
Income before taxes on income	4,402	4,102	3,866	3,238	3,311
Income tax expense (benefit)	976	941	829	537	488
Net income	$3,426	$3,161	$3,037	$2,701	$2,823

Dividend payout per share	$4.75	$4.00	$4.00	$4.00	$4.00
Earnings per share-basic (1)	18.86	16.96	16.00	13.79	14.26

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006

Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.27%	1.25%	1.30%	1.21%	1.32%
Return on equity (ratio of net income to average equity)	7.43%	7.02%	7.09%	6.56%	7.11%
Interest rate spread	2.83%	2.57%	2.18%	1.83%	2.05%
Net interest margin (ratio of net interest income divided by average earning assets)	3.32%	3.25%	3.00%	2.72%	2.86%
Ratio of operating expense to average total assets	1.38%	1.39%	1.34%	1.34%	1.37%
Ratio of average interest-earning assets to average interest-bearing liabilities	126.00%	131.00%	130.00%	132.00%	133.00%

Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.91%	0.08%	0.07%	0.02%	0.06%
Allowance for loan losses to non-performing loans	43.91%	410.40%	439.88%	1,722.22%	1,255.77%
Allowance for loan losses to loans receivable, net	0.92%	0.75%	0.76%	0.66%	0.75%

Capital Ratios:
Dividend payout ratio	25.19%	23.59%	25.01%	29.01%	28.05%
Average shareholders’ equity to average assets	17.04%	17.77%	18.32%	18.41%	18.61%

PRO FORMA EFFECT OF THE MERGER AND

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Unaudited consolidated pro forma financial statements giving effect to the proposed transaction (the “Consolidated Pro Forma Financial Statements”) are presented below. These include unaudited consolidated pro forma balance sheets as of December 31, 2010 (the “Consolidated Pro Forma Balance Sheets”), and unaudited consolidated pro forma income statements for the year ended December 31, 2010 (the “Consolidated Pro Forma Income Statements”). Pro forma adjustments to the Consolidated Pro Forma Balance Sheets are computed as if the Merger occurred at December 31, 2010, while the pro forma adjustments to the Consolidated Pro Forma Income Statements are computed as if the Merger occurred on January 1, 2010.

Given the uncertainty as to which shareholders owning more than 25 but fewer than 101 shares of Common Stock will elect to receive the Cash Consideration and which will elect to receive Series A Preferred Stock, management has prepared the Consolidated Pro Forma Balance Sheets and Consolidated Pro Forma Income Statements using two alternative assumptions. The first alternative assumes that all shareholders of record who own more than 25 but fewer than 101 shares of record will elect to receive the Cash Consideration in connection with the Merger. Under this alternative, the Company has assumed that _____________ shares of Common Stock will be acquired at the aggregate cash payment of $3.5 million. The second alternative assumes that all shareholders of the Company who own more than 25 but fewer than 101 shares of record will elect to receive Series A Preferred Stock in connection with the Merger. Under this alternative, the Company has assumed that ____________ of Common Stock will be acquired for cash at the aggregate cost of $_______________. In each case, we have assumed that no shareholders owning 101 or more shares of record will dissent from the transaction.

In addition to the foregoing assumptions, the Consolidated Pro Forma Financial Statements also take into account: (1) certain estimated costs and expenses related to consummating the Merger; (2) certain estimated cost savings related to going private; and (3) the usage of cash on hand to finance the proposed transaction. No other arrangements related to financing the proposed transaction were factored into the pro forma calculations.

Neffs Bancorp, Inc.
Condensed Pro Forma Statement of Condition
(Assumes that all shareholders owning less than 101 shares
receive cash at $286.00 per share)

	Actual December 31, 2010	Adjustments		Pro Forma December 31, 2010
	(In thousands)
Assets
Cash and cash equivalents	$		$(1)	$
Interest bearing deposits with banks
Federal funds sold
Securities available for sale
Securities held to maturity
Loans receivable, net
Premises and equipment, net
Restricted investments in bank stock
Other assets
Total assets	$	$		$

Liabilities and Shareholders’ Equity
Deposits	$	$		$
Other liabilities
Total liabilities

Common stock			(1)
Series A preferred stock
Paid in capital			(1)
Retained earnings
Accumulated other comprehensive income
Treasury stock, at cost
Total shareholders’ equity

Total Liabilities and Shareholders Equity	$	$		$

(1)	To record the purchase of __________ shares at $286.00 per share.

Neffs Bancorp, Inc.
Condensed Pro Forma Statement of Income and Expense
(Assumes that all shareholders owning less than 101 shares
receive cash at $286.00 per share)

	Actual For the Year Ended December 31, 2010		Adjustments		Pro Forma For the Year Ended December 31, 2010
(Dollars in thousands, except per share data)

Interest income	$			$(1)	$
Interest expense
Net interest income
Provision for loan losses
Net interest income after provision for loan losses
Other income
Other expense				(2)
Income before income taxes
Income tax expense
Net income	$		$		$

Earnings per share-basic	$		$		$
Book value per share	$		$		$

Performance Ratios:
Return on assets (ratio of net income to average total assets)		%		%		%
Return on equity (ratio of net income to average equity)		%		%		%
Net interest margin (ratio of net interest income divided by average earning assets)		%		%		%
Ratio of operating expense to average total assets		%		%		%

(1)	Reflects lost earnings capacity on funds used to purchase shares of Common Stock ($____________ at __________%).
(2)
Consists of decrease in legal and accounting fees associated with periodic SEC filings ($____________) and other expenses associated with being an SEC registered company including ________________ ($___________), offset by one-time charges of $____________ associated with deregistering with the SEC, including legal and accounting fees and charges for printing, EDGAR filings and other miscellaneous expenses.

Neffs Bancorp, Inc.

Condensed Pro Forma Statement of Condition

(Assumes that all shareholders owning more than 25 but less than 101 ([Series A Issued] shares) receive preferred stock, and that all shareholders owning 25 or fewer shares (_____________ shares) receive cash for their shares at $286.00 per share).

	Actual December 31, 2010		Adjustments			Pro Forma December 31, 2010
	(In thousands)
Assets
Cash and cash equivalents	$				$(1)	$
Interest bearing deposits with banks
Federal funds sold
Securities available for sale
Securities held to maturity
Loans receivable, net
Premises and equipment, net
Restricted investments in bank stock
Other assets
Total assets	$		$			$

Liabilities and Shareholders’ Equity
Deposits	$		$			$
Other liabilities
Total liabilities

Common stock					(1)
Series A preferred stock
Paid in capital					(1)
Retained earnings
Accumulated other comprehensive income
Treasury stock, at cost
Total shareholders’ equity

Total Liabilities and Shareholders Equity		$5		$5		$

(1)	To record the purchase of _______________ shares for cash at $286.00 per share and the conversion of [Series A Issued] shares from Common Stock to Series A preferred stock.

Neffs Bancorp, Inc.

Condensed Pro Forma Statement of Income and Expense

(Assumes that all shareholders owning more than 25 but less than 101 ([Series A Issued] shares) receive preferred stock, and that all shareholders owning 25 or fewer shares (________________ shares) receive cash for their shares at $286.00 per share).

	Actual For the Year Ended December 31, 2010		Adjustments		Pro Forma For the Year Ended December 31, 2010
(Dollars in thousands, except per share data)

Interest income	$			$(1)	$
Interest expense
Net interest income
Provision for loan losses
Net interest income after provision for loan losses
Other income
Other expense				(2)
Income before income taxes
Income tax expense
Net income	$		$		$

Earnings per share-basic	$		$		$
Book value per share	$		$		$

Performance Ratios:
Return on assets (ratio of net income to average total assets)		%		%		%
Return on equity (ratio of net income to average equity)		%		%		%
Net interest margin (ratio of net interest income divided by average earning assets)		%		%		%
Ratio of operating expense to average total assets		%		%		%

(1)	Reflects lost earnings capacity on funds used to purchase shares of Common Stock ($____________ at __________%).
(2)
Consists of decrease in legal and accounting fees associated with periodic SEC filings ($____________) and other expenses associated with being an SEC registered company including ________________ ($___________), offset by one-time charges of $____________ associated with deregistering with the SEC, including legal and accounting fees and charges for printing, EDGAR filings and other miscellaneous expenses.

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Neffs Bancorp, Inc. to be used at the annual meeting of shareholders of Neffs Bancorp, Inc., which will be held at the NOVA Building, 2375 Levans Road, Coplay, Pennsylvania, on [Meeting day], [Meeting date], at 7:00 p.m., local time, and all adjournments of the annual meeting. The accompanying notice of annual meeting of shareholders and this proxy statement are first being mailed to shareholders on or about [mail date].

At the meeting, the shareholders will consider and vote upon: (i) the approval of the Merger Agreement between Neffs Bancorp, Inc. and NBI Merger Sub, Inc.; (ii) the approval of an amendment to the Company’s Articles of Incorporation to authorize 1,000,000 shares of preferred stock, including the Series A Preferred Stock; (iii) the election of three Class A directors; and (iv) the ratification of our independent registered public accounting firm for the year ending December 31, 2011.  The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with the holder’s best judgment on such other business, if any, that may properly come before the meeting or any adjournment, unless the proxy is revoked, or the shareholder who executed the proxy attends the meeting and votes in person.

Revocation Of Proxies

Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors will be voted in accordance with the directions given thereon. Where no directions are indicated, validly executed proxies that are returned to us will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to the Secretary of Neffs Bancorp, Inc., David C. Matulevich, at the address set forth on the front cover of this proxy statement, or by delivering a duly executed proxy bearing a later date. The presence at the annual meeting of any shareholder who has returned a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to our Secretary prior to the voting of such proxy.

Voting Securities And Method Of Counting Votes

Holders of record of our shares of Common Stock, par value $1.00 per share, as of the close of business on April 15, 2011 are entitled to one vote for each share then held. As of April 15, 2011, Neffs Bancorp, Inc. had 178,430 shares of Common Stock issued and outstanding. The presence in person or by proxy of shareholders entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock of Neffs Bancorp, Inc.  Approval of the amendment to the Company’s Articles of Incorporation requires the affirmative vote of the holders of a majority of the votes cast at the meeting. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.  The affirmative vote of a majority of the votes cast, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the ratification of our independent registered public accounting firm for the year ending December 31, 2011.

Security Ownership Of Certain Beneficial Owners

Persons and groups who beneficially own in excess of 5% of our shares of Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership. The following table sets forth, as of April 15, 2011, the shares of Common Stock beneficially owned by each person who was known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding

John J. Remaley	10,943	(2)	6.1%
5629 Route 873
Neffs, Pennsylvania 18065

Dean H. Snyder	14,740	(2)	8.3%
5629 Route 873
Neffs, Pennsylvania 18065

William F. and Alma P. Deibert (3)	11,989		6.7%
4801 E. Texas Road
Allentown, PA 18106

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power, and shares that the individual may purchase under stock option(s) or acquire by the conversion of trust preferred securities exercisable or convertible within 60 days of the record date.

(2)	See “Proposal III – ELECTION OF DIRECTORS” for information regarding the nature of beneficial ownership of Messrs. Remaley and Snyder.
(3)	Based upon the Company’s records.

PROPOSAL I — THE MERGER

The information in this proxy statement concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A and incorporated by reference herein. All shareholders are urged to read the Merger Agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix C.

Structure Of The Merger

The Merger has been structured so that upon consummation, Neffs Bancorp, Inc. will have fewer than 300 record holders of its shares of Common Stock. Federal securities law requires the Company to have fewer than 300 record holders before it can deregister its stock. We have recently organized NBI Merger Sub, Inc. solely to facilitate the Merger transaction. NBI Merger Sub, Inc. will be merged with and into Neffs Bancorp, Inc. pursuant to the terms of the Merger Agreement attached to the proxy statement as Appendix A. Neffs Bancorp, Inc. will be the surviving corporation to the Merger. If completed, the Merger will have the effects set forth below.

Shares held by shareholders of record owning 25 or fewer shares as of the Record Date. At the effective time of the Merger, each share of Common Stock then held by a shareholder of record who as of the Record Date held 25 or fewer shares (a “First Tier Record Holder”) will be converted into the right to receive the per share Cash Consideration from the Company as to the shares held of record on the Record Date. After the Merger and payment of that amount, record holders of these shares will have no further interest in Neffs Bancorp, Inc. Record holders in this category will not have to pay any service charges or brokerage commissions in connection with the Merger or the cash payments to them. However, if such record holders hold the shares in question for the benefit of another (or others), the Company cannot guarantee the absence of transaction costs with respect to the beneficial owners of the shares in question.

Shares held by shareholders of record owning more than 25 shares but fewer than 101 shares as of the Record Date. At the effective time, each share of Common Stock then held by a shareholder of record who as of the Record Date held more than 25 but fewer than 101 shares of Common Stock (a “Second Tier Record Holder”) will be converted into the right to receive, as to the shares held of record on the Record Date, at the election of the shareholder, either: (i) the per share Cash Consideration; or (ii) one share of a newly authorized class of Series A Preferred Stock of the Company. If you fail to return the enclosed proxy card or if you return the card but fail to specify any election on the proxy card, you will be deemed to have elected to receive the Series A Preferred Stock in exchange for your Common Stock. Any election made by a shareholder must be made with respect to all shares of record of Company Common Stock held by such record holder. For an election to be effective, it must be properly completed and received by the Company by no later than the time of the annual meeting. Shareholders of record will be entitled to change their election, provided any such change is in proper form and is received by the Company no later than the time of the annual meeting. Any record holder of more than 25 but fewer than 101 shares as of the Record Date that is a brokerage, bank or similar entity holding securities on behalf of multiple beneficial holders may make an election on behalf of each such beneficial owner. Shareholders of record must make their election regarding the receipt of the Cash Consideration or the Series A Preferred Stock on the proxy card provided with this proxy statement. Additional copies of the proxy card can be obtained by writing to Kevin A. Schmidt, Vice President of the Company, or David C. Matulevich, Secretary/Treasurer of the Company, at the address shown on the front page of this proxy statement, or by calling either of Messrs. Schmidt or Matulevich at (610) 767-3875.

Shares of Series A Preferred Stock will be less liquid than shares of the Company’s Common Stock, will have limited voting rights, and will not be registered under Section 12 of the Securities Exchange Act of 1934. For more information regarding the rights, preferences and other terms of the Series A Preferred Stock, see Proposal II.

The Board selected 101 shares of Common Stock as the ownership minimum for several reasons, including to ensure that, after completion of the Merger:

•	the number of record holders of Common Stock would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

•	Neffs Bancorp, Inc. would continue to maintain capital in excess of, and in full compliance with, all regulatory capital maintenance requirements.

The Board considered using a cutoff number other than 101 shares. However, in reliance on management’s analysis, the Board believes that using a number greater than 101 would not provide any significant benefit, while at the same time adding unnecessary expense to the transaction. Out of a total of __________ record shareholders, approximately ___________ shareholders own 101 or more shares of our Common Stock. These ___________ shareholders own, in the aggregate, approximately ____________% of the outstanding shares of Common Stock. This basic structure allows the Company to meet its objective of reducing the number of its Common shareholders of record to below 300, while also providing a significant number of shareholders (i.e. the approximately [second tier shareholders] shareholders in the 26 to 100 shares of Common Stock range) with the option of retaining an economic interest in the Company, should they choose to do so. The Board determined not to provide this option to the shareholders owning 25 or fewer shares of Common Stock because to do so allowed for the possibility that the total number of record holders of Series A Preferred Stock might exceed 500, which would require the Company to continue to meet the SEC reporting and filing requirements. Additionally, the Board determined that cashing out the approximately [first tier shareholders] holders of 25 or fewer shares of Common Stock was appropriate due to the inordinate consumption of resources by this group relative to its aggregate ownership of less than [first tier ownership %]% of the Company’s Common Stock.

Shares held by shareholders owing 101 or more shares as of the Record Date. At the effective time of the Merger, each share of Common Stock then held by a shareholder of record who as of the Record Date held 101 or more shares (a “Third Tier Record Holder”) will remain as outstanding Common Stock of the Company unchanged as a result of the Merger.

Shares held in street name. Shareholders who hold their shares of Company Common Stock in a brokerage or custodial account are not shown on our records as the record holder of these shares. The brokerage firm or custodian is the record holder, but more typically they deposit all such shares with a single nominee, such as Cede & Co. This is what is meant by “street name.” While the nominee for the broker or custodian is generally considered the record holder of our stock for most purposes, this is not the case when determining whether a company has fewer than 300 record holders for purposes of going private. In such instances, the Securities and Exchange Commission deems the brokerage or custodian to be the holder of record, rather than the nominee. For purposes of the present transaction, we will be deeming that to be the case as well. Consequently, if a broker or custodian holds (or is deemed to hold) 101 or more of our shares of Common Stock in the aggregate on the Record Date, then the stock held by the broker or custodian on the Effective Date of the Merger will be completely unaffected by the proposed transaction. Because the proposed transaction only affects record holders, it does not matter whether any of the underlying beneficial owners for whom that broker or custodian acts own less than 101 shares. At the end of this transaction, those beneficial owners will continue to beneficially own the same number of shares of our Common Stock as they did at the start of this transaction.

Likewise, brokers or custodians that hold (or are deemed to hold) fewer than 101 shares will have the same rights and obligations under the Merger Agreement as other shareholders of record who own fewer than 101 shares.

If you hold your shares in street name, you should talk to your broker, custodian or agent to determine how they expect the transaction to affect you. Because other street name holders may hold through your broker, custodian or agent, you may have no way of knowing whether you will be entitled to retain your shares of Common Stock until you have communicated with your broker, custodian or agent.

Beneficial owners of shares of the common stock. Crossing the threshold of 500 record shareholders is not difficult given the general rules the Securities and Exchange Commission (“SEC”) uses to count the number of record shareholders a company has. For example, if a husband and wife jointly own shares of a company, they are counted as only one record holder with regard to those shares. However, if they each individually own shares in addition to those held jointly, they will be counted as three separate shareholders. In addition, if either the husband or wife were to also hold shares in a trust for the benefit of a child, those shares would be deemed to be held by yet another shareholder of record. Consequently, one individual can count as multiple record holders, which can cause the Company to have record ownership far in excess of actual beneficial ownership. Importantly, if you and/or any member of your immediate family hold shares of the Company in multiple accounts, as demonstrated by the above examples, the determination as to whether or not you or your family members will continue to hold your shares of Common Stock following the proposed transaction will be made separately for each such account. Using the example provided above, if a husband and wife jointly hold 40 shares of the Company’s Common Stock, and the husband and wife also each hold 40 shares of the Company’s Common Stock in their individual names, all three accounts would have the option to receive either the per share cash consideration of $286.00 or new shares of the Series A Preferred Stock upon the completion of the proposed transaction. This is the case even though the husband and wife collectively hold in excess of 101 shares of Common Stock.

Certain shares acquired between the Record Date and the effective time of the Merger. In order to prevent transactions in the Common Stock that occur between the Record Date and the effective time of the Merger from interfering with the going private transaction, the Merger Agreement provides that certain shares acquired after the Record Date and held of record as of the effective time of the Merger will also be converted to Series A Preferred Stock in the Merger transaction. Specifically, if during the period between the Record Date and the effective time of the Merger, a First Tier Record Holder or a Second Tier Record Holder acquires by purchase, gift, bequest, or otherwise, any additional shares of Common Stock which are owned of record by such shareholder as of the effective time, each such additional share shall be converted into the right to receive one share of Series A Preferred Stock.  Similarly, each share of Common Stock acquired by a shareholder after the Record Date who was not already a Third Tier Record Holder will be converted into the right to receive shares of Series A Preferred Stock on a share for share basis.  Shares of Common Stock that are acquired after the Record Date that are owned in street name by a broker who qualifies as a Third Tier Record Holder will not be effected by these provisions, and will remain outstanding after the effective time of the Merger.

Determination Of The Terms Of The Merger

The structure and terms of the Merger were determined by the Board of Directors. Because NBI Merger Sub, Inc. is an affiliated company, the terms of the Merger cannot be considered the result of arm’s-length negotiations between unrelated parties. Consequently, the Board retained Danielson Associates, LLC, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the Company’s Common Stock. The consideration to be paid for the Common Stock under the Merger was determined by the Board of Directors. In making this determination, the Board of Directors relied upon a report on the valuation of the Company’s Common Stock, the going private analysis and the opinion on the fairness of the Cash Consideration to be received by shareholders owning fewer than 101 shares of Common Stock in connection with the Merger, each of which was delivered by Danielson Associates, LLC.

Interests Of Certain Persons In The Merger

The officers and directors of Neffs Bancorp, Inc. and the Bank who are also shareholders will participate in the Merger in the same manner and to the same extent as all of the other shareholders of Neffs Bancorp, Inc. See “Special Factors—Recommendation of Our Board of Directors; Fairness of the Transaction.” However, to our knowledge, no directors or executive officers will receive cash or Series A Preferred Stock in the Merger except as set forth in the following table.

Name	Shares for Which Cash or Series A Preferred Stock Will be Received

Our directors and executive officers will, therefore, retain the significant majority of their shares of Common Stock in the Merger. Additionally, if the Merger is completed, the respective ownership percentages of each of the directors and the executive officers will increase, as will the ownership interests of any other shareholder who retains his or her shares. As a result of the Merger, the collective ownership interest of the directors and executive officers will increase from approximately 22.7% to approximately [pro forma ownership%]%. See “Summary Term Sheet—Potential Conflicts of Interests of Executive Officers and Directors.”  Except as set forth in the immediately preceding paragraph, the executive officers and directors of Neffs Bancorp, Inc. are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the Company’s unaffiliated shareholders generally. The proposed transaction does not constitute a “change of control” for purposes of any existing compensation arrangement with the executive officers of

Neffs Bancorp, Inc. Neffs Bancorp, Inc. has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Neffs Bancorp, Inc. and the Bank and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the Merger and the Merger Agreement.

Past Contacts, Transactions, Negotiations And Agreements

During the past two years, neither the Company nor NBI Merger Sub, Inc. has engaged in significant transactions with each other or with any of their affiliates, executive officers or directors, except as disclosed herein under the caption “—Transactions with Certain Related Persons.” Nor has either entity engaged in negotiations regarding such types of transactions with the other. The concept of “significant transactions” includes any transaction or series of similar transactions with an aggregate value in excess of $120,000. Except with respect to the present transaction, there are no agreements between the Company, NBI Merger Sub, Inc. or the Company’s executive officers and directors and any other person with respect to any shares of Common Stock.

Directors and officers of the Company and their associates are customers of and have had transactions with The Neffs National Bank in the ordinary course of business. All loans and loan commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. Of the shares of Common Stock owned by our directors and executive officers, none are pledged as security for loans.

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, neither the Company nor the Bank has any plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iii) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s corporate structure or business.

Neither the Company nor NBI Merger Sub, Inc. has made an underwritten public offering of securities for cash during the past three years that was either registered under the Securities Act of 1933 or was exempt from registration under Regulation A thereof.

Source Of Funds And Expenses

Assuming the repurchase of all shares held by holders of fewer than 101 shares of Common Stock, the Company would repurchase approximately _________ of its shares of Common Stock. This would result in an aggregate purchase price of approximately $____________ million. Importantly, this also assumes no shareholders exercise dissenters’ rights of appraisal in connection with the transaction as otherwise discussed herein. The Company reserves the right to limit the amount of cash payable in the transaction to $3.5 million, which would enable all shares held by record shareholders owning 25 or fewer shares and 88% of all shares held by record shareholders owning more than 25 shares but fewer than 101 shares as of March 17, 2011 to receive $286.00 in cash. The cash limit will not be applicable if, at the time of election, recordholders holding more than 25 but fewer than 101 shares of Common Stock as of the Record Date elect cash that, when combined with the cash to be paid to record shareholders owning 25 or fewer shares, results in cash payments that would be less than $3.5 million.  The Board of Directors has reserved the express right to terminate this transaction in the event that, among other things, 5% or more of the outstanding shares of Common Stock exercise their dissenter’s appraisal rights. In this regard, the Board believes that the transaction is not intended for the purpose of cashing out large blocks of Common Stock.

Purchases of stock will be funded with the Company’s cash and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with the Merger. We do not believe the completion of the Merger will have any material affect on our financial condition or results of operations. We will continue to meet all applicable regulatory capital requirements following the Merger.

Fees And Expenses Of The Merger

Neffs Bancorp, Inc. will pay all of the expenses related to the Merger. We estimate that these expenses will be as follows:

SEC filing fees	$5,000
Legal fees and expenses	80,000
Accounting fees and expenses	5,000
Financial advisory / valuation fees and expenses	17,000
Printing, solicitation and mailing costs	19,000
Transfer agent fees	10,000
Miscellaneous	14,000

Total	$150,000

Effective Time Of The Merger

We are working to complete the Merger during the second quarter of 2011 so that we will terminate our registration with the SEC prior to the completion of that quarter. However, we cannot guarantee that the Merger will be effective by the end of the second quarter of 2011.

The effective time of the Merger will occur (i) at the time of the filing with and acceptance for recording of the Articles of Merger with the Pennsylvania Department of State, or (ii) at such time as we specify in the Articles of Merger. The Articles of Merger will be filed as soon as practicable after the requisite approval of the Merger proposal by the shareholders at the annual meeting is obtained and the other conditions precedent to the consummation of the Merger have been satisfied. We cannot assure you that all conditions to the Merger contained in the Merger Agreement will be satisfied. See “Conditions to Consummation of the Merger.”

Election To Receive Cash Or Series A Preferred Shares

Shareholders owning more than 25 but fewer than 101 shares of Common Stock as of the Record Date (the “Electing Holders”) have the choice of electing to receive as to the shares held of record on the Record Date: (1) the Cash Consideration for each share of Common Stock held; or (2) one share of Series A Preferred Stock for each share of Common Stock held. The proxy card provided with this proxy statement includes a place for these shareholders to make the appropriate election. Electing holders must indicate their election in the designated area provided on the proxy card.

If you fail to return the enclosed proxy card or if you return the card but fail to specify any election on the proxy card, you will be deemed to have elected to receive Cash Consideration in exchange for your Common Stock. All elections must be received by the Company prior to the date of the annual meeting of shareholders. You may change a previously submitted election by completing a new proxy card and sending it to the Company, but your revised election must be received prior to the date of the annual meeting of shareholders.

All such shareholders will be entitled to receive the amount of Cash Consideration and/or Series A Preferred Stock so elected upon the consummation of the proposed transactions

NONE OF THE SHARES OF SERIES A PREFERRED STOCK OFFERED IN CONNECTION WITH THE TRANSACTION PROPOSED BY THIS PROXY STATEMENT ARE DEPOSITS OR ACCOUNTS. THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Conversion And Exchange Of Stock Certificates

At the effective time of the Merger, all shares of Common Stock owned of record by each shareholder who held 25 or fewer shares of Common Stock as of the Record Date will automatically be converted into the right to receive the per share Cash Consideration. The shares of Common Stock owned by each record holder who held more than 25 but fewer than 101 shares of Common Stock as of the Record Date will automatically be converted into the right to receive at the election of the shareholder, either the per share Cash Consideration, or shares of Series A Preferred Stock. The shares of Common Stock acquired during the period between the Record Date and the effective time of the Merger by a First Tier Record Holder or a Second Tier Record Holder, which are owned of record by such shareholder as of the effective time, will automatically be converted into the right to receive shares of Series A Preferred Stock on a share for share basis. Likewise, the shares of Common Stock owned of record by a shareholder of record as of the effective time, who is not a First Tier Record Holder or a Second Tier Record Holder and who holds of record fewer than 101 shares, will be automatically converted into the right to receive shares of Series A Preferred Stock on a share for share basis. As soon as practicable after the Merger is completed, each shareholder who held fewer than 101 shares of Common Stock as of the Record Date, or who otherwise has their shares of Common Stock converted into shares of Series A Preferred Stock under the Merger Agreement, will receive a letter of transmittal and instructions for surrendering their stock certificates in exchange for either the Cash Consideration or shares of Series A Preferred Stock. When these shareholders deliver their stock certificates to our designated agent along with the letter of transmittal and any other required documents, their stock certificates will be retired, and they will be issued a check in the amount of their respective aggregate Cash Consideration or a new stock certificate representing the appropriate number of Series A Preferred Shares.

No service or brokerage charges will be payable by shareholders in connection with the exchange of their shares of Common Stock. All such expenses will be borne by Neffs Bancorp, Inc. Shareholders who elected to receive shares of Series A Preferred Stock will be entitled to all distributions that are declared on Series A Preferred Stock after the Merger is completed, but no such shareholder will receive any such distribution until his or her shares of Common Stock have been surrendered as described in the preceding paragraph. Except as otherwise herein provided, no shareholder will be entitled to any distributions that are declared after the Merger is completed on any shares of Common Stock that are converted into either cash or shares of Series A Preferred Stock as a result of the Merger. All shareholders will be entitled to distributions on his or her Common Stock declared prior to the date on which the Merger is completed, even if it is not paid until after the Merger is completed provided he or she held the Common Stock on the date of record for such distribution. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

Conditions To Consummation Of The Merger

The Boards of Directors of Neffs Bancorp, Inc. and NBI Merger Sub, Inc. have approved the Merger Agreement and authorized the consummation of the Merger. The completion of the Merger depends upon a number of events, including:

•	the approval of the Merger and the Merger Agreement by the shareholders of Neffs Bancorp, Inc.;

•	the approval of the amendment to the Company’s Articles of Incorporation by the shareholders of Neffs Bancorp, Inc. authorizing preferred stock, including the Series A Preferred Stock;

•	the approval of the Merger and the Merger Agreement by Neffs Bancorp, Inc. as the sole shareholder of NBI Merger Sub, Inc.;

•	the filing of the Certificate of Amendment and Articles of Merger, or other appropriate documents, with the Pennsylvania Department of State; and

•	the receipt of all regulatory approvals, if any.

Amendment Or Termination Of The Merger Agreement

The Merger Agreement may be amended by mutual written agreement of our Board of Directors and Board of Directors of NBI Merger Sub, Inc., generally without the necessity of further action by you. No specific amendment provision with respect to the Merger Agreement is presently contemplated. However, if there is any material amendment to the Merger Agreement before the annual meeting, we will notify you and provide you with information relating to the amendments prior to the meeting. Your approval would be required for any modification or amendment that:

•	changes the amount or kind of consideration that you will receive for your shares of Common Stock;

•	changes any provision of Neffs Bancorp, Inc.’s Articles of Incorporation not otherwise discussed in this proxy statement; or

•	changes any of the terms of the Merger Agreement, if the change would adversely affect your rights as a shareholder.

The Merger Agreement may be terminated by the Board of Directors of Neffs Bancorp, Inc. or NBI Merger Sub, Inc. at any time before the filing of Articles of Merger with the Pennsylvania Department of State. At this time, the parties have no intention of terminating the Merger Agreement. However, the Board of Directors has reserved the express right to terminate this transaction in the event 5% or more of the outstanding shares of Common Stock exercise their dissenter’s appraisal rights. In this regard, the Board believes that the transaction is not intended for the purpose of cashing out large blocks of Common Stock.

Regulatory Requirements

Except for the filing of the Articles of Merger, or other appropriate documentation, with the Pennsylvania Department of State upon the approval of the Merger by the Neffs Bancorp, Inc. shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger.

Rights Of Dissenting Shareholders

You have the right to dissent from the Merger Agreement and obtain the “fair value” of your shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. A summary of the rights of dissenting shareholders follows. The summary is qualified in its entirety by reference to Appendix B, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Appendix B. You are also encouraged to consult with your own legal advisor as to your appraisal rights under Pennsylvania law. Failure to strictly comply with these procedures may result in the loss of these appraisal rights.

Fair Value

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Neffs Bancorp, Inc. Common Stock immediately before the day of the effective date of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the transaction.

Timing of Notice Requirement

Neffs Bancorp, Inc. shareholders must send any written notice or demand required in order to exercise your dissenters’ rights to David C. Matulevich, Secretary, Neffs Bancorp, Inc., 5629 Route 873, Neffs, Pennsylvania 18065.

Notice of Intention to Dissent

If you wish to dissent from the Merger, you must do the following:

•	File a written notice of intent to dissent with Neffs Bancorp, Inc. prior to the shareholder vote at the Neffs Bancorp, Inc. annual meeting of shareholders;

•	Make no change in your beneficial ownership of Neffs Bancorp, Inc. Common Stock after you give notice of your intention to demand fair value of your shares of Neffs Bancorp, Inc. Common Stock; and

•	Not vote in favor of the Merger Agreement at the annual meeting.

Simply providing a proxy against or voting against the proposed merger at the annual meeting of shareholders will not constitute notice of your intention to dissent.

Notice to Demand Payment

If the Merger is approved and adopted by the required vote of Neffs Bancorp, Inc. shareholders, Neffs Bancorp, Inc. will mail a notice to all Neffs Bancorp, Inc. shareholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the Merger Agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit your certificates of Neffs Bancorp, Inc. Common Stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply With Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the Merger, or upon timely receipt of demand for payment if the closing of the Merger has already taken place, Neffs Bancorp, Inc. will send dissenting shareholders, who have deposited their stock certificates, the amount that Neffs Bancorp, Inc. estimates to be the fair value of the Neffs Bancorp, Inc. Common Stock. The remittance or notice will be accompanied by:

•
A closing balance sheet and statement of income of Neffs Bancorp, Inc. for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of Neffs Bancorp, Inc.’s estimate of the fair value of Neffs Bancorp, Inc. Common Stock; and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Neffs Bancorp, Inc. is less than the fair value of the Neffs Bancorp, Inc. Common Stock, the dissenting shareholder must send his or her estimate of the fair value (deemed a demand for the deficiency) of the Neffs Bancorp, Inc. Common Stock to Neffs Bancorp, Inc. within 30 days after Neffs Bancorp, Inc. mails its remittance. If the dissenting shareholder does not file its estimate of fair value within 30 days after the mailing by Neffs Bancorp, Inc. of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Neffs Bancorp, Inc.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the Merger;

•	Timely receipt by Neffs Bancorp, Inc. of any demands for payment; or

•	Timely receipt by Neffs Bancorp, Inc. of any estimates by dissenters of the fair value,

then, Neffs Bancorp, Inc. may file an application, in the Court of Common Pleas of Lehigh County, requesting that the court determine the fair value of the Neffs Bancorp, Inc. Common Stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Neffs Bancorp, Inc. were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Neffs Bancorp, Inc., may file an application in the name of Neffs Bancorp, Inc. at any time within the 30 day period after the expiration of the 60 day period and request that the Lehigh County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Lehigh County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Neffs Bancorp, Inc.’s estimate of the fair value of the Neffs Bancorp, Inc. Common Stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Lehigh County Court of Common Pleas finds fair and equitable.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Lehigh County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Neffs Bancorp, Inc., except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Neffs Bancorp, Inc. shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Shares Held of Record and Shares Held in Street Name

As a general matter, a record holder must assert dissenters’ rights as to all shares registered in his name. However, a record holder who holds shares on behalf of one or more beneficial owners, such as a broker or other nominee, may assert dissenters’ rights as to fewer shares than all of the shares registered in his name, only if he dissents with respect to all shares owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, the shares as to which dissenters’ rights are asserted shall be treated as if registered in the names of different shareholders. A beneficial owner may not assert dissenters’ rights with respect to some but not less than all shares owned, including shares owned of record.

If you hold your shares of Company Common Stock in a brokerage account or in other nominee form and you wish to exercise dissenters’ rights, you should consult with your broker or such other nominee to determine the appropriate procedures to follow.

Termination Of Securities Exchange Act Registration

Neffs Bancorp, Inc.’s Common Stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of Neffs Bancorp, Inc. Common Stock. Upon the completion of the Merger, Neffs Bancorp, Inc. will have approximately ____________ record holders of its Common Stock, which is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  We intend to apply for termination of the registration of Neffs Bancorp, Inc.’s Common Stock under the Securities Exchange Act as promptly as possible after the effective time of the Merger. Neffs Bancorp, Inc. Once the registration of our Common Stock is terminated, it will not need to be re-registered under Section 12(g) of the Securities Exchange Act of 1934 until such time as the Company again exceeds 500 record holders of its shares of Common Stock.

Termination of registration under the Securities Exchange Act of 1934 will substantially reduce the information required to be furnished by the Company to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act of 1934, such as the short swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and the requirements of Rule 13e-3 regarding “going private” transactions, no longer applicable to the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT PURSUANT TO WHICH NBI MERGER SUB, INC. WILL MERGE WITH AND INTO NEFFS BANCORP, INC.

PROPOSAL II — AMENDMENT TO ARTICLES OF INCORPORATION

The Board is proposing to amend the Company’s Articles of Incorporation to authorize the issuance of 1,000,000 shares of preferred stock, par value $1.00 per share, including 500,000 shares of Series A Preferred Stock. The newly authorized Series A Preferred Stock will be issued in connection with the Merger transaction to shareholders owning more than 25 but fewer than 101 shares of Common Stock as of the Record Date who elect to receive the new Series A Preferred Shares. The number of Series A Preferred Shares that the Company would issue in the event every shareholder owning more than 25 but less than 101 shares of Common Stock elected to receive shares of Series A Preferred Stock, as opposed to the Cash Consideration, is approximately [Series A Issued] shares. The Merger transaction is discussed more thoroughly in Proposal I above. Below is a description of the terms of the proposed preferred stock and Series A Preferred Stock, followed by a description of the terms of the Company’s Common Stock.

Preferred Stock

The preferred stock to be authorized would have such designations, preferences, qualifications, privileges,  limitations, restrictions, options, conversion rights, and other special or relative rights, as shall be expressed in the resolution or resolutions adopted by the Board of Directors from time to time providing for the issuance of such stock.  As such, the preferred stock would be available for issuance without further action by the Company’s shareholders, except as may be required by applicable law, or pursuant to the requirements of the exchange or quotation system upon which the Company’s securities are then trading or quoted.

Other than the issuance of the Series A Preferred Stock, the Company has no present agreement to issue any preferred stock and has no present intention to do so.

Series A Preferred Stock

Term.  The Series A Preferred Stock is perpetual and does not have a maturity date.

Voting Rights.  Holders of Series A Preferred Stock will not be entitled to vote on any matter except (i) as otherwise required by law or (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Company, or other business combination involving the Company, in which the holders of Common Stock are entitled to vote. Under current Pennsylvania law, the holders of the outstanding shares of a class or series of shares are entitled to vote as a class on a proposed amendment to the articles of incorporation, regardless of any limitations contained in the articles or bylaws, in certain circumstances, e.g., if the amendment would authorize the Board of Directors to fix and determine the relative rights and preferences, as between series, of any preferred class, or make any adverse changes in the preferences, limitations or rights of the shares of a class of series, or authorize a new class or series of shares having a preference as to dividends or assets which is senior to the shares of a class or series. Statutory voting rights are also granted under certain circumstances where a company adopts an amendment to the articles or a plan of dissolution that sets forth a provision for special treatment of the holders of a class or series.

Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive such dividends prior to the payment of any dividends to the holders of the Common Stock and in the same per share amount as paid to holders of Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, before any distribution or payment is made to the holders of shares of Common Stock, or any other junior security, the holders of Series A Preferred Stock, or any other series on parity with the Series A, will be entitled to be paid in full (on a per share basis) the greater of the net tangible book value of the shares of Common Stock determined under generally accepted accounting principals assuming for this purpose that all outstanding shares of Series A Preferred Stock are first converted into shares of Common Stock on a share for share basis; the amount paid per share to the holders of Common Stock; or the sum of $260.21 per share. To the extent such payments are made in full to the holders of the Series A Preferred, and any other shares on parity, the remaining assets and funds of the Company will be distributed among the holders of all junior securities, including shares of Common Stock, according to their respective rights and preferences. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock, will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

Redemption Rights. The shares of Series A Preferred Stock have no redemption rights.

Callability. The Series A Preferred Stock shall be callable in the aggregate at the exclusive option of the Company upon written notice to the holders thereof any time after the fifth (5th) anniversary following the date of issuance. If the shares of Series A Preferred are called by the Company, the holders thereof shall have their shares converted into shares of Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock.

Conversion Rights. Upon a change in control, each share of Series A Preferred Stock will automatically be converted to Common Stock on a one share for one share basis. A change of control event is defined to include any of the following:

•
A purchase or other acquisition by any person, entity or group of persons, which results in the beneficial ownership of such person, entity or group of persons equaling 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, subject to limited exceptions including any acquisition or further acquisition by any person, entity or group of persons who owned as of the date of adoption of the Articles of Amendment by the Board of Directors of the Company, more than 25% of the issued and outstanding shares of Common Stock of the Company;

•
A merger, reorganization or consolidation to which the Company is a party, or a sale or other disposition of all or substantially all of the assets of the Company, excluding any transaction pursuant to which (x) persons who were security holders of the Company immediately prior to such transaction own immediately thereafter more than 50% of the combined voting power of the surviving company and (y) individuals who constitute the incumbent Board of the Company will immediately after the consummation of the transaction constitute at least a majority of the members of the Board of the surviving company; or

•	Approval by the security-holders of the Company of a plan of complete liquidation or dissolution of the Company.

Preemptive Rights. The holders of Series A Preferred Stock have no preemptive right to acquire additional shares of Series A Preferred Stock, or any other series of Preferred Stock or any shares of Common Stock, which may, from time to time, be authorized and issued by the Company.

Antidilution Adjustments.  If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Company in the number, and relative terms, of the shares of Series A Preferred Stock.

Transfer Rights. A holder of Series A Preferred Stock may freely transfer the ownership of his or her shares, whether by sale, gift, bequest or otherwise.

Common Stock

Authorized Shares. We are authorized to issue 2,500,000 shares of Common Stock, par value $1.00 per share.

Dividends. Holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Board of Directors out of legally available funds subject to the payment of any preferential dividend to the holders of preferred stock, if any.

Voting Rights. The holders of the Common Stock currently possess exclusive voting rights in Neffs Bancorp, Inc., and the voting rights of all of the shares of Common Stock are identical. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to one vote for each share held.

Preemptive Rights. Holders of Common Stock have no preemptive rights.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets available for distribution after payment or provision for payment of our debts and other liabilities, subject to the rights of any series of preferred stock, if any, then outstanding. If we issue preferred stock, the holders thereof may also have priority over the holders of the Common Stock in the event of liquidation or dilution.

Anti-Takeover Measures Currently In Place

A number of provisions of our Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain of these provisions and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the current Board of Directors or management more difficult.

Issuance of Capital Stock. The Articles of Incorporation currently authorize the issuance of 2,500,000 shares of Common Stock, par value $1.00 per share, and, if approved by shareholders, we will file the amendment to the Articles of Incorporation to authorize the issuance of 1,000,000 shares of preferred stock, par value $1.00 per share, including 500,000 shares of Series A Preferred Stock. We have adopted no plan or agreement to issue additional shares of stock at this time, other than in the Merger transaction. If additional authorized but unissued shares of Common Stock are issued in the future, the percentage ownership interests of existing shareholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding Common Stock might be diluted. Moreover, additional share issuances could be construed as having an anti-takeover effect. The ability to issue additional shares gives management greater flexibility in financing corporate operations.

Special Meetings of Shareholders. Our By-Laws provide that special meetings of shareholders may be called only by (i) the Chairman of the Board, (ii) the President, (ii) the majority of the Board of Directors or its Executive Committee, or (iv) by shareholders entitled to cast at least 25% of the votes eligible to be cast at the meeting.

Cumulative Voting. Our Articles of Incorporation prohibit cumulative voting. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of shareholders may elect all directors of Neffs Bancorp, Inc., thereby precluding minority stockholder representation on the Board of Directors.

Number and Term of Directors; Classified Board of Directors. Our By-Laws provide that the Board of Directors shall consist of between five and 25 members. Our Board of Directors has set the number of directors at eight persons.

Our By-laws provide for a classified board of directors, consisting of three classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years.

Amendments to our By-Laws. Our By-Laws provide that the affirmative vote of two-thirds (66 2/3%) of the outstanding shares of Common Stock is required for the adoption of any shareholder proposal to amend the Bylaws.

This provision could make shareholder proposals to amend the By-Laws more difficult to adopt, since the holders of more than 33 1/3% of stock then eligible to vote, which could include directors and officers, would have a veto power over any changes to our By-Laws.

Presentation of Nominations for Director at Meetings of Shareholders. Our By-Laws provide that any shareholder may nominate any candidate for election to the Board of Directors. For nominations to be properly brought before a meeting called for the election of directors, written notice of such shareholder’s intent must be given not less than 60 days prior to the date of the meeting. Our By-Laws specify further procedural and informational requirements that must be satisfied for notice to be properly given.

Dividend Policy

It is currently the informal policy of the Company to declare and pay dividends on a semi-annual basis. Future dividend payments may be made at the discretion of Neffs Bancorp, Inc.’s Board of Directors upon consideration of factors such as operating results, financial condition, statutory and regulatory restrictions, tax consequences, and other relevant factors. Holders of Common Stock are entitled to share pro rata in the distribution of dividends when and as declared by the Board of Directors from funds legally available for such purpose. Upon the amendment to the Company’s Articles of Incorporation as described under this Proposal II, holders of the Series A Preferred Stock will be entitled to a dividend preference which will allow them to receive their dividends prior to any dividend payments to holders of Common Stock. Dividends paid to holders of Series A Preferred Stock shall be at least equal to the amount, on a per share basis, as dividends paid to holders of Common Stock.

The ability of the Company to obtain funds for the payment of dividends and for other cash requirements will be largely dependent on the amount of dividends which may be declared by its banking subsidiary. Various U.S. federal statutory provisions limit the amount of dividends the Company’s banking subsidiaries can pay to the Company without regulatory approval. Under federal law, The Neffs National Bank is required to obtain the approval of the Office of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank’s net profits for that year combined with its retained net profits for the preceding two calendar years.  In addition, Federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits our ability to pay dividends. In addition, our regulators have authority to prohibit us from engaging in an unsafe or unsound practice in conducting our business. The payment of dividends, depending upon our financial condition, could be deemed to constitute such an unsafe or unsound practice.

While the Company has had a relatively stable history of both earnings and semi-annual dividend distributions to shareholders, the Company cannot guarantee that it will be able to continue the payment of such dividends in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK, INCLUDING THE NEW CLASS OF PREFERRED STOCK.

PROPOSAL III — ELECTION OF DIRECTORS

The Board of Directors consists of eight members. Our directors are divided into three classes, with one class of directors elected annually. Our directors are generally elected to serve for a three-year period and until their respective successors are elected. Three Class A directors will be elected at the annual meeting to serve for a three-year term and until their respective successors are elected. The Board of Directors has nominated John J. Remaley, Dean H. Snyder and John F. Sharkey, Jr. to serve as directors for a three-year term. Each individual is currently a member of the Board of Directors.

The table below sets forth certain information, as of December 31, 2010, regarding members of our Board of Directors. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the annual meeting for the election of the nominees identified below. If a nominee is unable to serve, the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Upon evaluation of their business knowledge and work ethics, the Board of Directors as a whole recommends the election of Mr. Remaley, Mr. Sharkey, and Mr. Snyder.  The Board also believes the individuals who are continuing directors possess the required experience, qualifications and skills to continue as members of the Board of Directors. With respect to nominees and continuing directors, the following biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director.  Each director is also a director of The Neffs National Bank.

Name and Age	Director Since	Principal Occupation for the Past Five years and Positions Held with Neffs Bancorp, Inc. and Subsidiaries

NOMINEES FOR TERMS EXPIRING IN 2013 – CLASS A DIRECTORS

John J. Remaley, 75	1986
Mr. Remaley serves as President and Chief Executive Officer of Neffs Bancorp, Inc. having been elected in 1986, and Chairman of the Board of The Neffs National Bank, elected in July 2009.  Employed by The Neffs National Bank in 1953, he retired as Chief Executive Officer in 1995 and served as President from 1983 to July 2009.  He has served on the boards of directors of several not-for-profit organizations.  Mr. Remaley brings over 50 years of experience in community banking and in dealing with the local community.

John F. Sharkey, Jr., 55	2005
Mr. Sharkey was appointed as a director of Neffs Bancorp, Inc. and The Neffs National Bank in 2005, and elected to both boards in 2008.  Mr. Sharkey is a senior partner in the accounting firm of Concannon, Miller & Co., located in Allentown, Pennsylvania.  Mr. Sharkey provides financial and accounting expertise to the Board.

Dean H. Snyder, 59	2009
Mr. Snyder was appointed as a director of The Neffs National Bank and its parent organization, Neffs Bancorp, Inc. in September 2009.  He is a retired teacher of Northampton High School.  Mr. Snyder is a major shareholder who is well known in the community and provides an understanding of the local economy.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2012 – CLASS B DIRECTORS

Robert B. Heintzelman, 52	1999
Mr. Heintzelman was elected to the Boards of The Neffs National Bank and Neffs Bancorp, Inc. in 1999.  Mr. Heintzelman and his family are the owners of the Heintzelman Funeral Home, Inc., with locations in Schnecksville and Hellertown, Pennsylvania. He and his brother own and operate Lehigh Valley Crematory Services, Inc. in Hellertown.  Mr. Heintzelman is also a franchise restaurant co-owner of Dickey’s Barbecue Pit in Bethlehem.  Mr. Heintzelman brings significant experience with respect to the management and ownership of small businesses, such as those which are part of the Bank’s customer base.

Kevin A. Schmidt, 49	2004
Mr. Schmidt, associated with The Neffs National Bank since 1994, serves as President and Chief Executive Officer.  He was elected to the Boards of Neffs Bancorp, Inc. and The Neffs National Bank in 2004, and serves as Vice President of Neffs Bancorp, Inc.  Mr. Schmidt brings both financial and management expertise to the Board.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2011 – CLASS A DIRECTORS

John F. Simock, 74	1997
Mr. Simock, the prior owner of John F. Simock, Inc., a general contracting firm, is retired.  He was elected to the Boards of Neffs Bancorp, Inc. and The Neffs National Bank in 1997.  Mr. Simock brings management and small business experience to the Board.

Mary Ann Wagner, 70	2003
Ms. Wagner was appointed as a director of Neffs Bancorp, Inc. and The Neffs National Bank in 2003, and was elected to both boards in 2006.  Ms. Wagner is President of A. J. Henry Lumber Co., Inc. located in Neffs, Pennsylvania.  Ms. Wagner provides the Board with management experience and an understanding of the local economy.

Duane A. Schleicher, 49	2005
Mr. Schleicher was appointed as a director of Neffs Bancorp, Inc. and The Neffs National Bank in 2005, and elected to both boards in 2006.  Mr. Schleicher owns and operates Northside Heights Mobile Home Park, Schleicher Mobile Home Sales, Inc., and Duane A. Schleicher, Inc., each located in Carbon County, Pennsylvania.  Mr. Schleicher brings management experience and an understanding of the bank’s Carbon County market.

The table below sets forth certain information, as of December 31, 2010, regarding our executive officers.

Name	Age	Principal Occupation for the Past Five years and Positions Held with Neffs Bancorp, Inc. and Subsidiaries

John J. Remaley	75	President, Neffs Bancorp, Inc. and Chairman, The Neffs National Bank
Kevin A. Schmidt	49	Vice President, Neffs Bancorp, Inc. and President and CEO, The Neffs National Bank
Michael J. Bailey	55	Executive Vice President and Cashier/Chief Operations Officer, The Neffs National Bank
David C. Matulevich	38	Secretary/Treasurer, Neffs Bancorp, Inc.

Beneficial Share Ownership of Directors, Nominees And Executive Officers

The following tables show, as of April 15, 2011, the amount and percentage of Neffs Bancorp, Inc. common stock beneficially owned by each director, each nominee, each executive officer and all directors, nominees and executive officers as a group.

Beneficial ownership of shares of Neffs Bancorp, Inc. common stock is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock;

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after April 15, 2011.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person.

Name	Amount and Nature of Beneficial Ownership		Percent of Class

Robert B. Heintzelman	2,180	(1)	1.2%
John J. Remaley	10,943	(2)	6.1
Duane A. Schleicher	2,401	(3)	1.3
Kevin A. Schmidt	1,037	(4)	*
John F. Sharkey, Jr.	1,343	(5)	*
John F. Simock	1,708	(6)	*
Dean H. Snyder	14,740	(7)	8.3
Mary Ann Wagner	6,195	(8)	3.5
Michael J. Bailey	20	(9)	*
David C. Matulevich	20	(10)	*
All directors and executive officers as a group (10 persons)	40,587		22.7%

*	Less than 1%
(1)
Includes 1,010 shares owned individually by Mr. Heintzelman, four shares owned directly by his spouse, 30 shares owned directly by his son and daughters, 55 shares owned jointly by his mother and father, 250 shares owned jointly by his mother and brother, 140 shares owned jointly with his mother, 606 shares owned directly by his mother, 45 shares owned directly by his brother and 40 shares owned directly by his nieces.

(2)
Includes 4,250 shares owned individually by Mr. Remaley, 3,126 shares owned directly by his spouse, 3,062 shares owned directly by his sons, 500 shares owned directly by his sister and five shares owned directly by his grandson.

(3)
Includes 1,180 shares owned individually by Mr. Schleicher, 300 shares owned jointly with his spouse, 126 shares owned jointly by his sister and brother-in-law, 125 shares owned jointly with his daughters, 140 owned jointly by his daughter and son-in-law, 230 shares owned directly by his brother and 300 shares owned directly by his father.

(4)
Includes 1,000 shares owned individually by Mr. Schmidt, 21 shares owned jointly with his spouse, 11 shares owned directly by his stepson, two shares owned directly by his brother, two shares owned directly by his sister-in-law and one share owned directly by his niece.

(5)	Includes 1,025 shares owned individually by Mr. Sharkey and 318 shares owned jointly with his spouse.
(6)
Includes 1,580 shares owned individually by Mr. Simock, 40 shares owned directly by his spouse, 18 shares owned directly by his son, 45 shares owned directly by his grandsons, 15 shares owned directly by his daughter and 10 shares owned directly by his daughter-in-law.

(7)	Includes 8,476 shares owned individually by Mr. Snyder, 5,514 shares owned jointly by his sister and brother-in-law, and 750 shares owned directly by his niece.
(8)
Includes 1,913 shares owned individually by Ms. Wagner, 1,100 shares owned by the Robert Wagner Trust, 796 shares owned individually by Ms. Wagner’s daughters, 1,900 shares owned individually by Ms. Wagner’s son-in-law and 486 shares owned individually by her niece and nephew.

(9)	The shares are held jointly with Mr. Bailey’s spouse.
(10)	The shares are held jointly with Mr. Matulevich’s spouse.

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity.  The Board of Directors has adopted and adheres to corporate governance practices, which the Board of Directors and senior management believe promote this purpose, that are sound and represent best practices.  We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), and SEC regulations, as well as best practices suggested by recognized governance authorities.

Officers of the Corporation

Officers of the Company include Mr. John J. Remaley, President/Chief Executive Officer, Mr. Kevin A. Schmidt, Vice President, and Mr. David C. Matulevich, Secretary/Treasurer.  Bylaws of the Corporation allow for but do not require a Chairman of the Board.  The Board of Directors has determined that the structure is appropriate for the Company at this time.

Meetings And Committees Of The Board of Directors

The Board of Directors of Neffs Bancorp, Inc. met six times during 2010.  There were a total of 17 meetings of the various committees of the Board of Directors in 2010.  While the corporation has no specified attendance policy, all directors attended at least 75% or more of the meetings of the Board of Directors and of the various committees on which they served during 2010.  All elected Directors attended the 2010 Annual Meeting of Shareholders and we expect that they will all attend this year’s meeting.  The Board of Directors has a majority of independent Directors, as defined by NASDAQ listing standards.  The independent Directors are Robert B. Heintzelman, John F. Sharkey, Jr., John F. Simock, Duane A. Schleicher, Dean H. Snyder, and Mary Ann Wagner.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, which are not required to be reported under “—Transactions With Certain Related Persons,” below.  The Company and the Bank employed the services of Simock Construction, Inc. and John F. Simock during 2010 for repairs/maintenance to the Bank’s main office and other property owned by the Company.  Simock Construction, Inc. is owned by the son of Director John F. Simock.  The total amount of the transactions was $4,188.

The Board of Directors has an Audit Committee.  In addition, the Board of Directors performs the functions of the Compensation Committee and the Nominating Committee.

Compensation Committee. During 2010, the Board of Directors performed the function of a compensation committee.  The Board of Directors believes it is not necessary to have a separate compensation committee since the compensation of the Chief Executive Officer and all other executive officers of the Company’s subsidiary are determined by a majority of independent directors.  The Chief Executive Officer is not present during voting or deliberations on his compensation.  The Board of Directors met once as the compensation committee in 2010.

Nominating Committee. During 2010, the Board of Directors performed the functions of the nominating committee.  Nominees are selected by a majority of independent directors.  The Board of Directors believes this process adequately performs the function of a nominating committee.  Acting in the role of the nominating committee, the Board of Directors assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to help the Company carry out its strategic vision.  In the event of a vacancy the Board would evaluate what skills and experience would be most valuable to the corporation and seek nominees having those skills and experience.  Under our Bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors committee, or by a shareholder of record entitled to vote.  Section 10.1 of our Bylaws requires a shareholder to deliver a notice of nomination for election to the Board of Directors to the Secretary not less than 60 days prior to the date of any meeting of the shareholders called for the election of Directors.  For our annual meeting in the year 2012, we must receive this notice on or before ____________, 2012.  You can obtain a copy of the full text of the Bylaw provision by writing to David C. Matulevich, Secretary, Neffs Bancorp, Inc., 5629 Route 873, Neffs, Pennsylvania 18065-0010.  All nominees will be evaluated in the same manner, regardless of whether they are recommended by the Board of Directors or recommended by a shareholder.   The Board of Directors met one time as the Nominating Committee in 2010.  There is no formal policy with respect to shareholder recommendations for director, as the Board of Directors is open to recommendations from shareholders without requiring formal submissions.

The Board does not have specific policy or guidelines with regard to the consideration of diversity in identifying director nominees.  However, the Board seeks members who represent a mix of backgrounds and experiences that will enhance the quality of the board of directors’ deliberations and decisions in helping the Company carry out its strategic vision.  The Board recognizes that diversity in professional and life experiences may include consideration of gender, race, or national origin.  In addition, as the holding company for a community bank, the Board also seeks directors who can continue to strengthen the Bank’s position in its community and can assist the Bank with business development through business and other community contacts.

Audit Committee. The Audit Committee performs the duties set forth in its charter, which include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent certified public accountant.  Members of the

Audit Committee during 2010 were Robert B. Heintzelman, Chairman, Mary Ann Wagner, John F. Sharkey, Jr. and Dean H. Snyder.  The Audit Committee met four times during 2010.

The Board of Directors has determined that John F. Sharkey, Jr., is an audit committee financial expert.  The committee has the authority to engage legal counsel, consultants or other experts, as it deems appropriate to carry out its responsibilities.

Risk Management

The Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors also satisfies this responsibility through reports by the committee chair of all board committees regarding the committees’ considerations and actions, through review of minutes of committee meetings and through regular reports directly from officers and internal auditors responsible for oversight of particular risks within the Company, as well as from external auditors.  Risks relating to the direct operations of the Bank are further overseen by the Board of Directors of the Bank, which consists of the same individuals who serve on the Board of Directors of the Company.  The Board of Directors of the Bank also has additional committees that conduct risk oversight and they typically meet jointly with the committees of the Company.  All committees are responsible for the establishment of policies that guide management and staff in the day-to-day operation of the Company and the Bank such as lending, risk management, asset/liability management, investment management and others.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board of Directors.  Due to the infrequency of shareholder communications to the Board of Directors, the Board of Directors does not believe that a formal process is necessary.

Code Of Ethics

Since 2003, we have had a Code of Ethics.  Our Code of Ethics is applicable to our directors, officers and employees, including our Chief Executive Officer and senior financial officers.  The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.  The Board of Directors periodically receives reports on our compliance program.  Any shareholder can request a copy of the Code of Ethics, free of charge, by writing to David C. Matulevich, Secretary, at 5629 Route 873, P.O. Box 10, Neffs, Pennsylvania 18065-0010.  We also filed a copy of the Code of Ethics with the SEC as an exhibit to our December 31, 2003 Annual Report on Form 10-K, which can be accessed from the Neffs Bancorp, Inc. portion of our website, www.neffsnatl.com.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors who meet NASDAQ standards for independence.  The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in 2003.  A link to the Charter can be found on the Bank’s website at www.neffsnatl.com.

Management has primary responsibility for the corporation’s financial statements and the overall reporting process, including the corporation’s system of internal controls.

ParenteBeard LLC, the Company’s independent registered public accounting firm, has audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee reviewed with management and ParenteBeard LLC our audited financial statements and met separately with both management and ParenteBeard LLC to discuss and review those financial statements and reports prior to issuance.  Management has represented, and ParenteBeard LLC has confirmed, to the Audit Committee, that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

    The Audit Committee received from and discussed with ParenteBeard LLC the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board.  These items relate to that firm’s independence from the corporation.  The Audit Committee also discussed with ParenteBeard LLC matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable.  The Audit Committee implemented a procedure to monitor accountant independence, reviewed audit and non-audit services performed by ParenteBeard LLC and discussed with the accountants their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Neffs Bancorp, Inc. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee
Robert B. Heintzelman, Chairman
Mary Ann Wagner
John F. Sharkey, Jr.
Dean H. Snyder

Executive Compensation

The following table summarizes the total compensation for each of the last two years for John J. Remaley, Neffs Bancorp, Inc.’s Chief Executive Officer since 1986, and Kevin A. Schmidt, The Neffs National Bank’s Chief Executive Officer since 1995 and Principal Financial Officer of Neffs Bancorp, Inc.  Compensation paid to Messrs. Remaley and Schmidt for their services as directors are included in “Directors’ Compensation—Director Compensation Table For The Year Ended December 31, 2010.”

Summary Compensation Table

Name and principal position	Year	Salary ($)	All other compensation ($)	Total ($)
John J. Remaley President and Chief Executive Officer, Neffs Bancorp, Inc.; Chairman of the Board, The Neffs National Bank	2010	—	1,000 (1)	1,000
	2009	—	1,000 (1)	1,000

Kevin A. Schmidt Vice President, Neffs Bancorp, Inc.; President and Chief Executive Officer, The Neffs National Bank	2010	110,000	7,333 (2)	117,333
	2009	104,500	7,071 (2)	111,571

(1)	Represents the Bank’s contribution on behalf of Mr. Remaley to the Bank’s Director Deferred Compensation Fund.
(2)
Represents the Bank’s contribution on behalf of Mr. Schmidt to the Employee Profit Sharing and Retirement Trust Plan ($6,600 for 2010) and premiums paid by the Bank on behalf of Mr. Schmidt for Life Insurance and Long Term Disability Insurance ($733 for 2010).

Employee Profit Sharing and Retirement Trust Fund Plan. The Bank maintains and sponsors a defined contribution 401(k) savings and investment plan.  The plan is administered by the Bank and is subject to the Internal Revenue Code of 1986, as amended, and to the regulations promulgated thereunder.  Participants are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974.  Each Bank employee who attains the age of 18, successfully completes any probationary period(s) and completes 1,000 hours of service per year may participate in the 401(k) plan and will be eligible for employee profit sharing.  Generally, eligible employees may not contribute more than 15% of their compensation to the 401(k) plan.  The employee’s contributions to the plan vest immediately.  Each year the Bank determines the amount, if any, which it will contribute as profit sharing to the plan.  The Bank’s contributions to the 401(k) plan for each participant vest in five to six years from plan enrollment.  The Bank incurred expenses of $60,000 and $58,000, for financial reporting purposes during 2010 and 2009, respectively, in connection with the plan.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2010 certain information as to the total remuneration we paid to our directors.  Directors are compensated by the Bank, rather than the Company.  Compensation paid to Messrs. Remaley and Schmidt for their services as executive officers are included in “Executive Compensation—Summary Compensation Table.”

Director Compensation Table For The Year Ended December 31, 2010

Name	Fees earned or paid in cash ($)	Nonqualified Deferred Compensation Earnings	All other compensation ($) (1)		Total ($)
Robert B. Heintzelman	12,000	526	1,325	(2)	13,851
John J. Remaley	12,000	710	1,000		13,710
Duane A. Schleicher	12,000	179	1,050	(2)	13,229
Kevin A. Schmidt	12,000	—	—		12,000
John F. Sharkey, Jr.	12,000	179	1,000		13,179
John F. Simock	12,000	656	1,675	(2)	14,331
Dean H. Snyder	12,000	8	1,300	(2)	13,308
Mary Ann Wagner	12,000	296	1,575	(2)	13,871

(1)	For each non-employee director, includes contributions of $1,000 to a deferred compensation plan.
(2)	Includes $325, $50, $675, $300 and $575 for directors Heintzelman, Schleicher, Simock, Snyder and Wagner, respectively, for real estate inspections of $25 per day with a $1,250 annual maximum.

Directors receive no remuneration for attendance at meetings of the Board of Directors of Neffs Bancorp, Inc.  In 2010, each director of the Bank received $1,000 per month for attendance at Board of Directors and committee meetings.  In addition, directors of the Bank receive $25 for each trip made in the course of performing site inspections, relating to real estate transactions, with a maximum of $1,250 per year.  During 2010, the Bank paid its directors $1,925 for site inspections.  The Bank also contributed $1,000 to each non-employee director’s respective deferred compensation plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires Neffs Bancorp, Inc.’s directors, executive officers and shareholders who beneficially own more than 10% of Neffs Bancorp, Inc.’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Neffs Bancorp, Inc. with the Securities and Exchange Commission.  Based on a review of copies of the reports we received, and on the statements of the reporting persons, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2010 except for one Form 4 for Kevin A. Schmidt that was inadvertently filed late to report two transactions.

Transactions With Certain Related Persons

Some of Neffs Bancorp, Inc.’s directors and executive officers and the companies with which they are associated were customers of and had banking transactions with the Bank during 2010.  All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank, and did not involve more than a normal risk of collectiblity or present other unfavorable features.  Total loans to these persons at December 31, 2010, amounted to $2,165,660.  The Bank anticipates that it will enter into similar transactions in the future.  The same procedures apply to the approval of related party transactions as to non-related party transactions.  The director or officer will not be allowed to participate in discussions concerning the transaction or to vote if a vote is required.

PROPOSAL IV — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Neffs Bancorp, Inc. has approved the engagement of ParenteBeard LLC to be our independent registered public accounting firm for the year ending December 31, 2011, subject to the ratification of the engagement by our shareholders.  ParenteBeard LLC served as the Company’s independent registered public accounting firm for the year ended December 31, 2010.  At the annual meeting, stockholders will consider and vote on the ratification of the Audit Committee’s engagement of ParenteBeard LLC for the year ending December 31, 2011.  A representative of ParenteBeard LLC is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.  ParenteBeard LLC has advised us that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between an independent registered public accounting firm and its client.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by ParenteBeard LLC during the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Audit fees (1)	$57,742	$61,581
Audit-related fees (2)	$2,250	$5,650
Tax fees	$—	$—
All other fees (3)	$15,000	$—

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in Forms 10-Q, and services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)
Reflects assurance and related services reasonably related to the performance of the audit or review of financial statements.  For 2010, includes assistance with issuing and reviewing press releases and internal employee accounting matters.  For 2009, includes research and consultation related to the accounting for and the tax status of municipal bonds and also includes assistance with the accounting for other-than-temporary impairment of securities.

(3)	Consists of XBRL services.

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all public accounting firms who audit issuers to obtain pre-approval from their respective Audit Committee in order to provide professional services without impairing independence.  ParenteBeard LLC previously issued engagement letters to or obtained formal approval from the Audit Committee for all of the services described above.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining ParenteBeard LLC’s independence.

PROPOSAL V — ADJOURNMENT OF THE ANNUAL MEETING

If there are not sufficient votes to approve the Merger Agreement at the time of the annual meeting, the proposal may not be approved unless the annual meeting is adjourned to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received by the Company at the time of the annual meeting to be voted for an adjournment, if necessary, the Company has submitted the question of adjournment to its stockholders as a separate matter for their consideration.  If it is necessary to adjourn the annual meeting, no notice of the adjourned special meeting is required to be given to shareholders, other than by announcement at the annual meeting, unless the board of directors fixes a new record date.

The board of directors unanimously recommends that you vote “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement.

INFORMATION ABOUT NEFFS BANCORP, INC. AND ITS AFFILIATES

General

Neffs Bancorp, Inc. is a bank holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and is a corporation organized under the laws of the Commonwealth of Pennsylvania. Its main office is located at 5629 Route 873, Neffs, Pennsylvania 18065 (Telephone Number: (610) 767-3875). Neffs Bancorp, Inc. is the parent company of The Neffs National Bank, which is a national bank. At December 31, 2010, Neffs Bancorp, Inc. had total assets of approximately $278.5 million, total deposits of approximately $230.7 million, and total shareholders’ equity of approximately $46.7 million.

Additional Information About Neffs Bancorp, Inc.

Additional information relating to Neffs Bancorp, Inc., including its business, financial statements at or for the years ended December 31, 2010 and 2009, management’s discussion and analysis of financial condition and results of operations, and other related matters as to Neffs Bancorp, Inc., is found in Neffs Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, which is attached as Appendix E.  Such appendix is incorporated by reference herein.

NBI Merger Sub, Inc.

NBI Merger Sub, Inc. is a newly-formed Pennsylvania corporation, and is a wholly-owned subsidiary of Neffs Bancorp, Inc. NBI Merger Sub, Inc. was organized solely for the purpose of facilitating the Merger transaction. There is no trading market for the Common Stock of NBI Merger Sub, Inc., and there have been no trades of NBI Merger Sub, Inc. Common Stock since its date of incorporation. Additionally, NBI Merger Sub, Inc. has paid no dividends since its date of incorporation and does not intend to pay any dividends prior to the Merger. NBI Merger Sub, Inc. will be merged with and into Neffs Bancorp, Inc. and will cease to exist after the Merger. NBI Merger Sub, Inc. has not conducted any activities other than those incident to its formation, its negotiation and execution of the Merger Agreement and its assistance in preparing various SEC filings related to the proposed transaction. NBI Merger Sub, Inc. has no significant assets, liabilities or shareholders’ equity. Members of the Board of Directors and senior management of NBI Merger Sub, Inc. consist of certain members of the Board of Directors and senior management of Neffs Bancorp, Inc. The address and telephone number of NBI Merger Sub, Inc.’s principal offices are also the same as Neffs Bancorp, Inc. NBI Merger Sub, Inc. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

Legal Proceedings

All of the directors and executive officers of Neffs Bancorp, Inc. are U.S. citizens. During the past ten years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past ten years, excluding traffic violations and similar misdemeanors. The business address and telephone number of the directors and executive officers at the Company is 5629 Route 873, Neffs, Pennsylvania 18065, telephone (610) 767-3875.

Voting Securities Held By the Directors and Executive Officers Of Neffs Bancorp, Inc.

The following table sets forth information as of the Record Date with respect to the beneficial ownership of each of the directors and executive officers, and all directors and executive officers as a group, before and their anticipated ownership after the Merger. The information provided below assumes 178,430 issued and outstanding shares of Common Stock prior to the Merger, and _____________ shares of Common Stock issued and outstanding following the Merger. See “Proposal III—Election of Directors” for additional information.

	Prior to Merger			After Merger
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

Robert B. Heintzelman	2,180	(2)	1.2%			%
John J. Remaley	10,943	(3)	6.1
Duane A. Schleicher	2,401	(4)	1.3
Kevin A. Schmidt	1,037	(5)	*
John F. Sharkey, Jr.	1,343	(6)	*
John F. Simock	1,708	(7)	*
Dean H. Snyder	14,740	(8)	8.3
Mary Ann Wagner	6,195	(9)	3.5
Michael J. Bailey	20	(10)	*
David C. Matulevich	20	(11)	*
All directors and executive officers as a group (10 persons)	40,587		22.7%		[pro forma ownership%]%

*	Less than 1%
(1)	The mailing address for all Directors and executive officers is 5629 Route 873, Neffs, Pennsylvania 18065.
(2)
Includes 1,010 shares owned individually by Mr. Heintzelman, four shares owned directly by his spouse, 30 shares owned directly by his son and daughters, 55 shares owned jointly by his mother and father, 250 shares owned jointly by his mother and brother, 140 shares owned jointly with his mother, 606 shares owned directly by his mother, 45 shares owned directly by his brother and 40 shares owned directly by his nieces.

(3)
Includes 4,250 shares owned individually by Mr. Remaley, 3,126 shares owned directly by his spouse, 3,062 shares owned directly by his sons, 500 shares owned directly by his sister and five shares owned directly by his grandson.

(4)
Includes 1,180 shares owned individually by Mr. Schleicher, 300 shares owned jointly with his spouse, 126 shares owned jointly by his sister and brother-in-law, 125 shares owned jointly with his daughters, 140 owned jointly by his daughter and son-in-law, 230 shares owned directly by his brother and 300 shares owned directly by his father.

(5)
Includes 1,000 shares owned individually by Mr. Schmidt, 21 shares owned jointly with his spouse, 11 shares owned directly by his stepson, two shares owned directly by his brother, two shares owned directly by his sister-in-law and one share owned directly by his niece.

(6)	Includes 1,025 shares owned individually by Mr. Sharkey and 318 shares owned jointly with his spouse.
(7)
Includes 1,580 shares owned individually by Mr. Simock, 40 shares owned directly by his spouse, 18 shares owned directly by his son, 45 shares owned directly by his grandsons, 15 shares owned directly by his daughter and 10 shares owned directly by his daughter-in-law.

(8)	Includes 8,476 shares owned individually by Mr. Snyder, 5,514 shares owned jointly by his sister and brother-in-law, and 750 shares owned directly by his niece.
(9)
Includes 1,913 shares owned individually by Ms. Wagner, 1,100 shares owned by the Robert Wagner Trust, 796 shares owned individually by Ms. Wagner’s daughters, 1,900 shares owned individually by Ms. Wagner’s son-in-law and 486 shares owned individually by her niece and nephew.

(10)	The shares are held jointly with Mr. Bailey’s spouse.
(11)	The shares are held jointly with Mr. Matulevich’s spouse.

Recent Affiliate Transactions In Neffs Bancorp, Inc. Stock

Except as provided below, there were no transactions in Neffs Bancorp, Inc.’s Common Stock by its affiliates which have occurred over the last three months.

Stock Repurchases By Neffs Bancorp, Inc.

The following table sets forth information regarding share repurchases by Neffs Bancorp, Inc. for each quarterly period since January 1, 2009.

Date	Number of Shares Purchased	Price per Share	Dollar Amount of Repurchases

January 1, 2009 through March 31, 2009	1,001	$230.35	$230,580
April 1, 2009 through June 30, 2009	1,220	244.29	298,034
July 1, 2009 through September 30, 2009	3,221	264.95	879,899
October 1, 2009 through December 31, 2009	100	260.00	26,000
January 1, 2010 through March 31, 2010	617	256.01	157,958
April 1, 2010 through June 30, 2010	1,896	258.35	489,832
July 1, 2010 through September 30, 2010	250	270.00	67,500
October 1, 2010 through December 31, 2010	1,385	260.09	380,225
January 1, 2011 through March 31, 2011	1,030	253.51	261,115
April 1, 2011 through April 15, 2011	—	—	—

Market For Common Stock And Dividend Information

Information relating to the market for Neffs Bancorp, Inc.’s Common Stock and dividend information is found in the Company’s Annual Report to Shareholders, which accompanies this proxy statement.

FINANCIAL AND OTHER INFORMATION

Neffs Bancorp, Inc. does not calculate a ratio of earnings to fixed charges in its regularly prepared financial statements. Neffs Bancorp, Inc.’s ratio of earnings to fixed charges (including interest expense) was 1.90x and 1.75x for the years ended December 31, 2010 and 2009, respectively.

STOCKHOLDER PROPOSALS

If the Merger is approved by the requisite vote of the Company’s shareholders, the Company will not be required to include shareholder proposals in its proxy materials in connection with next year’s annual meeting of shareholders, as permitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. If the Merger is not approved and the Company does not deregister under the Securities Exchange Act, in order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any stockholder proposal to take action at such meeting must be received at our executive office, 5629 Route 873, Neffs, Pennsylvania 18065, no later than ___________________. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, if applicable.

For a shareholder to nominate a candidate for election to our Board of Directors, the shareholder must deliver a notice of nomination to the Secretary not less than 60 days prior to the date of any meeting of the shareholders called for the election of Directors.  The notice must contain the following, to the extent known by the notifying shareholder:

(a)           the name and address of each proposed nominee;

(b)           the age of each proposed nominee;

(c)           the principal occupation of each proposed nominee

(d)           the number of shares of the Company owned by each proposed nominee;

(e)           the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f)           the name and residence address of the notifying shareholder; and

(g)           the number of shares of the Company owned by the notifying shareholder.

For our annual meeting in the year 2012, we must receive this notice on or before March 10, 2012,

MISCELLANEOUS

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our shares of Common Stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.  Neffs Bancorp, Inc. has retained Phoenix Advisory Partners, LLC to assist Neffs Bancorp, Inc. in soliciting proxies, and has agreed to pay Phoenix Advisory Partners, LLC a fee of $5,500 plus reasonable expenses for these services.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, IS ATTACHED AS APPENDIX E TO THIS PROXY STATEMENT.  ADDITIONAL COPIES OF THE FORM 10-K WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN OR TELEPHONIC REQUEST TO DAVID C. MATULEVICH, CORPORATE SECRETARY, 5629 ROUTE 873, NEFFS, PENNSYLVANIA 18065, (610) 767-3875.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for consideration at the meeting or any adjournment thereof. If any other matter should properly come before the meeting, it is intended that the persons named in the enclosed proxy will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the annual meeting, as to which they shall act in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Neffs Bancorp, Inc. files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including Neffs Bancorp, Inc., who file electronically with the SEC. The address of that site is http://www.sec.gov.

Neffs Bancorp, Inc. and NBI Merger Sub, Inc. have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors of Neffs Bancorp, Inc.

David C. Matulevich, Secretary

Date: [Document Date]
Neffs, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on [Meeting Date].

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2010 Annual Report of Neffs Bancorp, Inc. are available at http://www.neffsnatl.com/neffsbancorp.html.

APPENDIX A

PLAN OF REORGANIZATION AND AGREEMENT OF MERGER
BETWEEN
NEFFS BANCORP, INC. AND NBI MERGER SUB, INC.

THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (the “Merger Agreement”), dated as of March 17, 2011, is hereby entered into by and between NBI Merger Sub, Inc., a Pennsylvania corporation (“Merger Sub”), and Neffs Bancorp, Inc., a Pennsylvania corporation (“Neffs” or the “Company”).

RECITALS

Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of Common Stock, $0.01 par value per share (“Merger Sub Common Stock”), of which 100 shares are issued and outstanding. Neffs is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. As of the date hereof, the authorized capital stock of Neffs consists of 2,500,000 shares of common stock, $1.00 par value per share (“Neffs Common Stock”), of which 178,430 shares are presently issued and outstanding, and no shares of preferred stock. The respective Boards of Directors of Neffs and Merger Sub deem this Merger Agreement advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Neffs and Merger Sub, by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of Neffs and shareholders of Merger Sub are each entitled to vote to approve the Merger Agreement.

THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I
THE MERGER

1.1	THE MERGER.

Subject to the terms and conditions of this Merger Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988 (the “Business Corporation Law”), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge (the “Merger”) with and into Neffs, and Neffs shall survive the Merger and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania (sometimes referred to in this Merger Agreement as the “Surviving Corporation”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate and the name of the Surviving Corporation shall continue to be “Neffs Bancorp, Inc.”

1.2	EFFECTIVE TIME.

As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of any required regulatory approvals and the expiration of any statutory waiting periods, the Articles of Merger meeting the requirements of Section 1926 of the Business Corporation Law shall be filed with the Pennsylvania Department of State. The Merger shall become effective (“the Effective Time”) when the Articles of Merger have been accepted for filing by the Pennsylvania Department of State or as otherwise specified in the Articles of Merger.

1.3	EFFECTS OF THE MERGER.

At and after the Effective Time, the Merger shall have the effects set forth herein and in the Business Corporation Law.

1.4	TREATMENT OF NEFFS COMMON STOCK; CONVERSION OF MERGER SUB COMMON STOCK.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any Record Holder (as hereinafter defined), the following shall occur:

(1) First Tier Record Holders. Each share of Neffs Common Stock owned of record by a First Tier Record Holder (as hereinafter defined) as of the Record Date (“First Tier Record Date Shares”) shall be converted into the right to receive cash from the Surviving Corporation in the amount of $286.00 per share (the “Cash Consideration”), without interest thereon, upon the surrender to the Surviving Corporation of the certificate(s) formerly representing the First Tier Record Date Shares. As of the Effective Time, all First Tier Record Date Shares shall be cancelled and shall cease to be outstanding, and the holder thereof shall have only such rights as to such shares, if any, as they may have pursuant to the Business Corporation Law. All other issued and outstanding shares of Neffs Common Stock held of record by a First Tier Record Holder shall be converted into the right to receive Series A Preferred Stock on a share for share basis, and the holder shall cease to have any rights as a holder of Neffs Common Stock with respect to such shares of Neffs Common Stock, except such rights, if any, as they may have pursuant to the Business Corporation Law; their sole and exclusive right with respect to such shares of Neffs Common Stock being to receive shares of Series A Preferred Stock upon the surrender to the Surviving Corporation of their certificates formerly representing shares of Neffs Common Stock.

(2) Second Tier Record Holders. Subject to the Cash Limit (as defined below), each issued and outstanding share of Neffs Common Stock owned of record by a Second Tier Record Holder (as hereinafter defined) as of the Record Date (the “Second Tier Record Date Shares”), who has submitted a Proper Election (as hereinafter defined) to the Company, shall be converted in accordance with said Proper Election. Second Tier Record Holders that have not made a Proper Election (the “Non-Election Shares”) shall be deemed to have elected to receive the Series A Preferred Stock in exchange for all Second Tier Record Date Shares. To the extent that the Second Tier Record Date Shares are converted into the right to receive the Cash Consideration (the “Cash Election Shares”), such shares shall be cancelled and shall cease to be outstanding, and the holder thereof shall cease to have any rights as a holder of Neffs Common Stock with respect to such shares, except such rights, if any, as they may have pursuant to the Business Corporation Law; their sole and exclusive right with respect to such shares of Neffs Common Stock being to receive shares of Series A Preferred Stock upon the surrender to the Surviving Corporation of their certificates formerly representing shares of Neffs Common Stock.

All shares of Neffs Common Stock held of record by a Second Tier Record Holder that are not Second Tier Record Date Shares, and all Second Tier Record Date Shares held of record by a Second Tier Record Holder as to which an election to receive Series A Preferred Stock has been properly made, shall be converted into the right receive shares of Series A Preferred Stock on a share for share basis (the “Preferred Stock Election Shares”), and such holder shall cease to have any rights as a holder of Neffs Common Stock with respect to such shares of Neffs Common Stock, except such rights, if any, as they may have pursuant to the Business Corporation Law; their sole and exclusive right with respect to such shares of Neffs Common Stock being to receive shares of Series A Preferred Stock upon the surrender to the Surviving Corporation of their certificates formerly representing shares of Neffs Common Stock. Any Second Tier Record Holder who has made or is deemed to make a Preferred Stock Election shall receive one share of Series A Preferred Stock for each share of Neffs Common Stock held thereby with respect to which the election to receive shares of Series A Preferred Stock has been made.

In the event that Second Tier Record Holders elect to receive Cash Consideration in an amount that, when added to the aggregate Cash Consideration payable to First Tier Record Holders, exceeds the Cash Limit, then cash and shares of Series A Preferred Stock shall be allocated among such shareholders who elect to receive the Cash Consideration as follows:  priority to have shares converted into the right to receive the Cash Consideration without interest thereon, upon surrender to the Surviving Corporation of certificates formerly representing shares of NBI Common Stock, will first be given first to those Second Tier Record Date Holders who were Priority Second Tier Record Holders (and if necessary to allocate either among Priority Second Tier Record Holders or non-Priority Second Tier Record Holders, priority will be given in a category to shareholders owning the lesser number of shares, on such equitable basis as determined by NBI).  As a result of this allocation, all shares held by Second Tier Round Holders not converted into the right to receive the Cash Consideration shall be converted into the right to receive shares of Series A Preferred Stock.  If the Cash Limit is not exceeded, Second Tier Record Date Shares held by

Second Tier Record Holders who elect to received the Cash Consideration shall be considered Cash Election Shares and shall be converted into the right to receive the Cash Consideration without interest thereon, upon surrender to the Surviving Corporation of their certificates formerly representing shares of NBI Common Stock.

 (3) Each issued and outstanding share of Neffs Common Stock owned of record by a Third Tier Record Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock of the Surviving Corporation without change. In no event shall any Third Tier Record Holder be entitled to receive either the Cash Consideration or shares of Series A Preferred Stock with respect to the shares of Neffs Common Stock held thereby.

(4) Each issued and outstanding share of Neffs Common Stock acquired after the Record Date and owned of record by an Effective Date Record Holder who is not a Third Tier Record Holder (a “Post Record Date Holder”) shall be converted into shares of Series A Preferred Stock on a share for share basis, and such holder shall cease to have any rights as a holder of Neffs Common Stock with respect to such shares of Neffs Common Stock, except such rights, if any, as they may have pursuant to the Business Corporation Law; their sole and exclusive right with respect to such shares of Neffs Common Stock being to receive shares of Series A Preferred Stock upon the surrender to the Surviving Corporation of their certificates formerly representing shares of Neffs Common Stock.

(5) The aggregate Cash Consideration required to be paid in the Merger may be limited by NBI to an amount no less than $3,500,000 (which amount, including any increased amount, is referred to as the “Cash Limit”).

 (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Sub Common Stock, each issued share of Merger Sub Common Stock shall be cancelled, and the holders of certificates representing such shares shall cease to have any rights as shareholders of Merger Sub or the Surviving Corporation except such rights, if any, as they may have pursuant to the Business Corporation Law.

1.5	DISSENTERS’ RIGHTS.

Record and beneficial owners of Neffs Common Stock shall be entitled to such dissenter’s rights as provided under Subchapter D of the Business Corporation Law. To exercise such rights, a dissenting shareholder shall be required to adhere to all of the procedures provided under Subchapter D of the Business Corporation Law.

1.6	CERTAIN TERMS.

(a) The term “First Tier Record Holder” shall mean a Record Holder of Neffs Common Stock who holds of record as of the Record Date twenty-five (25) or fewer shares of Neffs Common Stock.

(b) The term “Second Tier Record Holder” shall mean a Record Holder of Neffs Common Stock who holds of record as of the Record Date greater than twenty-five (25) and fewer than one-hundred and one (101) shares of Neffs Common Stock.

(c) The term “Third Tier Record Holder” shall mean a Record Holder of Neffs Common Stock who holds of record as of the Record Date one-hundred and one (101) or more shares of Neffs Common Stock.

(d) The term “Record Holder” shall mean any record holder or holders of Neffs Common Stock who on the Record Date would be deemed, pursuant to Rule 12g-5-1 under the Securities Exchange Act of 1934 and related interpretive guidance issued by the Securities and Exchange Commission, to be a single “person” for purposes of determining the number of record shareholders of Neffs.
(e) The term “Proper Election” shall mean a properly completed election by a Second Tier Record Holder on a form provided to Second Tier Record Holders by the Company to allow them to elect to receive in exchange for shares of Neffs Common Stock held at the Effective Time: (1) the per share Cash Consideration (a “Cash Election”); or (2) shares of Series A Preferred Stock (a “Preferred Stock Election”). Any election made by a Second Tier Record Holder must be made with respect to all shares of record of Neffs Common Stock held by such Second Tier Record Holder. For an election to be a Proper Election, it shall be received by the Company by no later than the date of the meeting of Neffs shareholders to be held for the purpose of considering the proposed Merger (the “Shareholders Meeting”). Second Tier Record Holders shall be entitled to change their election, provided any such change is provided on the proper form and received by the Company no later than the date of the Shareholders Meeting. Any Second Tier Record Holder that is a brokerage, bank or similar entity holding securities on behalf of multiple beneficial holders may make an election on behalf of each such beneficial owner.

(f) The term “Record Date” shall mean the certain date fixed by resolution of the Company’s Board of Directors, which date shall be used to determine the following: (1) the Record Holders entitled to vote on the proposed Merger; and (2) the Record Holders to be classified as First Tier, Second Tier, and Third Tier Record Holders.

(g) The term “Priority Second Tier Record Holders” means a holder of record of NBI Common Stock who held greater than twenty-five (25) and fewer than one-hundred and one (101) shares of Neffs Common Stock on the Priority Record Date.

(h) The term “Priority Record Date” shall mean the date of the adoption of this Merger Agreement by the Neffs Board of Directors.

(i) The term “Merger Consideration” shall mean either the Cash Consideration or shares of Series A Preferred Stock, as the case may be.

(j) The term “Effective Date Record Holder” shall mean a Record Holder of Neffs Common Stock as of the Effective Date of the Merger.

(k) The Effective Date of the Merger shall mean the date on which the Effective Time occurs.

1.7	RESOLUTION OF ISSUES.

Neffs (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Neffs shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of shares held by any Record Holder immediately as of the Record Date and/or the Priority Record Date. All determinations by Neffs under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against Neffs or any other person or entity with respect thereto.

For purposes of this Article I, Neffs may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Neffs Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Record Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares held by any person or persons that Neffs determines to constitute a single Record Holder for purposes of determining the number of shares held by such Holder.

1.8	ARTICLES OF INCORPORATION.

The Articles of Incorporation of Neffs in effect as of the Effective Time, with such amendment as necessary or appropriate to reflect the issuance of the Series A Preferred Stock, shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.9	BYLAWS.

The Bylaws of Neffs in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.10	BOARD OF DIRECTORS OF SURVIVING CORPORATION.

The directors of Neffs immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.11	OFFICERS.

The officers of Neffs immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

ARTICLE II
NEFFS COMMON STOCK CERTIFICATES

2.1	CERTIFICATES HELD BY THIRD TIER RECORD HOLDERS.

From and after the Effective Time, all certificates representing shares of Neffs Common Stock held by any Third Tier Record Holder shall be deemed to evidence the same number of shares of Common Stock of Neffs, as the Surviving Corporation, which they theretofore represented.

2.2	CERTIFICATES HELD BY FIRST AND SECOND TIER RECORD HOLDERS.

From and after the Effective Time and until presented to the Surviving Corporation, all certificates which prior to the Effective Time represented shares of Neffs Common Stock that are held by any First or Second Tier Record Holder shall only evidence the right to receive the Merger Consideration as hereinabove provided. Upon presentation to the Surviving Corporation by a First or Second Tier Record Holder of such certificates formerly representing shares of Neffs Common Stock, the Merger Consideration shall be paid in accordance with the provisions contained in Article I of this Merger Agreement. No interest shall be payable on any Cash Consideration distributable pursuant to this Merger Agreement.

2.3	CERTIFICATES HELD BY POST RECORD DATE HOLDERS

From and after the Effective Time and until presented to the Surviving Corporation, all certificates which prior to the Effective Time represented shares of Neffs Common Stock that are held by any Post Record Date Holder shall only evidence the right to receive shares of Series A Preferred Stock.   Upon presentation to the Surviving Corporation by a Post Record Date Holder of such certificates formerly representing shares of Neffs Common Stock, Series A Preferred Stock shall be issued in accordance with the provisions contained in Article I of this Merger Agreement.

ARTICLE III
GENERAL PROVISIONS

3.1	TERMINATION.

Notwithstanding anything herein to the contrary, the Board of Directors of Merger Sub or the Board of Directors of Neffs at any time prior to the filing of the Articles of Merger with the Pennsylvania Department of State may terminate this Merger Agreement for any reason, including without limitation, if 5% or more of the issued and outstanding shares of Neffs Common Stock shall have dissented to the Merger and preserved the right to pursue their right of appraisal for the fair value of their shares. This Merger Agreement shall be automatically terminated if (i) the shareholders of Neffs fail to approve the Merger and the Merger Agreement at a meeting of shareholders of Neffs to be held on such date as shall be determined by the Board of Directors of Neffs; or (ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to December 31, 2011. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

3.2	COUNTERPARTS.

This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

3.3	GOVERNING LAW.

This Merger Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

3.4	AMENDMENT.

Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Merger Sub or Neffs; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Sub or Neffs, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Sub Common Stock or Neffs Common Stock hereunder other than as contemplated by this Merger Agreement, (ii) alters or change any term of the Series A Preferred Stock, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, Merger Sub and Neffs have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

NBI MERGER SUB, INC.	NEFFS BANCORP, INC.

By: Kevin A. Schmidt	By: John J. Remaley

/s/ Kevin A. Schmidt	/s/ John J. Remaley
President and Chief	President and Chief
Executive Officer	Executive Officer

APPENDIX B

Pennsylvania Business Corporation Law Provisions Related to Dissenters’ Rights

§ 1571. Application and effect of subchapter

(a)
GENERAL RULE.-- Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b)	EXCEPTIONS.--

(1)
Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii)	held beneficially or of record by more than 2,000 persons.

(2)	Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)	(Repealed.)

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)	Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3)
The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)
GRANT OF OPTIONAL DISSENTERS RIGHTS.-- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d)
NOTICE OF DISSENTERS RIGHTS.-- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)
a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)	a copy of this subchapter.

(e)
OTHER STATUTES.-- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)	CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.-- This subchapter may not be relaxed by any provision of the articles.

(g)
COMPUTATION OF BENEFICIAL OWNERSHIP.-- For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)
CROSS REFERENCES.-- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“CORPORATION.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“DISSENTER.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“FAIR VALUE.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“INTEREST.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“SHAREHOLDER.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

(a)
RECORD HOLDERS OF SHARES.-- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)
BENEFICIAL OWNERS OF SHARES.-- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

(a)
GENERAL RULE.-- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)	State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)	Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)
Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)	Be accompanied by a copy of this subchapter.

(b)	TIME FOR RECEIPT OF DEMAND FOR PAYMENT.-- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a)
EFFECT OF FAILURE OF SHAREHOLDER TO ACT.-- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)
RESTRICTION ON UNCERTIFICATED SHARES.-- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)	RIGHTS RETAINED BY SHAREHOLDER.-- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

(a)
FAILURE TO EFFECTUATE CORPORATE ACTION.-- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)
RENEWAL OF NOTICE TO DEMAND PAYMENT.-- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)
PAYMENT OF FAIR VALUE OF SHARES.-- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)
The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)	A statement of the corporation’s estimate of the fair value of the shares.

(3)	A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)
FAILURE TO MAKE PAYMENT.-- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

(a)
GENERAL RULE.-- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)
EFFECT OF FAILURE TO FILE ESTIMATE.-- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

(a)	GENERAL RULE.-- Within 60 days after the latest of:

(1)	effectuation of the proposed corporate action;

(2)	timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)	timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)
MANDATORY JOINDER OF DISSENTERS.-- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)
JURISDICTION OF THE COURT.-- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)
MEASURE OF RECOVERY.-- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)
EFFECT OF CORPORATION’S FAILURE TO FILE APPLICATION.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

 § 1580. Costs and expenses of valuation proceedings

(a)
GENERAL RULE.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)
ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.-- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)
AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.-- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX C

Board of Directors
Neffs Bancorp, Inc.
5629 Pennsylvania Route 873
Neffs, Pennsylvania 18065

Dear Members of the Board,

This letter sets forth Danielson Associates, LLC’s (“Danielson”) opinion as to the fairness of a merger transaction (the “Merger”) designed to reduce the number of Neffs Bancorp, Inc. (“Neffs Bancorp”) common shareholders of record to fewer than 300 persons, as required for termination of registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

At the effective time of the Merger, three tiers of record holders will be created.  First Tier Record Holders will receive $286 in cash (the “Cash Consideration”) from Neffs Bancorp for each share of Common Stock held.  Second Tier Record Holders will have the opportunity to elect to receive $286 in cash for each share of Common Stock held, or one share of newly authorized Series A Preferred Stock.  Third Tier Record Holders will continue to hold the same number of shares of Common Stock.  The terms and conditions of the Merger are more fully described in the Proxy Statement.

In preparing our opinion, Danielson prepared and delivered a valuation report and a going private analysis to the Board of Directors of Neffs Bancorp.  The valuation report valued the common stock in a range from $255 per share to $275 per share, and, in a going private transaction, the range was from $276 per share to $296 per share.

This opinion and our going private analysis did not address the terms of the Series A Preferred Stock, or the fairness of the Merger to shareholders receiving Series A Preferred Stock.  We did note, though, that the Series A Preferred Stock is convertible into Common Stock on a one-to-one ratio in the event of a merger, sale or other change-of control.

In rendering our opinion we have done the following:

❖	Reviewed and analyzed the drafts in substantially final form of the Proxy Statement for the annual meeting of shareholders to approve the Merger.

❖	Reviewed in substantially final form Neffs Bancorp’s 2010 Annual Report on Form 10-K.

❖
Reviewed the audited consolidated financial statements of the Company as of December 31, 2009 and 2008 and the related audited consolidated statements of operations, statements of stockholders equity and statements of cash flows for the fiscal years ended December 31, 2009 and 2008 contained in Neffs Bancorp’s Annual Report on Form 10-K.

❖	Reviewed the Neffs Bancorp’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2010, June 30, 2010 and March 31, 2010.

❖	Reviewed and analyzed other publicly available information regarding Neffs Bancorp.

❖	Reviewed certain non-public information, financial projections and third-party loan reviews, regarding Neffs Bancorp.

❖	Reviewed the reported stock prices and trading activity of Neffs Bancorp common stock.

❖	Reviewed and analyzed certain publicly available information regarding the terms and conditions of the Merger.

❖	Discussed past and current operations, financial condition and future prospects of Neffs Bancorp with senior executives and outside counsel of Neffs Bancorp.

❖
Discussed the valuation of the Pooled Trust Preferred Securities, which were not considered impaired as of December 31, 2010 or the date of this opinion, with senior executives of Neffs Bancorp and reviewed recent third-party valuations of the Pooled Trust Preferred Securities.

❖	Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that we selected as relevant to our analysis.

❖	Conducted other analyses and reviewed other information we considered necessary or appropriate.

❖	Incorporated our assessment of the overall economic environment and market conditions as well as our experience in bank valuations and transactions.

❖	Reviewed the projected cost of and cost savings from SEC deregistration as well as the impact on capital, book value per share, earnings and earnings per share.

In rendering our opinion, we relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts received (“Materials Received”) and outlined above.  Danielson does not assume any responsibility for the accuracy, reasonableness and completeness of the Materials Received.

This opinion is based partly on data supplied to Danielson by the Neffs Bancorp, but it also relied on some public information. All of the data is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed and Danielson did not independently verify.

This opinion is based on conditions as they existed, and the information received, as of the date of this opinion.  Danielson does not have any obligation to update, revise or reaffirm this opinion. Additionally, this fairness opinion does not take into account the sale value of Neffs Bancorp for which there may be a premium associated with a change-of-control.

Danielson’s role as a financial advisor was limited to preparing and presenting a valuation report and a going private analysis; and opining that the Cash Consideration paid in connection with the Merger is fair from a financial point of view to the shareholders of Neffs Bancorp, including both shareholders who receive Cash Consideration and those who remain shareholders of Neffs Bancorp.

Danielson is not recommending how shareholders should vote in regards to the Merger; or how a Second Tier shareholder should vote in electing to receive the Cash Consideration or Series A Preferred Stock; nor is Danielson recommending a price at which shareholders should trade their common stock.  These are decisions for a shareholder, or potential shareholder, to determine after conducting their own independent research and consulting with their own investment advisor.  Additionally, Danielson does not address the underlying business decision of Neffs Bancorp to undertake the Merger.

Danielson has received a portion of its fee for its engagement, and will receive the balance of its fee upon presentation of this opinion.  Our fee is not contingent upon the execution of the Merger.  In the past, Danielson has not performed any other services for Neffs Bancorp and there are no material relationships between Danielson and the Neffs Bancorp.  At the time of issuance, there were no additional services contemplated between Danielson and Neffs Bancorp.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that as of the date hereof the Cash Consideration to be paid in connection with the Merger is fair from a financial point of view to the shareholders of the Neffs Bancorp, including both shareholders who receive Cash Consideration and those who remain shareholders of Neffs Bancorp.

Respectfully submitted,

David G. Danielson
President
Danielson Associates, LLC

APPENDIX D
ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION OF
NEFFS BANCORP, INC.

Pursuant to Sections 1522 and 1915 of the Pennsylvania Business Corporation Law, Neffs Bancorp, Inc. (the “Corporation”) hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation with the Pennsylvania Secretary of State:

1. Article IV of the Articles of Incorporation of the Corporation shall be amended in its entirety by increasing the number of authorized shares of stock as follows:

A.
Authorized Amount.   The total number of shares of capital stock which the Corporation has authority to issue is 3,500,000, of which 1,000,000 shall be serial preferred stock, par value $1.00 per share (hereinafter the “Preferred Stock”), and 2,500,000 shall be common stock, par value $1.00 per share (hereinafter the “Common Stock”). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

B.
Common Stock.   Except as provided in this Article IV (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power of the Corporation shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

C.
Authority of Board to Fix Terms of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

D.
Preemptive Rights. Except as may be provided in a resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of capital stock of the Corporation as such shall have any preemptive or preferential right to purchase or subscribe to any part of any new or additional issue of capital stock of any class whatsoever of the Corporation, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized or issued.

E.
Series A Preferred Stock. The class of shares of preferred stock hereby authorized shall be designated the “Series A Preferred Stock.” The terms, preferences, limitations and relative rights of the Series A Preferred Stock are as follows:

(1)
Rank. The Series A Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the Corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the Corporation, other than any classes or series of equity securities of the Corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights, and rights of liquidation, dissolution or winding up of the Corporation. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the Corporation designated by the Board of Directors. The Series A

Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

(2)	Number of Shares in Series. The number of authorized shares of Series A Preferred Stock shall be 500,000 shares.

(3)
Voting Rights. Holders of Series A Preferred Stock are entitled to vote only (i) as required by law and (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Corporation, or other business combination involving the Corporation, in which the holders of Common Stock are entitled to vote. On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series A Preferred Stock held, and the votes shall be counted cumulatively with those votes cast by holders of the Common Stock, except to the extent approval is required by a separate class under applicable law.

(4)
Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when and if declared by the Board of Directors, and shall receive out of any assets of the Corporation legally available therefore such dividends prior to the payment of any dividends to the holders of the Common Stock and in the same per share amount as paid to holders of Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

(5)
Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of the net tangible book value of the shares of Common Stock determined under generally accepted accounting principals assuming for this purpose that all outstanding shares of Series A Preferred Stock are first converted into shares of Common Stock on a share for share basis; the amount paid per share to the holders of Common Stock; or the sum of $260.21 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock, all other series of duly authorized preferred stock and any other stock ranking on a parity with the Series A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock, share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control (as hereinafter defined) nor any purchase or redemption of stock of the Corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this section E.(5).

(6)	Redemption Rights. None.

(7)
Callability. The Series A Preferred Stock shall be callable in the aggregate at the exclusive option of the Corporation upon written notice to the holders thereof any time after the fifth (5th) anniversary following the date of issuance. For this purpose, all shares of Series A Preferred Stock shall be deemed issued as of the effective time of these articles of amendment. In the event shares of Series A Preferred Stock shall be called pursuant to this Section E.(7), the holders thereof shall have their shares converted into shares of Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock.

(8)
Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control (as hereinafter defined);

provided, however, that such conversion shall be conditioned upon closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this section E.(8), the shares which are converted shall be cancelled and shall not be issuable by this Corporation thereafter.

(9)
Preemptive Rights. Holders of Series A Preferred Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

(10)
Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

(11)	Transfer Rights. A holder of Series A Preferred Stock may transfer the ownership of his or her Series A Preferred Stock, whether by sale, gift, bequest or other legal means of transfer.

(12)	Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

a.	The term “Change of Control” means any of the following:

i.
A purchase or other acquisition by any person, entity or group of persons (within the meaning of section 13 (d) or 14 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any comparable successor provisions), directly or indirectly, which results in the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such person, entity or group of persons equaling 50% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Securities”); excluding, however, (x) any acquisition by the Corporation or any subsidiary or affiliate of the Corporation, and (y) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Corporation or any subsidiary or affiliate of the Corporation;

ii.
A merger, reorganization or consolidation to which the Corporation is a party, or a sale or other disposition of all or substantially all of the assets of the Corporation (each, a “Corporate Transaction”); excluding however, any Corporate Transaction pursuant to which (x) persons who were security holders of the Corporation immediately prior to such Corporate Transaction (solely because of their Voting Securities owned immediately prior to the Corporate Transaction) own immediately thereafter more than 50% of the combined voting power entitled to vote in the election of directors of the then outstanding securities of the Corporation surviving the Corporate Transaction and (y) individuals who constitute the incumbent board of the Corporation will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of the Corporation surviving such Corporate Transaction; or

iii.	Approval by the security-holders of the Corporation of a plan of complete liquidation or dissolution of the Corporation.

b.
The term “parity stock” means all Series A Preferred Stock, and any other class of stock of the Corporation hereafter duly authorized, which ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

c.
The term “junior stock” shall mean the Common Stock and any other class of stock of the Corporation hereafter duly authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up.

(13)	Limitations of Rights. Holders of shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

(14)
Each share of Series A Preferred Stock shall be identical in all respects. When payment of the consideration for which shares of Series A Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

(15)
Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock called by the Corporation pursuant to the provisions hereof, shall not affect the validity of the proceedings for the call of any shares of Series A Preferred Stock.

(16)
The Board of Directors of the Corporation is authorized and shall have the power to construe and uphold the provisions of these Articles of Amendment, including with respect to determining whether a change in Control has occurred.

Preliminary Copy
REVOCABLE PROXY
NEFFS BANCORP INC.
ANNUAL MEETING OF STOCKHOLDERS

_________________, 2011
7:00 P.m., Local Time
_______________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald Miller as proxy holder and Ronald Gildner as alternate proxy holder of the undersigned, with full power of substitution and to act without the other, to vote all of the shares of common stock of Neffs Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in the NOVA Building, 2375 Levans Rd., Coplay, Pennsylvania on _____________, 2011 at 7:00 p.m., local time, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.
The approval of the Plan of Reorganization and Agreement of Merger between Neffs Bancorp, Inc. and NBI Merger Sub, Inc. (the “Merger Agreement”) pursuant to which NBI Merger Sub, Inc., a wholly-owned subsidiary of Neffs Bancorp, Inc., will merge with and into Neffs Bancorp, Inc. (the “Merger”).

FOR	AGAINST	ABSTAIN

☐	☐	☐

Election to receive Cash Consideration or Shares of Series A Preferred Stock
Record shareholders who hold more than 25 but fewer than 101 shares of common stock as of the record date must choose one of the following options. The failure to select an option will result in the receipt of Series A Preferred Stock.

☐	I elect to receive the Cash Consideration in exchange for all shares of common stock held by me at the effective time of the Merger.	☐	I elect to receive shares of Series A Preferred Stock in exchange for all shares of common stock held by me at the effective time of the Merger.

2.
The approval of an amendment to the Articles of Incorporation of the Company to authorize the issuance of 1,000,000 shares of preferred stock, including 500,000 shares of a new class of Series A Preferred Stock to be used in connection with the merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

John J. Remaley, Dean H. Snyder and John F. Sharkey, Jr.

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

4.	The ratification of the appointment of ParenteBeard LLC as independent registered public accounting firm for the year ending December 31, 2011.

FOR	AGAINST	ABSTAIN

☐	☐	☐

5.
The approval of the adjournment of the annual meeting of shareholders if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Agreement.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals set forth above.  If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment.  At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.  This proxy also confers discretionary authority on the proxy holders to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card.  If shares are held jointly, each holder may sign but only one signature is required.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

_____________________________

Important Notice Regarding the Availability of Proxy Materials

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2010 Annual Report of Neffs Bancorp, Inc. are available at http://www.neffsnatl.com/neffsbancorp.html.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.